As filed with the Securities and Exchange Commission on November 9 , 2011
  Registration Statement No. 333 -174831

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO.   4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCRIPSAMERICA, INC.
(Exact Name of Small Business Issuer in its Charter)

Delaware	5122	26-2598594
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

77 McCullough Drive, Suite 7
New Castle, Delaware 19720
(800) 957-7622
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Robert Schneiderman, CEO
ScripsAmerica, Inc.
77 McCullough Drive, Suite 7
New Castle, Delaware 19720
(800) 957-7622
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Fox Law Offices, P.A.

561 NE Zebrina Senda
Jensen Beach, FL 04108
(772) 225-6435

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $.001	5,229,000	$0.20	$1,045,800	$121.42 (3)

(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

(2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a).  Our common stock is not currently trading on any national exchange. Therefore, in accordance with Rule 457, the offering price of $0.20 was determined by the price shares of common stock that we sold in a Regulation S offering that closed in May 2011. The price of $0.20 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

(3) Fee previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and no offer to buy these securities is being solicited in any state where the offer or sale is not permitted.

PRELIMINARY SUBJECT TO COMPLETION, DATED NOVEMBER 9 , 2011

PROSPECTUS

SCRIPSAMERICA, INC.
5,229,000 shares of Common Stock

This prospectus covers the offer and sale of up to 5,229,200 shares of our common stock from time to time by the selling security holders named in this prospectus.  The shares of common stock covered by this prospectus are shares that are held, beneficially and of record, by the selling security holders.  We are not offering any shares of common stock.  The selling security holders will receive all of the net proceeds from sales of the common stock covered by this prospectus.

Our common stock is presently not traded on any national market or securities exchange or in the over-the-counter market.  The sales price to the public of the shares of our common stock offered by the selling security holders under this prospectus is fixed at $0.20 per share until such time as our common stock is quoted on the Over-The-Counter (OTC) Bulletin Board.   Although we intend to request a registered broker-dealer to apply with the Financial Industry Regulatory Authority to have our common stock eligible for quotation on the OTC Bulletin Board, public trading of our common stock may never materialize or, even if materialized, trading may not be sustained. If our common stock is quoted on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling security holders.  To the best of our knowledge, none of the selling security holders are broker-dealers, underwriters or affiliates thereof.

As of November 7, 2011 we had 52,012,680 shares of common stock issued and outstanding and 2,990,252 shares of Series A Preferred Stock issued and outstanding.  The Series A Preferred Stock is convertible into shares of our common stock but issuance and/or resale of such conversion shares are not covered by this prospectus.

INVESTING IN OUR COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.   PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our offices are located at 77 McCullough Drive, New Castle< Delaware  19720.  Our telephone number is (800) 957-7622.  Our website can be found at www.scripsamerica.com.

The Date of This Prospectus Is:  _______ __, 2011

You should rely only on the information contained in this prospectus.  We have not, and the selling security holder has not, authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it.  We are not, and the selling security holder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.     Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus, “ScripsAmerica”, “the Company”, “we”, “us” and “our” refer to ScripsAmerica, Inc., a Delaware corporation, unless the context otherwise requires.

Dealer Prospectus Delivery Obligation

Until _____, 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision   .

About ScripsAmerica, Inc.

We are ScripsAmerica, Inc., a Delaware corporation that was formed on May 12, 2008.  We are a distributor of prescription and over the counter (OTC) pharmaceuticals.

We implement efficient supply chain management on behalf of our clients, from strategic sourcing to delivering niche generic pharmaceuticals to market.  Positioned in the center of the pharmaceutical value chain, we receive purchase orders from pharmaceutical distributors, contract with pharmaceutical packagers and their manufacturers to process orders to the end user’s specifications, and deliver product to a wide range of customers across the health care industry.

Our primary value lies in our growing portfolio of end users to whom we market our services.  For end users such as hospitals and home care agencies, custom packaging such as unit of use can save staff time and cost, as well as eliminate dispensing errors at the pharmacist level.  Further, we maintain a strategic relationship with the largest pharmaceutical distributor in North America, McKesson Corp.  McKesson accounted for 100% of sales for the year ended December 31, 2010 and 93% of our sales for the six months ended June 30, 2011.  We expect McKesson to account for a majority of our sales for the year ending December 31, 2011. Through our relationship with McKesson, we gain access to the end users of our product and services.   We receive purchase orders from McKesson on a weekly basis.  These orders are submitted to McKesson from various kinds of end users, primarily from hospitals, nursing homes and retail outlets.  We fulfill the orders and ship the product to McKesson for further distribution to the end users.  The end users pay McKesson for the product, and McKesson in turn pays us.  McKesson is our most significant customer in terms of providing purchase orders; however, we view the end users as our customers because it is the end users’ needs (and not McKesson’s) that determine our product mix.

In addition to purchase order fulfillment, ScripsAmerica seeks to diversify the Company’s revenue sources by securing FDA approval for and bringing to market so-called Drug Efficacy Study Implementation (“ DESI ”) drugs, while minimizing clinical risk, and by developing rapid melt formulations of vitamins, OTC drugs and certain generic products.  We also plan to acquire pharmaceutical packagers and pharmaceutical manufacturers for a vertical expansion of our business as well.

Principal Executive Offices

Our principal executive offices are located at 77 McCullough Drive, New Castle, Delaware 19720.  Our telephone number is (800) 957-7622 and our fax number is (215) 405-2650.  Our website address is www.scripsamerica.com.  The information on our website is not incorporated by reference into this prospectus and should not be relied upon with respect to this offering.

Recent Developments

On April 1, 2011 we closed on the sale of 2,990,252 shares of our Series A Preferred Stock to a single accredited investor for a purchase price of $1,043,000.  The sale of shares was exempt under Section 4(2) of the Securities Act as an offer and sale not involving a public offering.   As of the date of this prospectus, each share of Series A Preferred Stock is convertible into two shares of our common stock.   The conversion ratio of the Series A Preferred Stock is subject to adjustment (as described below)   The Series A Preferred Stock is paid a dividend at annual rate of 8% of the purchase price, which dividend is paid at the end of each fiscal quarter.   Such dividends are cumulative.   Of the seven members of our board of directors, the holder of the Series A Preferred Stock, as a single class, gets to elect one (1) director to the board and will vote with the common stockholders to four (4) directors (the common stockholders will elect, as a single class, two (2) directors).  The Series A Preferred Stockholder will have approval right over certain corporate actions, namely our liquidation or dissolution, any merger, share exchange or asset sale that results in a change of control, the payment of any dividends or the redemption of stock (except for stock dividends, change of control transaction and termination of employment or service).  The Series A Preferred Stock is convertible into 5,989,680 shares of our common stock (based on a conversion price of $0.1744, which was adjusted as a result of the forward stock split (as described below).  The conversion price of the Series A Preferred Stock will be adjusted for any issuances of stock by us at a price per share less than $0.1744 (subject to certain exemptions such as securities issued under an employee stock option plan or securities issued in business transactions approved by our board).  The Series A Preferred Stock has priority to assets over the common stockholders in the event of a liquidation, dissolution or any merger, share exchange or consolidation in which we are not the surviving entity or there is a change in control of us).  These rights of the Series A Preferred Stockholder continue until all of the shares of Series A Preferred Stock are converted into our common stock.

We granted the Series A Preferred Stockholder demand and piggyback registration rights.  The demand registration rights will continue until the earlier of five (5) years or 180 days after we have an underwritten initial public offering of our capital stock.  Additionally, we cannot grant demand registration rights to any other person without the prior written consent of the Series A Preferred Stockholder.   We can grant piggyback registration rights so long as such rights are not greater than the Series A Preferred Stockholder’s piggyback registration rights.  The registration rights will terminate upon the earlier of (i) the sale of the company, (ii) the date on which the Series A Preferred Stockholder can sell all of his shares under Rule 144 or another similar exemption under the Securities Act without limitation during a three-month period without registration; or (iii) the first anniversary of an underwritten initial public offering of our capital stock.

In connection with the sale and issuance of the Series A Preferred Stock, our three largest common stockholders, who are our Chief Executive Officer, Chief Financial Officer and our former Executive Vice President, entered into a Right of First Refusal and Co-Sale Agreement with us and the Series A Preferred Stockholder.  Under this agreement, we and the Series A Preferred Stockholder have a right of first refusal with respect to a transfer of shares of common stock by any of our current CEO and CFO and/or our former Executive Vice President.  This right of first refusal does not apply to a transfer that is (i) done for estate planning purposes or (ii) a pledge of stock as security for a debt for which the large common stockholder is personally liable.

On April 15, 2011, we had a forward two-for-one stock split.  In addition, as a result of the forward stock split, we adjusted the conversion price of the Series A Preferred Stock to $0.1744 (reduced from $0.3488).

In April 2011, we sold 5,200,000 shares of our common stock to four purchasers for an aggregate purchase price of $176,000.  Each of the purchasers was a corporation formed outside of the United States with a business address located outside of the United States. This transaction was exempt from the registration provisions of the Securities Act pursuant to Regulation S as an offshore transaction with non-U.S. persons (as such term is defined in Rule 902 of Regulation S).  As of November 7 , 2011, the Company has received $5,200 toward the purchase price of $176,000.  The Company expects to receive the remaining balance cash for these shares within the next six months.

In May 2011, we sold 28,000 shares of our common stock to 56 purchasers for an aggregate purchase price of $5,600.  Each of the purchasers was a non-U.S. citizen with a residence address located outside of the United States. This transaction was exempt from the registration provisions of the Securities Act pursuant to Regulation S as an offshore transaction with non-U.S. persons (as such term is defined in Rule 902 of Regulation S).

On June 4, 2011, we entered into a consulting agreement with Sarav Patel, pursuant to which Mr. Patel will assist us in developing our supply chain management business by introducing and promoting us with private sector out-patient surgery centers, hospitals and other health care facilities.  Mr. Patel will set up direct access for us to present our products, make presentations, and coordinate meetings with potential end users.  For his services under this agreement, we issued 100,000 shares of our common stock, valued at $10,000, which valuation was determined by our board of directors.  These shares are restricted and are not covered by this prospectus.  The consulting agreement with Mr. Patel is for a one year term that will renew automatically each year unless terminated by us or Mr. Patel.  Mr. Patel owns and operates Marlex Pharmaceuticals.

On June 6, 2011, we entered into a consulting agreement with Lincoln Associates, Inc. pursuant to which Lincoln Associates will assist us in developing our supply chain management business by introducing and promoting us with military out-patient surgery centers, military hospital and other health care facilities, including the Veterans Administration facilities, and Department of Defense (D.O.D.) health care facilities, including D.O.D.’s stock pile drug program.  Lincoln Associates will set up direct access for us to present our products, make presentations, and coordinate meetings with potential end users.  For their services under this agreement, we issued 50,000 shares of our common stock, valued at $5,000, which valuation was determined by our board of directors.  These shares are restricted and are not covered by this prospectus.  The consulting agreement with Lincoln Associates is for a one year term that will renew automatically each year unless terminated by us or Lincoln Associates.

On July 21, 2011, we entered into an agreement with Curing Capital Inc. to assist us to raise up to $17,000,000 and to provide us with financial advisory services.  This is a non-exclusive arrangement.  Upon signing this agreement, we issued to Curing Capital 104,000 shares of our common stock.  Curing Capital has agreed to hold such shares for 12 months.  In addition, for any investment in us made by an investor introduced to us by Curing Capital, we will pay a cash fee at the closing of such investment.  The cash fee is based on the net amount invested.  Such fee will range from $81,388 for any investment of $1,000,000 or less to as much as $1,254,771 for an investment of more than $14,000,000 but less than $17,000,000, plus $79,902 for each $1,000,000 above $17 million.  This letter agreement with Curing Capital has a term of 120 days and may be cancelled by either party upon 30 days’ notice.

In June 2011, we added Cardinal Health, Curtis Pharmaceuticals and the United States Veterans Administration as our customers.  These customers accounted for approximately 7% of our sales for the six months ended June 30, 2011.

SUMMARY FINANCIAL DATA

The following tables summarize the financial data for our business. You should read this summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, all included elsewhere in this prospectus.

We derived the statements of income data for the years ended December 31, 2009 and 2010 and the balance sheet data as of December 31, 2009 and 2010, from our audited financial statements included elsewhere in this prospectus.  Our historical results are not necessarily indicative of the results that may be expected in the future.

	For the Year Ended	For the Year Ended	For the Six Months Ended
	December 31, 2010 (Audited)	December 31, 2009 (Audited)	June 30, 2011 (Unaudited)	June 30, 2010 (Unaudited)

Net Sales	$3,221,320	$--	$3,416,328	$866,837

Gross Profit	$677,399	$--	$938,815	$121,566

Total Operating Expenses	$360,900	$(25,599)	$795,516	$6,250

Net (Loss) Income	$127,072	$16,090	$(11,763)	$67,493

Earnings Per Common Share – Basic and Diluted	$--	$--	$--	$--

BALANCE SHEET DATA:	As of December 31, 2010 (Audited)	As of December 31, 2009 (Audited)	As of June 30, 2011 (Unaudited)

Cash	$171,898	$503	$598,761

Working Capital	$55,895	$56,503	$1,079,111

Notes payable – related parties	$60,000	$--	$80,000

Total Current Liabilities	$428,310	$--	$754,689

Stockholders’ equity	$264,895	$63,803	$245,111

The Offering

Shares of common stock being registered	5,229,000 shares of our common stock offered by selling security holders

Total shares of common stock outstanding as of the date of this prospectus	52,012,680

Total proceeds raised by us from the disposition of the common stock by the selling security holders or their transferees	We will not receive any proceeds from the sale of shares by the selling security holders

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, the development of the market for our products and the acceptance of our products in these markets, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

This prospectus contains industry data and other statistical information regarding packaging, distribution and sales and marketing services for the pharmaceutical industry that we obtained from independent publications, government publications, press releases, reports by market research firms or other published independent sources. Although we believe these sources are reliable, we have not independently verified their data.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and its subsidiary not to the selling stockholders.

Risk Related to Our Company

We have a limited operating history as a company and in drug development and, therefore, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls.   We have a limited operating history from which to evaluate our business.  We also plan to expand our business to include drug development, primarily bringing to market so-called DESI drugs and by developing rapid melt formulations of vitamins and OTC drugs.  Our failure to successfully bring DESI drugs to market and/or rapid melt formulations would have a material adverse effect on our ability to continue operating. Accordingly, our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in an early stage of development. We may not be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

Because of this limited operating history and because of the emerging nature of our drug development programs, our historical financial data is of limited value in estimating future operating expenses and future cash flow. Our budgeted expense levels are based in part on our expectations concerning future revenues.  However, our ability to generate the needed levels of revenues depends largely on our ability to be successful in our DESI drug and rapid melt drug development.  Moreover, even if we successfully get FDA approval for a DESI drug or a rapid melt drug formulation, the size of any future revenues depends on the market acceptance of such drugs we develop, which is difficult to forecast accurately.

Our quarterly and annual expenses are likely to increase substantially over the next several years depending upon the level of drug development activities. Our operating results in future quarters may fall below expectations. Any of these events could adversely impact our business prospects and make it more difficult to raise additional equity capital at an acceptable price per share.

Disruptions in our supply chain or among other companies providing services to us could adversely affect our ability to fill purchase orders, which would have a negative impact on our financial performance.  The failure of a single source in the supply chain would cause only minor delays in our ability to fill purchase orders.  In the event of a supply gap, we would either procure product in the market, if available at a reasonable cost, or work with other sources to formulate the drug in question.  Such fixes to the supply gap would cause delay of shipment and increase costs, both of which would have negative impact on our profitability and our results of operations.

We have significant credit and sales concentration as we only have one main customer.  Substantial defaults in payments by such customer, a material reduction in purchases or the loss of such customer as a customer could have a material adverse impact on ScripsAmerica’s financial condition, results of operations, and liquidity.  McKesson accounted for 100% of our sales for the year ended December 31 2010, and 93% of our sales for the six months ended June 30, 2011.  At present, McKesson is our most customer and they provide us access to the end users of our products and services.  As a result, our sales and credit concentration is significant.  In the event that McKesson experiences difficulties that would result in its default on payments due to us, a material reduction in purchase orders, or a termination of the relationship, our operations may come to a halt until we established an equivalent relationship with another large distributor or increase our sales with our other customers (Cardinal Health, Curtis Pharmaceuticals and the U.S. Veterans Administration).  Development of additional distributor relationships for risk diversification purposes will be a focus for us as we expand our operations.

We do not have any written contracts with McKesson or other customers.  This allows such customers to use other companies instead of us which may negatively impact on our sales.  Because we do not have any written contracts with McKesson or with our other customers, McKesson and our other customers are free to forward requests for custom packaging from end users to other supply chain companies or to repackagers directly.  If McKesson began to use competing companies instead of us, our sales would decrease significantly,

Competition from horizontal and vertical markets involved in pharmaceutical distribution business may erode our profit.  Our distribution arm faces competition, both in price and service, from national, regional, and local full-line, short-line, and specialty wholesalers, service merchandisers, self-warehousing chains, manufacturers engaged in direct distribution, and large payor organizations. In addition, competition exists from various other service providers and from pharmaceutical and other healthcare manufacturers (as well as other potential customers) which may from time to time decide to develop, for their own internal needs, supply management capabilities that would otherwise be provided by us. Price, quality of service, and in some cases convenience to the customer are generally the principal competitive elements in this segment.

Any acquisitions of technologies, products and businesses that we may acquire to expand or complement our business may be difficult to integrate, could adversely affect our relationships with key customers, and/or could result in significant charges to earnings as well potential dilution to existing stockholders. One element of our business strategy is to identify, pursue and consummate acquisitions that either expand or complement our business.  Integration of acquisitions entails a number of risks including the diversion of management’s attention to the assimilation of the operations of acquired businesses; difficulties in the integration of operations and systems; the realization of potential operating synergies; the retention of the personnel of the acquired companies; accounting, regulatory or compliance issues that could arise; challenges in retaining the customers of the combined businesses; and a potential material adverse impact on operating results.  If we are not able to successfully integrate our acquisitions, we may not obtain the advantages and synergies that the acquisitions were intended to create, which may have a material adverse effect on our business, results of operations, financial condition and cash flows, our ability to develop and introduce new products and the market price of our stock. In addition, in connection with acquisitions, we could experience disruption in our business, technology and information systems, customer or employee base, including diversion of management’s attention from our continuing operations. There is also a risk that key employees of companies that we acquire or key employees necessary to successfully commercialize technologies and products that we acquire may seek employment elsewhere, including with our competitors. Furthermore, In addition, we will require additional financing in order to fund future acquisitions, which may or may not be attainable.  In addition, if we acquire businesses or products, or enter into other significant transactions, we expect to experience significant charges to earnings for merger and related expenses. These costs may include substantial fees for investment bankers, attorneys, accountants and financial printing costs and severance and other closure costs associated with the elimination of duplicate or discontinued products, operations and facilities. Charges that we may incur in connection with acquisitions could adversely affect our results of operations for particular quarterly or annual periods.  Finally, we may use shares of our common stock to finance some or all of the purchase price of an acquisition, which may result in a downward trend in our stock price, especially if our results of operations are negatively impacted by such acquisition(s).

We could suffer reputational and financial damage in the event of product recalls.  We may be held liable if any product we develop or market causes illness or injury or is found otherwise unsuitable.  In addition to any reputational damage we would suffer, we cannot guarantee that our supplier’s product liability insurance would fully cover potential liabilities.  However, we are named as an additional insured on the product liability insurance policies of our suppliers.     In the event of litigation, any adverse judgments against us would have a material adverse effect on our financial condition, including our cash balances, and results of operations.

 Our ability to operate effectively could be impaired if we were to lose the services of our key personnel, or if it were unable to recruit key personnel in the future.  Our near-term success will depend to a significant extent on the skills and efforts of Robert Schneiderman and Jeffrey Andrews.  The Company plans to enter into employment agreements with Messrs. Schneiderman, and Andrews in the coming months.  In June 2011, upon recommendation of our board of directors, Mr. Schneiderman began to receive a monthly salary of $10,000 and Mr. Andrews began to receive a monthly salary of $15,000.  While the addition of these salaries will increase our general and administration expenses by approximately $300,000 annually, the Company expects to generate sufficient liquidity from operational cash flow due to continued sales growth and reduction in interest expenses.  Estimated cash flow from operations will be sufficient to adsorb this incremental increase in wages provided that sales continue to grow each quarter at a minimum rate of approximately 2% to 4%, which is what we expect.  Even if sales do not grow as expected, if sales are at a minimum volume level of approximately $1.9 million (about $200,000 above the Company’s 2011 quarterly sales), the Company will generate enough liquidity from operations to support the compensation agreements.  Liquidity will also improve in the second half of fiscal year 2011 as the Company becomes less reliant on factoring its receivables and will incur less factoring fees, decreasing interest expense by approximately $40,000 to $50,000.  For the six months ended June 30, 2011, the Company recorded an operating loss of approximately $28,000, but this loss included non cash expenses of approximately $149,000.  Also included in our general and administrative expenses for the six months ended June 30, 2011 are expenses paid for salaries of approximately $82,000, for the second half of fiscal year 2011 salary expense for Messrs. Schneiderman and Andrews would be approximately $150,000 an incremental increase of approximately $68,000.  Should our quarterly sales not continue to grow as expected or go below the approximately $1.9 million and the Company does not reduce factoring fees operational cash flow may not be able to support this incremental expense and other sources of funding would be required and there is no guarantee that funding can be raised.  These employment agreements do not assure the services of such personnel as employees may voluntarily terminate their employment with us at any time.  The loss of one or more current key employees could have a material adverse effect on our business even if replacements were hired.  Our success also depends on its ability to attract and retain additional qualified employees in the future.  Competition for such personnel is intense, and we will compete for qualified personnel with numerous other employers, many of whom have greater financial and other resources than the Company does.  Our plans to incentivize employees to engage in a long-term relationship with the Company through awarding equity as part of overall compensation.

We may not successfully manage any growth that we may experience through the potential acquisitions we are evaluating, which may result in poor results of operations and may harm our growth.  Our future success will depend upon not only product development but also on the expansion of our pharmaceutical supply chain management business and the effective management of any such growth, which will place a significant strain on our management and on our administrative, operational, and financial resources.  To manage any such growth, we will need to integrate into our existing new facilities, employees and operational, financial and management systems.  For such integration to be done successfully, our management will need to devote its resources and time to the process.  That focus may draw management’s attention from other aspects of the business, such as revenue trends, expense management and/or strategic decisions.  If we are unable to manage our growth effectively, our business and results of operations would be harmed as our growth could be adversely affected by such mismanagement.

Risks Related to Our Industry

Changes in the U.S. healthcare environment could have a material adverse impact on our results of operations.  In recent years, the U.S. healthcare industry has changed significantly in an effort to reduce costs. These changes include increased use of managed care, cuts in Medicare and Medicaid reimbursement levels, consolidation of pharmaceutical and medical-surgical supply distributors, and the development of large, sophisticated purchasing groups. Some of these changes, such as adverse changes in government funding of healthcare services, legislation or regulations governing the delivery or pricing of pharmaceuticals and healthcare services or mandated benefits, may cause healthcare industry participants to reduce the amount of our products and services they purchase or the price they are willing to pay for our products and services. Changes in the healthcare industry’s or our pharmaceutical suppliers’ pricing, selling, inventory, distribution or supply policies or practices could also significantly reduce our revenues and net income.  Healthcare and public policy trends indicate that the number of generic drugs will increase over the next few years as a result of the expiration of certain drug patents. While this is expected to be a positive development for us, changes in pricing of certain generic drugs could have a material adverse impact on our revenues and our results of operations.

Regulation of our distribution business could impose increased costs, delay the introduction of new products, which could negatively impact our business.  The healthcare industry is highly regulated. As a result, we and our suppliers and distributor are subject to various local, state and federal laws and regulations, which include the operating and security standards of the Drug Enforcement Administration (DEA), the FDA, various state boards of pharmacy, state health departments, the HHS, CMS, and other comparable agencies. The process and costs of maintaining compliance with such operating and security standards could impose increased costs, delay the introduction of new products and negatively impact our business.  For example, there have been increasing efforts by various levels of government agencies, including state boards of pharmacy and comparable government agencies, to regulate the pharmaceutical distribution system in order to prevent the introduction of counterfeit, adulterated and/or mislabeled drugs into the pharmaceutical distribution system. Certain states have adopted or are considering laws and regulations that are intended to protect the integrity of the pharmaceutical distribution system, while other government agencies are currently evaluating their recommendations.  In addition, the U.S. Food and Drug Administration (“FDA”) Amendments Act of 2007, which went into effect on October 1, 2007, requires the FDA to establish standards and identify and validate effective technologies for the purpose of securing the pharmaceutical supply chain against counterfeit drugs. These standards may include any track-and-trace or authentication technologies, such as radio frequency identification devices and other similar technologies. These pedigree tracking laws and regulations could increase the overall regulatory burden and costs associated with our pharmaceutical distribution business, and would have a material adverse impact on our operating expenses and our results of operations.

Our initial drug candidate for the DESI program may not successfully complete clinical trials required for commercialization, and as a result our business may not grow as much as we expect, which could have an adverse effect on our stock price.   To obtain regulatory approvals needed for the sale of our initial drug candidate for the DESI drug program, we must submit an Abbreviated New Drug Application (ANDA) for our initial DESI drug candidate.  Preparing for a DESI drug ANDA filing requires an assessment study, which entails a review of the information on the drug of choice, as it exists in the public domain, often from a period of dozens of years.  We must identify any gaps in the in the available safety and efficacy data and decide what additional studies may be necessary, along with their cost and duration. If additional clinical trials need to be conducted, they will be designed to close existing gaps in the data required for ANDA submission.  If we need to submit clinical trials, they tend to be lengthy and expensive. They require adequate supplies of drug substance and sufficient patient enrollment.  Even if we successfully complete a clinical trial for our initial drug candidate for the DESI program, we may not receive FDA approval or some other third party (such as the DESI drug’s manufacturer) may obtain FDA approval for such DESI drug before we do.   In addition, since the start of the DESI drug program, approximately 65% of drug candidates have been found to be effective Changes in regulatory policy or additional regulations adopted during product development and regulatory review of information we submit could also result in delays or rejections.  If we do not receive FDA approval of our initial drug candidate for the DESI drug program, our business may not grow as much as we anticipate and our stock price could therefore be negatively affected.

Risks Related to Our Stock

We may need to raise additional capital by sales of our common stock, which may adversely affect the market price of our common stock and your rights in us may be reduced.  We expect to continue to incur product development and selling, general and administrative costs, and as well as funding for potential acquisitions.  In order to satisfy our funding requirements we may consider issuing additional debt or equity securities.   We are currently evaluating two acquisitions for which we would need to raise approximately $12 million to complete.   If we issue equity or convertible debt securities to raise such additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses and potentially lower our credit ratings. We may not be able to market such issuances on favorable terms, or at all, in which case, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements.

There is currently no public market for our shares and if such a market materializes, our stockholders may still not be able to resell their shares at or above the price at which they purchased their shares.    There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to apply for admission to quotation of our securities on the OTC Bulletin Board after this prospectus is declared effective by the SEC.  If for any reason our common stock is not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so.  No market makers have committed to becoming market makers for our common stock and none may do so.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.  Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state.  If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

Our board of directors has the power to designate a series of preferred stock without shareholder approval that could contain conversion or voting rights that adversely affect the voting power of holders of our common stock and may have an adverse effect on our stock price.  Our Certificate of Incorporation provide for the authorization of 10,000,000 shares of “blank check” preferred stock.  Pursuant to our Certificate of Incorporation, our Board of Directors is authorized to issue such “blank check” preferred stock with rights that are superior to the rights of stockholders of our common stock, at a purchase price then approved by our Board of Directors, which purchase price may be substantially lower than the market price of shares of our common stock, without stockholder approval.  In March 2011, our Board of Directors authorized 2,990,252 shares of Series A Preferred Stock for a private placement of such shares for an aggregate purchase price of $1,043,000.  Though we currently do not have any plans to issue any additional shares of preferred stock, such issuance could give the holders of such preferred stock voting control of the Company which would have a negative effect on the voting power of the holders of our common stock and may cause our stock price to decline.

The sale of shares of common stock issuable upon the conversion of our outstanding shares of our Series A Preferred Stock could have a negative impact on the market price of our stock if sold.  We have 2,990,252 shares of Series A Preferred Stock that are convertible into 5,980,504 shares of common stock (representing approximately 10.5% of the outstanding stock on a fully diluted basis).  On October 1, 2011, the shares of common stock issuable upon the conversion of the Series A Preferred Stock may be sold to the public under Rule 144 (subject only to the volume limitations of Rule 144(d)).  If our common stock does not trade with large enough share volume, the sales of the common stock issued upon the conversion of the Series A Preferred Stock may cause the price of our stock to drop significantly.  Additionally, the holder of the Series A Preferred Stock has registration rights for the shares of common stock issuable upon the conversion of the Series A Preferred Stock.  If the Series A Preferred stockholder exercises such registration rights, such stockholder could sell a large number of shares of our common stock which could cause a significant drop in our stock price.

The outstanding shares of our Series A Preferred Stock are entitled to rights and privileges in regard to distribution of assets and protective provisions which may result in actions adverse to the holders of our common stock.  So long as there are shares of Series A Preferred Stock outstanding, the holders of such security are entitled to an annual dividend of 8% of the original purchase price, as well as priorities to our distribution of cash and other assets.  The holder of Series A Preferred Stock also has veto power over certain corporate matters, such as redeeming or repurchasing capital stock or any merger, consolidation or share exchange that would result in a change of control.  The rights of the Series A Preferred Stockholder will continue until all of the shares are converted into our common stock (either voluntarily or upon an underwritten IPO in which we have gross proceeds of at least $25 million and a price per share of at least $0.872).  The holder of such rights of the Series A Preferred Stock may have interests adverse to the common stockholders and the exercise of such rights may have a negative impact on the value of our common stock or the amount of cash or other assets our common stockholders may receive in connection with a distribution or merger, consolidation or share exchange.

Our principal shareholders have significant voting power and may take actions that may not be in the best interest of our other shareholders, who will have no influence over shareholder decisions.  Robert Schneiderman, our Chief Executive Officer and a director, and Steve Urbanski, our former Executive Vice President and director, each own 19, 960,000, and together they own approximately 77% of the outstanding shares of our common stock.  Messrs. Schneiderman and Urbanski have the ability to exert virtual control over all matters requiring approval of our shareholders, including the election and removal of directors and the approval of mergers or other business combinations (in each case subject to the rights of the Series A Preferred Stockholder as long as there are any such shares outstanding).  This concentration of control could be disadvantageous to other shareholders whose interests are different from those of Messrs. Schneiderman and Urbanski.  Although there is no voting arrangement between Messrs. Schneiderman and Urbanksi, this concentration of ownership, nonetheless, may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover, or other business combination involving us, or discouraging a potential acquirer from making a tender offer, or otherwise attempting to obtain control of us or our business, even if such a transaction would benefit other shareholders.

We do not intend to pay dividends for the foreseeable future except to the Series A Preferred Stockholder.    We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future.  Except for any dividends owed to the holder of our Series A Preferred Stock, we anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Our common stock is expected to be considered “a penny stock” and, as a result, it may be difficult to trade a significant number of shares of our common stock.    The Securities and Exchange Commission (“SEC”) has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions.  When our common stock becomes eligible for quotation on the OTC markets (such as the bulletin board), we expect the market price of our common stock to be less than $5.00 per share.  As a result of our prior private placements and our forward stock split, we have increased the number of shares outstanding by almost three-fold.  Consequently, when our common stock becomes eligible for quotation on the OTC markets it is likely that the market price for our common stock will remain less than $5.00 per share for the foreseeable future and, therefore, may be a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors hereunder to sell their shares. In addition, because we are seeking to have our common stock trade on the OTC markets, investors may find it difficult to obtain accurate quotations of the stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders.

 DETERMINATION OF OFFERING PRICE

Our common stock is presently not traded on any national market or securities exchange or in the over-the-counter market.  As there is no existing public market for our securities, the shares offered for resale hereunder by the selling security holders must initially be offered at a fixed price.

The sales price to the public of the shares of our common stock offered by the selling security holders under this prospectus is fixed at $0.20 per share until such time as our common stock is quoted on the Over-The-Counter (OTC) Bulletin Board and a public market exists for our common stock.   This fixed sales price was determined by using the most recent price paid in cash that we received for our stock, which was the price in our Regulation S offering to the selling security holders as described below in the “Selling Security Holders” section. We expect that the selling security holders will offer their stock in lots of at least 100 shares at the fixed price set forth in the Amendment.   It is uncertain, however, how much demand there will be for these shares prior to the commencement of the public trading market.

SELLING SHAREHOLDERS

The following table sets forth the name of the selling shareholders, the number of shares of common stock owned, the number of shares of common stock registered by this prospectus and the number and percent of outstanding shares that the selling shareholder will own after the sale of the registered shares, assuming all of the shares are sold.  The information provided in the table and discussions below has been obtained from the selling shareholder.  As used in this prospectus, “selling shareholder” includes donees, pledges, transferees or other successors in interest selling shares of our common stock received from the named selling shareholder as a gift, pledge, distribution or other non-sale related transfer.  Within the past three years, none of the selling security holders has held any position, office, or other material relationship with us or any of our predecessors or affiliates.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Exchange Act.  Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.  As of November 7 , 2011, there were 52,012,680 shares of our common stock issued and outstanding.

Beneficial Ownership of Common Stock Prior to this Offering			Number of Shares to be Sold	Beneficial Ownership of Common Stock after this Offering
Selling Shareholder	Number of Shares	Percent of Class	Under this Prospectus (1)	Number of Shares (2)	Percent of Class (3)
Baypointe Investments Ltd. (4)	1,300,000	2.5%	1,300,000	0	--
Burnt Rock Investments Ltd. (5)	1,300,000	2.5%	1,300,000	0	--
Blue Shade Inc. (6)	1,300,000	2.5%	1,300,000	0	--
Harvest Enterprises Limited (7)	1,300,000	2.5%	1,300,000	0	--

Beneficial Ownership of Common Stock Prior to this Offering			Number of Shares to be Sold	Beneficial Ownership of Common Stock after this Offering
Selling Shareholder	Number of Shares	Percent of Class	Under this Prospectus (1)	Number of Shares (2)	Percent of Class (3)
Zahid Abdullatif Apt. 33 7030 Ch. De La Cote-Saint Luc Montreal, Quebec H4V 1J3 Canada	500	*	500	0	--
Marc Aboaf 21 Har Rotem Street 44539 Kear Saba Israel	500	*	500	0	--
Claude N. Allard 2 Willow Cresc Orangeville, Ontario L9V 1A5 Canada	500	*	500	0	--
Lori Dawn Allard 2 Willow Crescent Orangeville, Ontario L9V 1A5 Canada	500	*	500	0	--
Arnel Asube 30 Halldorson Avenue Aurora, Ontario L4G 7Z1 Canada	500	*	500	0	--
Rachelle Bat-Amy 55 Russell Avenue Ottawa, Ontario K1N TW9 Canada	500	*	500	0	--
Karen Bell 1614 Avonmore Square Pickering, Ontario Canada L1V 7H4	500	*	500	0	--
Charles Benedek 5659 Av Jellico Cote Saint-Luc, Quebec H4W 1Z5 Canada	500	*	500	0	--
Naomi Berkowitz 5755 Leger Cote-Saint-Luc, Quebec H4W 2E8 Canada	500	*	500	0	--
Robert Biancolin 77 Castlewood Road Toronto, Ontario M5N 2L3 Canada	500	*	500	0	--
Iola Biancolin 77 Castlewood Road Toronto, Ontario M5N 2L3 Canada	500	*	500	0	--
Layla Biancolin Apt. 804 135 George St. South, Toronto, Ontario M5A 4E8 Canada	500	*	500	0	--

Beneficial Ownership of Common Stock Prior to this Offering			Number of Shares to be Sold	Beneficial Ownership of Common Stock after this Offering
Selling Shareholder	Number of Shares	Percent of Class	Under this Prospectus (1)	Number of Shares (2)	Percent of Class (3)
Maurice Biancolin Apt. 804 135 George St. South, Toronto, Ontario M5A 4E8 Canada	500	*	500	0	--
Dimitrios Catsiliras 241 Westwood Avenue Toronto, Ontario M4J 2H3 Canada	500	*	500	0	--
Morris Chaikelson 4950 Ponsard Avenue Montreal, Quebec H4W 2A5 Canada	500	*	500	0	--
Roberto Ciancibello 50 Old Mill Road, GLA-6, Oakville, Ontario, L6J 7W1 Canada	500	*	500	0	--
Louise Clement 2293 Avenue D'Oxford Montreal, Quebec H4A 2X7 Canada	500	*	500	0	--
Leonard Cohen Apt. 29 7030 Ch. De La Cote-Saint-Luc Montreal, Quebec H4V 1J3 Canada	500	*	500	0	--
Rosario Cojuangco 30 Halldorson Avenue Aurora, Ontario L4G 7Z1 Canada	500	*	500	0	--
Lucinda Daly 900 - 150 Ferrand Drive Toronto, Ontario M3C 3E5 Canada	500	*	500	0	--
Avraham Einhoren 750 Bay Street Toronto, Ontario M5G 1N6 Canada	500	*	500	0	--
Oher Einhoren 6 Joe Amar Street Kefar-Saba, Israel	500	*	500	0	--
Menahem Einhoren Am Bergfried 1 Langen Germany 63225	500	*	500	0	--
Naama Einhoren 750 Bay Street Toronto, Ontario M5G 1N6 Canada	500	*	500	0	--
Robert Gold 900 - 150 Ferrand Drive Toronto, Ontario M3C 3E5 Canada	500	*	500	0	--
Alpha Huynh 4118 Sunset Valley Court Mississauga, Ontario L4W 3L5 Canada	500	*	500	0	--
Linh Tu Huynh 4118 Sunset Valley Court Mississauga, Ontario L4W 3L5 Canada	500	*	500	0	--

Beneficial Ownership of Common Stock Prior to this Offering			Number of Shares to be Sold	Beneficial Ownership of Common Stock after this Offering
Selling Shareholder	Number of Shares	Percent of Class	Under this Prospectus (1)	Number of Shares (2)	Percent of Class (3)
Mai Huynh 4118 Sunset Valley Court Mississauga, Ontario L4W 3L5 Canada	500	*	500	0	--
Sinh Huynh 4118 Sunset Valley Court Mississauga, Ontario L4W 3L5 Canada	500	*	500	0	--
Van Tu Huynh 4118 Sunset Valley Court Mississauga, Ontario L4W 3L5 Canada	500	*	500	0	--
Xuan Thi Huynh 4118 Sunset Valley Court Mississauga, Ontario L4W 3L5 Canada	500	*	500	0	--
Yome Huynh 4118 Sunset Valley Court Mississauga, Ontario L4W 3L5 Canada	500	*	500	0	--
Gerald Issenman 225 Stanstead Avenue Montreal, Quebec H3R 1X4 Canada	500	*	500	0	--
Elisa Maguolo Via Chiarin 101b Campalto, Venezia Italy	500	*	500	0	--
Shari McMaster 601 - 130 Bloor Street West Toronto, Ontario M5S 1N5 Canada	500	*	500	0	--
Jodi Parnass 32 Stephenson Dollard des Ormeaux, Quebec H9A 2V9 Canada	500	*	500	0	--
Paul Rubin 402-3495 Du Musee Montreal, Quebec H3G 2C8 Canada	500	*	500	0	--
Binh Quach 1568 Princelea Place Mississauga, Ontario L5M 3P2 Canada	500	*	500	0	--
Cuc Quach 1568 Princelea Place Mississauga, Ontario L5M 3P2 Canada	500	*	500	0	--
Pat Rubin 402-3495 Du Musee Montreal, Quebec H3G 2C8 Canada	500	*	500	0	--

Beneficial Ownership of Common Stock Prior to this Offering			Number of Shares to be Sold	Beneficial Ownership of Common Stock after this Offering
Selling Shareholder	Number of Shares	Percent of Class	Under this Prospectus (1)	Number of Shares (2)	Percent of Class (3)
Stephen Smith 755 Leger Cote-Saint-Luc, Quebec H4W 2E8 Canada	500	*	500	0	--
Cheryl Stoyanovski 1673 Pepperwood Gate Pickering, Ontario L1X 2G1 Canada	500	*	500	0	--
Tom Stoyanovski 1673 Pepperwood Gate Pickering, Ontario L1X 2G1 Canada	500	*	500	0	--
Jeff Suissa 32 Stephenson Dollard des Ormeaux, Quebec H9A 2V9 Canada	500	*	500	0	--
Chu Thai 4118 Sunset Valley Court Mississauga, Ontario L4W 3L5 Canada	500	*	500	0	--
Andrew Thomas 2559 Burnford Trail Mississauga, Ontario L5M 5E3 Canada	500	*	500	0	--
Paul Thomas 24 Wellesley St. W. Suite 2110 Toronto, Ontario M4Y 2X6 Canada	500	*	500	0	--
Ronald Thomas 350 Doon Valley Drive Unit 7B Kitchener, Ontario L5M 3P2 Canada	500	*	500	0	--
Shirley Thomas 350 Doon Valley Drive Unit 7B Kitchener, Ontario L5M 3P2 Canada	500	*	500	0	--
Shizuka Thomas 2559 Burnford Trail Mississauga, Ontario L5M 5E3 Canada	500	*	500	0	--
Sherri Trager 225 Stanstead Avenue Montreal, Quebec H3R 1X4 Canada	500	*	500	0	--
Lorne Wolf 2567 Bedford Montreal, Quebec H35 1E8 Canada	500	*	500	0	--

Beneficial Ownership of Common Stock Prior to this Offering			Number of Shares to be Sold	Beneficial Ownership of Common Stock after this Offering
Selling Shareholder	Number of Shares	Percent of Class	Under this Prospectus (1)	Number of Shares (2)	Percent of Class (3)
Gayle Wolf 2567 Bedford Montreal, Quebec H35 1E8 Canada	500	*	500	0	--
Paul Zammit 601 - 130 Bloor Street West Toronto, Ontario M5S 1N5 Canada	500	*	500	0	--
Peggy Zammit 601 - 130 Bloor Street West Toronto, Ontario M5S 1N5 Canada	500	*	500	0	--
Rosana Zammit 33 Rosehill Avenue Apt. 2908 Toronto, Ontario M4T 1G4	500	*	500	0	--
Sondra Zammit 5795 Yonge Street Apt. 1108 Toronto, Ontario M2m 4J3 Canada	500	*	500	0	--
Robert Zirbi 55 Russell Avenue Ottawa, Ontario K1N TW9 Canada	500	*	500	0	--

*Less than one percent (1%)

(1)
The number of shares set forth in the table represents an estimate of the number of common shares to be offered by the selling shareholder.  We have assumed the sale of all of the common shares offered under this prospectus will be sold. However, as the selling shareholder can offer all, some or none of its common stock, no definitive estimate can be given as to the number of shares that the selling shareholder will offer or sell under this prospectus.

(2)	These numbers assume the selling shareholder sells all of its shares after the completion of the offering.
(3)	Based on 52,012,680 shares of common stock outstanding after the completion of the offering.
(4)
Chang Yong You, the owner of Baypointe Investments Ltd., has the power to vote and dispose of the Company’s securities held by Baypointe Investments Ltd.  Baypointe Investments Ltd. has a business address at P.O. Box CR 56766, Suite 1252, #33 Harbour Bay Plaza, East Bay Street, Nassau, Bahamas

(5)
Young Hae Shin, the owner of Burnt Rock Investments Ltd., has the power to vote and dispose of the Company’s securities held by Burnt Rock Investments Ltd.  Burnt Rock Investments Ltd. has a business address at PO Box AP 59205, Suite 321, Norfork House, Frederick Street, Nassau Bahamas.

(6)
Wilfred Gatambia Kamau, the owner of Blue Shade Inc., has the power to vote and dispose of the Company’s securities held by Blue Shade Inc.  Blue Shade Inc. has a business address at PO Box 14, Clarkes Estate, Cades Bay, Nevis, West Indies.

(7)
Hyo Ki Lim, the owner and Chief Executive Officer of Harvest Enterprises Limited, has the power to vote and dispose of the Company’s securities held by Harvest Enterprises Limited.  Harvest Investments Ltd. has a business address at PO Box 14, Clarkes Estate, Cades Bay, Nevis, West Indies.

PLAN OF DISTRIBUTION

As of the date of this prospectus, there is no market for our securities.  After the date of this prospectus, we expect to have an application filed with the Financial Industry Regulatory Authority for our common stock to be eligible for trading on the OTC Bulletin Board.   Until our common stock becomes eligible for trading on the OTC Bulletin Board, the selling shareholders will be offering our shares of common stock at a fixed price of $0.20 per share of common stock.  After our common stock becomes eligible for trading on the OTC Bulletin Board, the selling shareholders may, from time to time, sell all or a portion of the shares of common stock on OTC Bulletin Board or any market upon which the shares of common stock may be listed or quoted, in privately negotiated transactions or otherwise. After our common stock becomes eligible for trading on the OTC Bulletin Board, such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices.

After our common stock becomes eligible for trading on the OTC Bulletin Board, the shares of common stock being offered for resale by this prospectus may be sold by the selling shareholders by one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable market or exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any of these methods of sale.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA/NASD Rule 2440 in the FINRA Manual; and in the case of a principal transaction a markup or markdown in compliance with FINRA/NASD IM-2440.   Before our common stock becomes eligible for trading on the OTC Bulletin Board, broker-dealers may agree with a selling shareholder to sell a specified number of the shares of common stock at a price per share of $0. 20.  After our common stock becomes eligible for trading on the OTC Bulletin Board, broker-dealers may agree with a selling shareholder to sell a specified number of the shares of common stock at a stipulated price per share.

In connection with the sale of shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge shares to broker-dealers that in turn may sell these shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to that broker-dealer or other financial institution of shares offered by this prospectus, which shares that broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect that transaction).

We will be paying certain fees and expenses incurred by us incident to the registration of the shares.

We will keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including Regulation M, which may limit the timing of purchases and sales of the shares by the selling shareholders or any other person.  We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale or provide adequate notice of this prospectus (in each case in compliance with Rule 172 under the Securities Act).

Blue Sky Restrictions on Resale

When a selling shareholder wants to sell shares of common stock under this registration statement, the selling shareholders will also need to comply with state securities laws, also known as "Blue Sky laws," with regard to secondary sales.  All states offer a variety of exemption from registration for secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor's. The broker for a selling shareholder will be able to advise a selling shareholder which states our shares of common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of common stock from a selling shareholder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.  When the registration statement becomes effective, and a selling shareholder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

Penny Stock Regulations

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	That a broker or dealer approve a person’s account for transactions in penny stocks; and

●	That the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	Obtain financial information and investment experience objectives of the person; and

●
Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

●	Sets forth the basis on which the broker or dealer made the suitability determination; and

●	Specifies that the broker or dealer received a signed, written agreement.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Under our Certificate of Incorporation, as amended, we are authorized to issue up to 150,000,000 shares of Common Stock, and 10,000,000 shares of Preferred Stock.  As of  November 7 , 2011 there were 52,012,680 shares of common stock issued and outstanding and 2,990,252 shares of Series A Preferred Stock issued and outstanding.  The Series A Preferred Stock is convertible into shares of our common stock but issuance and/or resale of such conversion shares are not covered by this prospectus.

Common Stock

The holders of Common Stock are entitled to one vote for each share of such stock held of record by them.  The holders of record of the shares of common stock, exclusively and as a separate class, shall be entitled to elect two (2) of our directors, who may only be removed by the affirmative vote of the holders of the shares of common stock.  Although the holder of the Series A Preferred Stock has the right to elect one (1) of our director, the holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock), exclusively and voting together as a single class, are entitled to elect the balance of the total number of our directors (subject to the rights of any additional series of Preferred Stock that may be established from time to time).   There is no cumulative voting for common or preferred stock.

If the Series A Preferred Stockholder is entitled to vote on an amendment to our certificate of incorporation, as either a separate class or together with any other outstanding series of preferred stock, then the holders of the common stock are not entitled to vote on such amendment to our certificate of incorporation to the extent that the amendment relates solely to the terms of the Series A Preferred Stock or any other outstanding series of preferred stock

Subject to the preferences of the outstanding shares of Series A Preferred Stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore, subject to the prior rights of the holders of outstanding shares of Preferred Stock.  Upon our liquidation or dissolution, and Subject to the preferences of the outstanding shares of Series A Preferred Stock, holders of Common Stock are entitled to receive all assets available for distribution to security holders, after payment of creditors and preferential liquidation distributions to preferred security holders, if any exist at the time of such liquidation.  The Common Stock has no preemptive or other subscription rights or redemption or sinking fund provisions with respect to such shares.

Series A Preferred Stock

The Series A Preferred Stockholders get to vote o n any matter presented to our stockholders for their action or consideration at any meeting of our stockholders (or by written consent of stockholders in lieu of meeting).  The Series A Preferred Stockholder is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Currently the Series A Preferred Stock is convertible into 5,989,680 shares of our common stock, which would be the number of votes the Series A Preferred Stockholder could vote on matters.  Except as provided by law or by the other provisions of our Certificate of Incorporation (as described below), the Series A Preferred Stockholder votes together with the common stockholders as a single class.

If the Series A Preferred Stockholder is entitled to vote on an amendment to our certificate of incorporation, as either a separate class or together with any other outstanding series of preferred stock, then the holders of the common stock are not entitled to vote on such amendment to our certificate of incorporation to the extent that the amendment relates solely to the terms of the Series A Preferred Stock or any other outstanding series of preferred stock

Of the seven members of our board of directors, the holder of the Series A Preferred Stock, as a single class, gets to elect one (1) director to the board and will vote with the common stockholders to four (4) directors (the common stockholders will elect, as a single class, two (2) directors).  The Series A Preferred Stockholder will have approval right over certain corporate actions, namely our liquidation or dissolution, any merger, share exchange or asset sale that results in a change of control, the payment of any dividends or the redemption of stock (except for stock dividends, change of control transaction and termination of employment or service).

The Series A Preferred Stock is paid a dividend at annual rate of 8% of the purchase price, which dividend is paid at the end of each fiscal quarter.  Such dividends are cumulative.

In the event we have a voluntary or involuntary liquidation, or we dissolve or wind up our operations, the Series A Preferred Stockholder will be entitled to be paid out of the assets that we have available for distribution to our stockholders (on a pari passu basis with the holders of any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock), and before any payment is made to the common stockholders (or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock).  The amount distributed for each share of outstanding Series A Preferred Stock will be equal to (i) the original purchase price ($0.3488) plus any accrued but unpaid dividends.  If our assets are insufficient to pay the distribution due to the Series A Preferred Stockholder and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock in such liquidation, dissolution or wind up, then the Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock will share ratably in any distribution of the available assets.

After the payment of all preferential amounts required to be paid to the holders of the Series A Preferred Stock our remaining assets available for distribution to our stockholders will be distributed among the holders of the Series A Preferred Stock and common stock and any other series of capital stock entitled to such distribution pro rata based on the number of shares held by each such holder, treating for this purpose the Series A Preferred Stock and all other capital stock as if they had been converted to common stock.

Our board has the authority to issue additional series of preferred stock which may confer approval and/or veto rights as well as the power to elect, as a separate class, one or more members of the board. Such voting powers, if granted by our board, would have a negative effect on the voting power of the common stockholders.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements of ScripsAmerica, Inc. as of December 31, 2010 and 2009 and for each of the years then ended has been included herein and in the Registration Statement in reliance upon the report of Raich Ende Malter & Co. LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Certain legal matters in connection with this offering and Registration Statement are being passed upon by Fox Law Offices, P.A., Jensen Beach, Florida.

DESCRIPTION OF BUSINESS

Overview

We are ScripsAmerica, Inc., a Delaware corporation, and we were formed in May 2008.  We currently provide distribution of pharmaceutical products.  We are in the process of expanding our operations through developing of a line of rapidly dissolving drug formulations for vitamins, Over The Counter (OTC) drugs and certain generic products.  We are also exploring the development and approval of drugs under the Drug Efficacy Study Implementation (DESI) Program of the United States Food and Drug Administration (the “FDA”).

We are focused on efficient pharmaceutical supply chain management services, from strategic sourcing to delivering niche generic pharmaceuticals to market.  Through the largest pharmaceutical distributor in North America, McKesson, we deliver pharmaceutical products to a wide range of end users across the health care industry, including physicians’ offices, retail pharmacies, long-term care sites, hospitals, and Government and home care agencies.  End users” does not mean the individual who takes the pharmaceutical product for personal use (whether from a doctor, pharmacy, hospital, long-term case site, hospital or home care agency).  Current therapeutic categories include pain, arthritis, prenatal, urinary, and hormonal replacement drugs.  The end users purchase our pharmaceutical products through McKesson, to whom we send our products for further distribution.  We do not have any written contract with McKesson.  McKesson purchases pharmaceutical products from us based on requests from the end users that are made directly to McKesson.  These end users, who are customers of McKesson, pay McKesson for our pharmaceutical products, and McKesson in turn pays us.

Because we do not have a written contract with McKesson or with our other customers, McKesson and our other customers are free to forward requests for custom packaging from end users to other supply chain companies or to re-packagers directly.

We offer fulfillment of prescription and over the counter (OTC) products.  To fulfill purchase orders from end users, we entered into distribution agreements with FDA-approved suppliers, which process orders to the end user’s desired specifications.  Capabilities range from unit of use packaging for in-patient nursing homes and hospitals to bulk packaging for government and international organizations.

Our value lies in our growing portfolio of end user relationships, which we develop through our major customer, McKesson.   We also use as many resources as we can to identify our target end users, including, but not limited to, industrial directories, Wikipedia and even the Yellow Pages.   We market directly to these end users.  For the end user, custom packaging such as unit of use can save staff time and cost, as well as eliminate dispensing errors at the pharmacist level.

In March 2010, we entered into a product development, manufacturing and supply agreement with Marlex Pharmaceuticals, Inc., which develops and manufactures generic drug products.  Under this agreement with Marlex, we are developing a pain relief orally disintegrating rapidly dissolving 80 mg and 160 mg tablets.  This pain relief formulation is for widely-used OTC drugs.  Marlex will develop and supply the pain relief rapidly dissolving drug formulation, while we will fund all development costs (which we expect to be approximately $935,000) and own all intellectual property and proprietary rights to the pain relief rapidly dissolving drug formulation, including any patent and trademark rights and all data, reports, analyses, statistics and improvements.   The development costs consists of (i) an advance payment to Marlex to cover their internal expenses for the development ($200,000), (ii) acquiring raw materials and developing the ODT formulation ($406,000), (iii) analyze and validate the ODT formula and test sample batches ($154,000) and (iv) acquiring a National Drug Code for the ODT formulation and validate the manufacturing process ($175,000).   Current therapeutic categories available as rapidly dissolving drug formulation through Marlex are allergy, anti-inflammatory, and sleep OTC drugs.

Under our arrangement with Marlex, we will be the exclusive distributor of the pain relief rapidly dissolving drug formulations that are developed under the agreement.  Marlex has agreed not to develop or manufacture any pain relief rapidly dissolving drug formulations with anyone else, and we agreed not to have any pain relief rapidly dissolving drug formulation, or a generic drug product that would compete with such pain relief rapidly dissolving drug formulation, with any other party other than Marlex.  During the development of the pain relief rapidly dissolving drug formulation, we may terminate the development agreement on thirty (30) days prior written notice; however, we would be responsible for any development costs incurred by Marlex through the date of notice of termination.  After the pain relief rapidly dissolving drug formulation has been developed, either party may terminate the development agreement on 12 months prior written notice.

For a one year period following the first delivery of the pain relief rapidly dissolving drug formulations that are developed under the agreement, we will pay Marlex a quarterly fee of seven percent (7%) of our gross profit on the quarterly sales of such formulations.  After the first year, the quarterly fee will be five percent (5%) of our gross profit on the quarterly sales from the pain relief rapidly dissolving drug formulations developed under our agreement with Marlex.

Upon completion of the development of the rapidly dissolving 80 mg tablets, we estimate that we will need approximately $1.5 million for expenses required to launch the product.

  We have identified Compound SA 1022, a non-steroidal anti-inflammatory drug, as our initial drug candidate for the DESI program approval.  We will need to raise approximately $2,000,000 -$3,000,000 in additional funding to obtain FDA approval of Compound SA 1022 under the DESI program.

On July 21, 2011, we entered into an agreement with Curing Capital Inc. to assist us to raise up to $17,000,000 and to provide us with financial advisory services.  This is a non-exclusive arrangement.  Upon signing this agreement, we issued to Curing Capital 104,000 shares of our common stock.  Curing Capital has agreed to hold such shares for 12 months.  In addition, for any investment in us made by an investor introduced to us by Curing Capital, we will pay a cash fee at the closing of such investment.  The cash fee is based on the net amount invested.  Such fee will range from $81,388 for any investment of $1,000,000 or less to as much as $1,254,771 for an investment of more than $14,000,000 but less than $17,000,000, plus $79,902 for each $1,000,000 above $17 million.  This letter agreement with Curing Capital has a term of 120 days and may be cancelled by either party upon 30 days’ notice.

Market Opportunity

Pharmaceutical Supply Chain Management Services

The United States constitutes the largest market in the world for generic pharmaceuticals, with and its aging population represents a key driver for the growth of the global pharmaceuticals and domestic consumer products markets.  Competitive pressures among U.S. generics providers are continuing to increase as a result of the number of new market entrants growing faster than the generics market as a whole, leading to cost competition on the manufacturing side and squeezed profit margins.  On the sales side, generics prices are eroding due to low-cost suppliers from India and China capturing market share, as well as the success of health insurers and health maintenance organizations in negotiating lower reimbursement rates.  Finally, large direct purchase customers such as chain drugstores demand product variety and reliability of supply that allows them to lower their inventory levels.

Current trends force generics players to focus on growth of their distribution networks, customer retention, and cost minimization.

We are ideally suited to compete in the current environment by providing a low cost system of broad-based marketing, sales, and distribution capabilities for generics, branded pharmaceuticals, over the counter medicines, vitamins, and nutraceuticals.  We have built strong relationships with local end users through a detailed understanding of and demonstrated ability to serve such end user needs.  These qualities have allowed us to post exceptional growth since commencing operations in February 2010.

We cater to a large and growing end user base while enforcing strict inventory control and pursuing fast turn-around times on every order.  The final component of our lean and efficient organizational structure is a workforce minimized in size to essential business functions.

 Our largest customer for our pharmaceutical supply chain management business is McKesson Corp., which accounted for 93% of our sales for the six months ended June 30, 2011.  In June 2011, we added Cardinal Health, Curtis Pharmaceuticals and the United States Veterans Administration as our customers.  These customers accounted for approximately 7% of our sales for the six months ended June 30, 2011.   While McKesson and Cardinal Health are two of the largest pharmaceutical suppliers in the United States, the market for our pharmaceutical supply chain management business consists of primarily other large, multi-billion dollar publicly traded companies that serve as national distributors of pharmaceutical products, such as Amerisouce Bergen, Henry Schein and Grupo Casa Saba, S.A.B. de C. V. and Owens and Minor, Inc., as well as smaller, privately held companies with national distribution, such as Harvard Drug Group and HD Smith, Inc.  We currently do not do business with these other pharmaceutical suppliers because they offer payments terms that paid on a 120 days basis, whereas McKesson, our largest customer, pays on a 30 day basis.

There are a few other companies that offer similar repackaging or custom packaging services to McKesson and the other companies described above.  The most notable of these companies are (i) Legacy Pharmaceutical Packaging, L.L.C., Catelent Pharma Solutions, Inc. and Aphena Pharma Solutions, Inc.

Legacy Pharmaceutical Packaging, L.L.C. operates as an independent contract pharmaceutical packaging company. It packages tablets and capsules in bottles and blisters, as well as powders in bottles and pouches. The company also provides secondary packaging configuration services. It serves pharmaceutical, over-the-counter, nutraceutical, and consumer markets. The company was founded in 2003 and is based in St. Louis, Missouri.  According to Manta.com, Legacy Pharmaceutical Packaging has annual revenues of $20 to 50 million and employs a staff of approximately 20 to 49 persons.

Catalent Pharma Solutions, Inc. is a provider of advanced technologies, and development, manufacturing, and packaging solutions for pharmaceutical, biotechnology, and consumer healthcare companies. Catalent employs over 8,000 persons at 24 facilities worldwide.  In fiscal 2010, Catalent had approximately $1.7 billion in revenue.

Aphena Pharma Solutions, Inc., is a large pharmaceutical solution provider focused on contract packaging, repackaging and manufacturing for the pharmaceutical, OTC, nutraceutical, animal health, health and beauty, consumer health and medical device marketplaces.  Aphena was formed in 2011 by a family of well-established, seasoned companies PrePak Systems, TestPak, Celeste and Integrated Pharmaceutical Packaging, which are specialized leaders in the contract pharma and personal care packaging, re-packaging and manufacturing industry.  Some of these established companies have been in this industry for more than 25 years. The strategic alliance is now called Aphena Pharma Solutions. Aphena has five FDA-registered facilities in the U.S.  The products Aphena is actively handling are solid dose, liquids, gels, creams, ointments, foams, suspensions and lotions.

DESI Program

DESI was a program begun by the FDA in the 1960s based on the requirement of the Kefauver-Harris Drug Control Act that all drugs be efficacious as well as safe. The DESI program was intended to classify all pre-1962 drugs that were already on the market as either effective, ineffective, or needing further study. According to the U.S. Department of Health and Human Services drug efficacy study (http://www7.nationalacademies.org/archives/drugefficacy.html) and The Annals of Pharmacotherapy (Vol.39, No.7, pp.1260-1264), to date, DESI has evaluated over 3,000 separate products and over 16,000 therapeutic claims.   By 1984, final action had been completed on 3,443 products; of these, 2,225 (64.6%) were found to be effective, 1,051 (30.5%) were found not effective, and 167 (4.9%) were pending.

Once a DESI drug has been FDA approved and granted market exclusivity, the applicant will have the right to be the single source producer of the drug and control market supply and pricing for three (3) to five (5) years.

We estimate that there are approximately 200 drugs that have yet to be evaluated under the DESI program.

While we have sufficient funds for the submission of our application to the FDA, we will need additional funding to complete the submission process to get FDA approval of Compound SA 1022 and other DESI drug targets.  There is currently one manufacturer of Compound SA 1022.

While the FDA will not disclose the names or the number of companies that have submitted one or more drugs to be evaluated under the DESI program, we do know that no one company dominates the DESI drug market.  We believe the DESI drug market is very fragmented, with numerous small or mid-sized companies pursuing the FDA evaluation of DESI drugs.  This means that we expect strong competition for the remaining 200 drugs that have yet to be evaluated by the FDA under the DESI program, especially from the manufacturers of such DESI drugs.  If a manufacturer becomes aware that someone has submitted an application for FDA approval for the DESI drug that the manufacturer makes, there is nothing restricting such manufacturer from submitting its own application to FDA for evaluation for the same DESI drug candidate.  Such a manufacturer could limit the availability of the DESI drug candidate to the company with the competing application for FDA approval, which would give the manufacturer an advantage in the FDA approval process, especially if there are few manufacturers of the DESI drug candidate.

Rapidly Dissolving Drug Formulations

During 2011 and 2012, many large pharmaceutical companies will lose patent protection of some of their best-selling products.  One of the ways that these large pharmaceutical companies protect and expand the market for the brand name drugs is through new methods of delivery – a new dosage form.  According to IMS Health Incorporated, a health care information and consulting company, drugs representing approximately $89.5 billion in sales during 2010 will be losing patent protection during the five year period ending December 31, 2014.  The pharmaceutical industry’s collective drug pipeline is simultaneously in decline.  One of the approaches that drug companies may consider for offsetting loss of patent protection and weak drug pipeline is updating old drugs with reformulations, which secures revenues for extended time periods and have a higher likelihood of success as compared to new drug development.  Reformulation refers to the process of altering a drug’s characteristics just enough to qualify for a new patent, while keeping the same to use previous clinical testing results for the purpose of FDA approval.

Drug delivery technology can be an effective defensive strategy when a company adds a relevant therapeutic benefit to a marketed drug, such as improved efficacy or dosing frequency, or new therapeutic indications or target user groups.  Additional benefits include boosting a drug’s value, reviving its marketplace position, or rejuvenating products that are in their mature life-cycle stage.  Drug delivery technology can also enable or accelerate market entry by overcoming issues such as insolubility, formulation difficulties or high dosing frequency.

Rapid melt technology is an example of a reformulation technique aimed at advanced drug delivery and product differentiation.   The FDA’s Center for Drug Evaluation and Research (CDER) Data Standards Manual defines orally disintegrating tablets (ODTs) as “a solid dosage form containing medical substances which disintegrates rapidly, usually within a matter of seconds, when placed upon the tongue.”  The Agency recommends that, in addition to the original definition, ODTs be considered solid oral preparations that disintegrate rapidly in the oral cavity, with an in-vitro disintegration time of approximately 30 seconds or less, without the need for chewing or liquids.  Rapid melt tablets are generally characterized by a hydrophilic matrix, which allows prompt disintegration of tablets as they come into contact with saliva. Disintegration releases the active drug moiety trapped in the matrix, permitting the patient to swallow the product in the form of a liquid, or a suspension in the case of non-soluble components. The rapid disintegration tablet excipient offers extremely fast dissolution from tablets with good hardness made with standard techniques. The combined US, EU and Japanese ODT market has doubled in size over the past four years to surpass $6.4 billion in 2009, according to Technology Catalysts International’s report on Orally Disintegrating Table and Film Technologies (sixth edition), which is available for purchase from TCI

Clinically, rapid melts improve the pharmacoeconomics of drugs by providing faster onset of action as the dosage form is disintegrated prior to reaching the stomach. This is particularly applicable for acute diseases and to manage breakthrough symptoms.  Other potential benefits include superior bioavailability, improved therapy through sustained release and high active dose capabilities, safety, efficacy, convenience, and compliance.  With medications for chronic diseases that display time-dependent symptoms, such as ulcers or asthma, drug delivery systems can control the formulation release according to the timing of symptoms. For instance, they could enable a drug to release when asthma attacks occur, generally in the middle of the night. This capability can provide valuable and clinically proven therapeutic benefits, as well as a means for marketers to differentiate their product. Sustained release action also reduces dosing frequency, which in turn can serve to decrease the frequency of caregiver interactions.   Fewer visits from doctors and nurses save administration costs and time and increase convenience for both patients and caregivers.

Orally disintegrating and fast-dissolving dosage forms have continued to expand as they address a combination of issues traditionally associated with pharmaceuticals administered as oral solid dosages.   These include dysphagia (difficulty swallowing), lack of patient compliance and lack of consumer convenience. In addition, the market for rapidly dissolving formulations maintains its strength as an innovative concept for either brand or generic companies with access to dissolving technology.

As a result, the combined US, EU and Japanese ODT market has doubled in size over the past four years to surpass $6.4 billion in 2009, according to Technology Catalysts International’s report on Orally Disintegrating Table and Film Technologies (sixth edition), which is available for purchase from TCI.   Increased generic competition has further expanded the ODT market volume. The number of commercial over-the-counter and prescription ODT products has ballooned to over 450, which is attributable to the rapid genericization of multiple products by a large number of generics companies.

The ODT market is one of the fastest growing sectors of the drug delivery market, with industry experts projecting a 12-15% annual growth rate for the next several years. Based on upward global growth trends of the past decade, the ODT market could produce revenues of $13 billion by 2015, according to an article appearing on Pharmatech.com entitled “ODT Market to Exceed $13 Billion by 2015” by Stephanie Sutton (available at http://pharmtech.findpharma.com/pharmtech/Formulation/ODT-Market-to-Exceed-13-Billion-by-2015/ArticleStandard/Article/detail/694820).  Growth is fueled by patient demand, with recent market studies indicating that more than half of the patients prefer ODTs to other dosage forms, according to Kaushik  Deepak’s article “ Orally disintegrating tablets: An overview of melt-in-mouth technologies and techniques”, which appeared in the July 2004 edition of Tablets and Capsules magazine (pp. 30 – 35), and most consumers would ask their doctors for ODTs (70%), purchase ODTs (70%), or prefer ODTs to regular tablets or liquids (80%), according to Dave Brown’s article “Orally Disintegrating Tablets: Taste Over Speed” which appeared in September 2003 edition of Drug Delivery Technology magazine (and can be found at http://www.drugdeliverytech.com/ME2/dirmod.asp?sid=&nm=&type=Publishing&mod=Publications%3A%3AArticle&mid=8F3A7027421841978F18BE895F87F791&tier=4&id=AF1FFE004FD14F3C9645BBE33360F7A9).

The ODT market fragmentation for both the prescription ODT and over the counter ODT is highly fragmented, with many companies putting out ODT products (either OTC, prescription or both) into the market place.

Patient demand is driven by the fact that as many as 40% of Americans experience difficulty swallowing traditional tablets, even though most have no problems swallowing food or liquid.   Results from a 2003 nationwide survey of 679 adults on pill-swallowing difficulties, conducted by Harris Interactive, indicated that of those who experienced difficulty swallowing pills, 14% had delayed taking doses of their medication, 8% had skipped a dose, and 4% had discontinued their medication, according to a January 2004 PR Newswire article entitled “40% of American Adults Report Experiencing Difficulty Swallowing Pills” (available at http://www.spraynswallow.com/links&Articles.html).

Orally dissolving tablets have emerged as a patient-friendly, convenient method of administering medications.   In addition to adults, the fast dissolving tablet market will prove particularly applicable to children and the elderly and anyone else who has trouble swallowing regular pills, tablets, or capsules; for example patients whose swallowing is compromised as a clinical symptom of disease. Other groups who benefit from this dosing form include the mentally ill, developmentally disabled, and uncooperative patients. ODTs can also be used in the field, for example in combat zones or for relief efforts following natural disasters, where clean sources of water may be unavailable and rapid onset of action is desirable.

Our Target Niche

In light of the fact that rapid melt technology provides pharmaceutical companies with the much-needed opportunity for product line extensions for a wide variety of drugs, we see a significant opportunity as a contract developer of orally dissolving tablet (ODT) specialty prescription pharmaceuticals.

Our initial focus will be on analgesics, namely Acetaminophen 80mg and 160mg orally disintegrating rapid dissolve tablets, which are currently under development with a market rollout scheduled for the third quarter of 2012.  The 80mg dosing strength will be particularly applicable to children to solve common overdosing or underdosing issues that 2-11-year-olds tend to experience when taking pain relievers or fever reducers in doses intended for adults.

Our acetaminophen orally disintegrating rapid dissolve tablets will compete with other children’s analgesic products, such as Johnson & Johnson’s Children’s Tylenol Suspension Liquid and Children’s Tylenol Meltaways, Novartis’ Triaminic Fever Reducer Pain Reliever, and Perrigo’s Junior Strength Non-Aspirin Suspension Liquids & Drugs.  According to Euromonitor International’s research, J&J’s Children’s Tylenol sales represented 23% of global and 76% of U.S. retail value sales in child-specific acetaminophen.  Global sales were valued at $695 million in 2009.  While the strength of J&J’s Tylenol brand seemed virtually bulletproof in the U.S. until recently, a multitude of product recalls over the past three years have weakened its reputation and opened a window for competitors to capture market share, especially in the children’s analgesics market where pediatricians’ support of the Tylenol brand has seen some erosion.

When analyzing the advantage of the ODTs dosage form over liquids, it is imperative to consider that safely administering liquids such as Children’s Tylenol suspension to children requires precise dosage measurement in increments of half a teaspoon, depending on the child’s weight or age.  Inadvertent overdosing – whether by an adult’s error or perhaps a child’s self-administration - may lead to severe liver damage and requires immediate medical attention even in the absence of signs or symptoms.  Conversely, ODTs such as our acetaminophen orally disintegrating rapid dissolve tablets represent a precise, standardized dose in the form of discrete, easy-to-count, individually blister-packaged tablets, thereby reducing the probability of human error while the drug is being administered.  Finally, the taste of ODTs can easily be tailored to appeal to children, using a variety of flavored coatings.

Beyond children’s acetaminophen, we are planning to develop orally disintegrating rapid dissolve tablets versions of other over-the-counter analgesics such as Excedrin for migraine relief, where the faster onset of action of the ODT accelerates relief and provides an advantage for the sufferer over comparable strength tablets, caplets, or geltabs.

Pharmaceutical Supply Chain Management Services

We currently provide efficient supply chain management on behalf of our clients, from strategic sourcing to delivering niche generic pharmaceuticals to market.  Positioned in the center of the pharmaceutical value chain, we receive purchase orders from large pharmaceutical distributors to process orders to the end user’s specifications, and deliver products to a wide range of customers across the health care industry.  We provide our pharmaceutical supply chain management services for the U.S. market for generic and over-the-counter drugs.  These services include (i) managing our contract repackager sourcing of raw materials, (ii) ensuring the end users packaging and labeling requirements are being met by our repackager, (iii) acting as a liaison between the end user and our contract repackager in regard to any adjustments to the end users’ order, (iv) ensuring that our contract repackager makes proper and timely delivery to the end users and (v) otherwise address any issues and concerns of the end users that may arise during the sourcing, packaging and shipping of the end users order.

Our primary value lies in our growing portfolio of end users to whom ScripsAmerica markets its services.  For end users such as hospitals and home care agencies, custom packaging such as unit of use can save staff time and cost, as well as eliminate dispensing errors at the pharmacist level.  Further, we maintain a strategic relationship with McKesson Corp., the largest pharmaceutical distributor in North America, which acts as intermediary between us and the end users to which we market our products.

We identify the end users by identifying health care facilities that require the use of pharmaceutical products, including, but not limited to, hospitals (acute care) and nursing homes (long term care).  We use as many resources as we can to identify our target end users, including, but not limited to, industrial directories, Wikipedia and even the Yellow Pages. We contact these end users, quote to them prices and delivery time to motivate them to order through McKesson and to specify us as the supplier.  These end users normally order through McKesson, however, our price and delivery quotes are what drive the end users to specify to McKesson that the order be fulfilled through us.  Though McKesson has other suppliers it could use to fulfill the orders, such suppliers cannot match our pricing.  We are not aware of any obligation of McKesson to honor the end user’s request to have their order filled by us (rather than another supplier).  However, we are aware that McKesson wants to keep their customers (the end user) satisfied, and, accordingly, McKesson directs purchase orders to us when the end user specifies that we fulfill their order.

After we receive purchase orders from McKesson, we contact our manufacturer/supplier to get the goods needed to fill the orders.  If the goods are in stock, they are shipped to our contract re-packager, Marlex Pharmaceuticals, immediately.  If they are not readily available, then the goods are manufactured for us and shipped to Marlex when completed.  All goods that are in finished product status are sent in bulk form to our repackager, Marlex, which operates an FDA-inspected, state of Delaware licensed facility.  The repackager takes the bulk product and breaks it down into bottles and labels each bottle to meet the specifications ordered by the end user through McKesson.  Following this repackaging process, the final product is sent to McKesson’s regional distribution centers by our repackager.  McKesson’s regional distribution center then either (i) sends the goods to the end user facility (such as a hospital, nursing home, government facility or retail chain), which then dispenses the goods to patients, or (ii) places the goods into its inventory at the regional distribution center.   The shipper used to send the goods to McKesson gives a “proof of delivery” receipt to our repackager, which in turn sends that “proof of delivery” to us, which we then use for the financing provided by the factor.

In January 2010, we entered into a service agreement with Marlex Pharmaceuticals, pursuant to which Marlex will provide us with packaging and distribution services in regard to goods we receive from our suppliers.  For each transaction under this service agreement, we will pay Marlex a fee based on the material costs, labor costs and shipping charges.  The amount of the fee will be mutually agreed upon prior to each transaction.  This service agreement has a ten year term and may be renewed if and to the extent we and Marlex agree.  Either party may terminate this service agreement upon 12 months’ notice.

Potential Acquisitions

We are currently exploring acquisitions to expand our supply chain management business with the goal of increasing revenue and profitability.  We believe that these potential acquisitions would help us eliminate fees we currently pay to our suppliers.    While we expect to go ahead with these acquisitions, such transactions will be done after the date of this prospectus.

We also believe our acquisition will greatly expand our end users for Compound SA 1022 because it enables in-house manufacturing of Compound SA 1022 and afford us both first priority and exclusive rights on our other manufacturing orders.  In addition, we will gain access to such manufacturer’s full customer list as well as the manufacturer’s state-of-the-art R&D facilities.

Pharmaceutical Packager.  We are currently evaluating, under a non-binding letter of intent, the purchase of Marlex Pharmaceuticals, Inc., a pharmaceutical packager, which would add to our order processing capacity and profitability.  We anticipate that this acquisition would provide us with the processing capacity to reach up to 4,000,000 doses per day, which is a 100% increase over current levels.  The targeted pharmaceutical packager has a facility which consists of a temperature-controlled warehouse and a 12,000 square foot area dedicated to pharmaceutical packaging, contract packaging and private labeling, which is also fully temperature-controlled.  There are five packaging lines suitable for high and low speed packaging, semi-automatic custom packaging, folding, gluing, assembly, and kitting.  This facility has passed inspection by the FDA, Drug Enforcement Agency and the State Board of Pharmacy.  We believe that this planned acquisition will be completed during 2011, pending satisfactory results from an audit of the pharmaceutical packager’s operations and our raising adequate funding for the acquisition.  We will need to raise approximately $5 million for the acquisition of this pharmaceutical packager, which we expect to do through a private placement of equity and/or debt securities.

Pharmaceutical Manufacturer, Laboratory, and R&D Operations.  The company is an FDA-registered developer and manufacturer of prescription, over the counter and generic pharmaceutical products in various dosage forms, all of which meet current manufacturing standards.  It operates a 30,000 square foot facility that is compliant with FDA current good manufacturing practices.  This facility has bulk supplies and contract manufacturing capabilities.  It also performs in-house drug product development and accelerated and long-term stability testing.  The facilities include state of the art tablet compression machines, blenders, coaters, various sizes of process tanks, as well as a temperature controlled finished goods warehouse.   We will need to raise approximately $7 million for the acquisition of this pharmaceutical manufacturer, which we expect to do through a private placement of equity and/or debt securities.  We are currently in the evaluation process of this pharmaceutical manufacturing company acquisition.

Strategic Relationship with Our Most Significant Customer.

Our most significant customer, McKesson Corp., is a billion dollar company offering distribution and technology solutions to the health care industry.  As the largest pharmaceutical distributor in North America, our major customer distributes approximately half of the medicines used every day and supplies more than 40,000 U.S. pharmacy locations, from Wal-Mart to the Department of Veterans Affairs to community pharmacies and hospitals.  On the technology side, our major customer develops and installs health care information technology systems that eliminate the need for paper prescriptions and paper medical records.  McKesson’s software and hardware solutions are used in more than 70% of the nation’s hospitals with more than 200 beds, according to its web site (http://www.mckesson.com/en_us/McKesson.com/About%2BUs/About%2BUs.html).

In filling purchase orders for our customer (which distributes to hospitals, nursing homes, pharmacy chains, and government agencies, among others), we embody part of the bridge from drug manufacturers and pharmaceutical packaging companies to end users.  Despite McKesson’s position as intermediary, we market directly to the end users, who are already customers of McKesson, to purchase our products through McKesson.  This marketing effort, we believe, helps to secure continuing demand for our products.

Our interactions with our suppliers on the one hand, and intermediaries such as McKesson, our primary customer, and Cardinal Health on the other hand, are shown in the charts below.

We plan to create alliances with other major health care organizations for mutual benefit.

Purchase Order Processing

Order Flow:

Day	Event
0	Healthcare Facility places order with intermediary (e.g. McKesson and Cardinal Health,)
1	ScripsAmerica receives purchase order from intermediary
2	ScripsAmerica commissions packaging distributor to coordinate all activities
3	Packaging distributor orders bulk materials from manufacturer
12	Packaging distributor receives bulk materials
13-21	Packaging distributor packages product to order specifications
22	Packaging distributor distributes product to intermediary
26	Upon receipt of product, intermediary issues proof of delivery to ScripsAmerica
26	Intermediary delivers product to healthcare facility

Dollar Flow:

Day	Event
1	ScripsAmerica secures purchase order financing
2	ScripsAmerica pays Packaging Distributor negotiated amount to fill purchase order
27	With proof of delivery from intermediary, ScripsAmerica secures funding from Accounts Receivable Factor
29	Factor settles ScripsAmerica account with Purchase Order Financer
56	Intermediary pays Factor for Product received on Day 26
57	Factor pays ScripsAmerica any balance due

We have two primary factors that we use to finance our purchase orders with McKesson.  Hartsko Financial Services LLC (Hartsko) and United Capital Funding (United).

When we use Hartsko, we send purchase orders to them for financing.  Hartsko advances the funds necessary to pay the supplier/manufacturer of the product.  Then the goods are sent to the packager.  After repackaging to meet the end user’s specifications, the product is sent to McKesson, which distributes the product to the ender users and pays the factor, United.  United pays Hartsko and the remainder, after fees have been deducted, is sent to us.  By agreement all funds from McKesson must flow through United Capital.  Harstko and United Capital have an agreement whereby United Capital pays Hartsko first and the remainder, less any applicable fees, are paid to us.  We have not used Hartsko in several months and we do not anticipate using them in the future.

When we utilize United, we send the invoices for the product and proof of delivery to United, which then pays us 85% of the invoice total less fees.  McKesson pays United the invoice amount.

During 2010 and for the first three to five months of 2011 we financed the purchase of product and factored our accounts receivable.  Beginning in March 2011 we significantly reduced our reliance on the financing of purchase order by acquiring funds from the sale and issuance of $400,000 convertible promissory notes.  Beginning in March 2011 we  have been able to pay for the purchase of product through funds from our operations and we have not had to use a third party to finance the purchase of monthly inventory.  We have reduced our monthly interest expense associated the purchase of product by approximately 1% to Ѕ%.  As sales have continue to grow, with the last three quarters achieving nets sales of over $1.6 million for each quarter, we have reduced our reliance on raising funds from the sales of  receivables to a factors.  In June of 2011 no receivables were sold to the factor and if sales continue at the current level there are no plans to incur any interest expense as a result of factoring our receivables.

Drug Efficacy Study Implementation (DESI) Program.

In addition to providing its core pharmaceutical packaging, distribution, and sales and marketing services, we seek to secure FDA approval and worldwide market exclusivity for a number of DESI drug candidates.

The FDA encourages manufacturers to submit ANDAs (Abbreviated New Drug Applications) for the DESI drugs that are still being produced and marketed today, and, post approval, provides manufacturers with worldwide market exclusivity ranging from a minimum of three to a maximum of five years.

Preparing for a DESI drug ANDA filing requires an assessment study, which entails a review of the information on the drug of choice, as it exists in the public domain, often from a period of dozens of years.  The goal of such a study is to find data that can be used in lieu of sponsor studies.   While most DESI drugs have a proven history of safety and efficacy, as noted below, we may still be required to conduct clinical trials to support or supplement such safety and efficacy history.

Available information is categorized into toxicology, safety, and efficacy data and analyzed with respect to completeness and ANDA requirements.  Taking into account known information on similar compounds, the applicant then identifies any gaps in the data and decides what additional studies may be necessary, along with their cost and duration.  If additional clinical trials need to be conducted, they will be designed to close existing gaps in the data required for ANDA submission.

The applicant presents its analysis during a pre-IND (“Investigational New Drug”) meeting with the FDA.  Upon IND clearance, enrollment of patients into clinical trials can begin.  Data from such trials, together with data existing in the public domain will be compiled for the final ANDA submission.

We initially seek to gain FDA approval for Compound SA 1022, a non-steroidal anti-inflammatory drug.  Compound SA 1022 has been in use for decades and is currently being used by thousands of people in the United States.  The estimated cost of gaining FDA approval for Compound SA 1022 is approximately $2-3 million, with an anticipated time to approval of two to three years.   We have retained Clementi and Associates, Ltd., which is a provider of medical and regulatory consulting services to pharmaceutical, biotechnology, and device companies, to advise us on our interaction with regulators, clinical program design, and future FDA submissions.  Clementi provides services on an as needed basis at an hourly rate to gather information relative to Compounds SA 1022 and to advise and assist us in the FDA approval process.  We expect to pay approximately $29,000 to Clementi and Associates for their services in regard to the FDA approval process of Compound SA 1022.  We met with the FDA on August 9, 2011 to determine what must be submitted in order to gain approval by the FDA for Compound SA1022.  The FDA discussed with us what kind of clinical trials and safety data we would need to submit for Compound SA1022 based on whether we would use it for acute pain (an OTC use) or chronic pain (a prescription use).  We received a written summary of the meeting from the FDA on September 9, 2011.  We are meeting with our consultants, advisors and legal staff to draft a response to the FDA meeting minutes. We will be requesting clarification from the FDA in regard to their requirements to get approval for Compound SA 1022, in particular the clinical testing requirements/studies, because there are conflicts in the FDA’s position on this issue.

In addition to existing palliative indications for Compound SA 1022, trials are being conducted by various agencies investigating the anti-inflammatory effects of Compound SA 1022 either as monotherapy or in combination with other drugs for use in cardiovascular disease and Type 2 diabetes.

With hundreds of other DESI drugs still awaiting FDA approval, we have identified additional drug candidates for DESI development and regulatory review.  Based on market exclusivity, pricing power and extent of use, DESI drugs represent revenue potential to the manufacturer.   However, we may face competition from one or more manufacturers of the DESI drug candidate we select for development and regulatory review.  If any such manufacturer becomes aware that we are seeking FDA approval under the DESI drug program for a drug candidate that such manufacturer makes, such manufacturer is allowed to submit its own ANDA for that DESI drug and the manufacturer can also restrict or cut off our supply of the drug through them.  If such manufacturer has significant financial resources, such manufacturer may be able to get FDA approval for the DESI drug candidate, even if we submitted an ANDA before the manufacturer did.

Rapidly Dissolving Drug Formulations

Rapidly dissolving drug formulation refers to an oral drug delivery formulation, which entails drugs in tablet form that can be taken without water and will dissolve in the mouth in less than 30 seconds.  Rapidly dissolving drug formulations represent a convenient dosing form for patients who have difficulty swallowing – a widespread phenomenon among the elderly - or have sustained injuries to the esophagus.  Other groups who benefit from this dosing form include the mentally ill, developmentally disabled, and uncooperative patients.  Rapidly dissolving drug formulations can also be used in the field, where a clean source of water may be unavailable.

Rapidly dissolving drug formulations’ primary advantages over other oral dosage forms include patient friendliness, sustained release and high active dose capabilities, low manufacturing cost, manufacture using conventional equipment and blister packaging, and low moisture sensitivity.  Rapidly dissolving drug formulations for children can be customized to solve common overdosing or under dosing issues that 2-11-year-olds frequently experience when taking pain relievers or fever reducers in doses intended for adults.

Oral drug delivery remains the preferred dosing method among patients and physicians, with more than 80% of all drugs administered in this manner, according to ONdrugDelivery Ltd.’s 2007 white paper entitled “Oral Drug Delivery: When You Find the Holy Grail” (available at http://www.ondrugdelivery.com/publications/Oral_Drug_Delivery_07.pdf).  Rapidly dissolving drug technology provides pharmaceutical companies with the opportunity for product line extensions for a wide variety of drugs, and we believe there is a significant opportunity as a contract developer of rapidly dissolving drug formulation for specialty prescription pharmaceuticals.   The combined US, EU and Japanese ODT market has doubled in size over the past four years to surpass $6.4 billion in 2009, according to Technology Catalysts International’s report on Orally Disintegrating Table and Film Technologies (sixth edition), which is available for purchase from TCI.

In March 2010, we entered into a product development, manufacturing, and supply agreement with Marlex Pharmaceuticals for a pain relief 80mg orally disintegrating rapid dissolve tablets under which the pharmaceutical company will develop and supply the product, while we will fund all development costs and retain all ownership rights in the pain relief rapidly dissolving drug formulation (including any patent and trademark rights).  Current therapeutic categories available as a rapidly dissolving drug formulation through our pharmaceutical partner are allergy, anti-inflammatory, and sleep.

We anticipate project completion in approximately nine months, with market rollout scheduled for some time in the second half of 2012.

After launching pain relief 80mg orally disintegrating rapid dissolve tablets, we plan to develop and launch additional products as quickly as cash flows allow.  Vitamins and OTC products are among the product categories currently under consideration.  The rapidly dissolving drug formulation for vitamins can be developed within one to two months, as no regulatory approval is required to bring such products to market, and can be distributed through the existing network.  OTC rapidly dissolving drug formulations can be launched with a five- to six-month lead time, including three months of accelerated studies and one month of process validation.  We do not need to obtain FDA approval to market and sell orally disintegrating rapid dissolve tablets for vitamins and OTC products.  We only need to be sure that the contract manufacturers we use for making our orally disintegrating rapid dissolve tablets for vitamins and OTC products have quality control and manufacturing procedures that conform to the FDA's good manufacturing practices (“GMP”) regulations, which must be followed at all times. In complying with standards set forth in these regulations, manufacturers must continue to expend time, monies and effort in the area of production and quality control to ensure full technical compliance.  We expect it would take us nine (9) months to purchase the raw materials, manufacture the product using a contract manufacturer, complete the packaging, ship the finished product and conduct the marketing/advertising for the product.  Launch of generics as a rapidly dissolving drug formulation requires filing of an ANDA (as described above on page 21) or NDA under Section 505(b)(2) of the Federal Food, Drug and Cosmetics Act, which covers new pharmaceutical products with innovative dosage forms or delivery routes.  Generics will require at least two years of time to approval as well as a $1-$2 million investment in safety and efficacy studies.

We currently do not have any marketable rapid dissolve products.  We may not successfully develop any of the potential rapid dissolve products for vitamins and OTC products, or we may require more funding than we expect to develop such potential rapid dissolve products.

We are using a patented material to develop our rapid dissolve products.  This patented material comprises a majority of our formula and is patented by its manufacturer.  We do not have exclusive use for this patented material for our rapid dissolve products.  The remainder of our formulation to develop these potential rapid dissolve products, such as particle size, coating agents, flavors, binders, manufacturing lubricants, package design, manufacturing process, packaging materials and packaging process, are treated as our trade secrets.  Although any competitor or potential competitor may use the same patented material to make a rapidly dissolving product, we rely on the trade secret aspect for our competitive edge in the market for rapid dissolve products.  As of the date of this prospectus we are not aware of any patent that would block our use of our “trade secrets” for the development of rapid dissolve vitamins and OTC products.

An overview of potential rapidly dissolving drug formulation products is shown below for each of the three categories:

Vitamin	Chemical Name	Function
B1	Thiamine Mononitrate	Breakdown of sugars in the diet
B2	Riboflavin	Energy metabolism; metabolism of fats, ketone bodies, carbohydrates, and proteins
B3	Niacinamide	Anti-inflammatory
B6	Pyridoxine HCl	Balancing of sodium and potassium, promotion of red blood cell production
B12	Cobalamin	Key role in the normal functioning of the brain and nervous system, and for the formation of blood
C	Ascorbic Acid	Antioxidant used for treatment and prevention of scurvy
D2	Ergocalciferol	Promotion of the active absorption of calcium and phosphorus by the small intestine to permit bone mineralization
D3	Cholecalciferol	Treatment of Vitamin D deficiency

OTC Product	Function
Aspirin	Analgesic for minor aches and pains, fever reducer, anti-inflammatory medication
Ibuprofen	Non-steroidal anti-inflammatory drug for relief of symptoms of arthritis, menstrual pain, fever, and as an analgesic
Tylenol	Analgesic for relieving pain, reducing fever, and relieving the symptoms of allergies, cold, cough, and flu
Guaifenesin	Expectorant used to relieve chest congestion
Dextromethophan	Cough suppressant
Chlorpheniramine	Control of symptoms of cold or allergies
Claritin (Loratidine)	Antihistamine for treatment of allergies
Benadryl (Diphenhydramine)	Antihistamine for treatment of allergies
Potassium Chloride	Treatment for low potassium blood levels
Ferrous Sulfate	Treatment for iron deficiency anemia
Glucosamine	Treatment for osteoarthritis; non-vitamin, non-mineral dietary supplement; an amino acid sugar and a prominent precursor in the biochemical synthesis of glycosylated proteins and lipids
Chondroitin Sulfate	Treatment for osteoarthritis; structural component of cartilage that provides much of its resistance to compression
Zantac (Ranitdine)	Histamine H2-receptor antagonist that inhibits stomach acid production
Bisacodyl	Stimulant laxative for relief of constipation and for the management neurogenic bowel dysfunction; part of bowel preparation before medical examinations such as colonoscopy
Caffeine	Central nervous system stimulant

Development Agreement/Intellectual Property

We own the Website www.scripsamerica.com.  We do not have any other intellectual property except as described below.

In March 2010, we entered into a product development, manufacturing, and supply agreement with Marlex Pharmaceuticals, Inc. for the development of pain relief 80mg and 160 mg orally disintegrating rapid dissolve tablets. Under this agreement Marlex will develop and supply the pain relief rapidly dissolving drug formulation, while we will fund all development costs (which we expect to be approximately $935,000) and own all intellectual property and proprietary rights to the pain relief rapidly dissolving drug formulation, including any patent and trademark rights and all data, reports, analyses, statistics and improvements.   The development costs consists of (i) an advance payment to Marlex to cover their internal expenses for the development ($200,000), (ii) acquiring raw materials and developing the ODT formulation ($406,000), (iii) analyze and validate the ODT formula and test sample batches ($154,000) and (iv) acquiring a National Drug Code for the ODT formulation and validate the manufacturing process ($175,000).   Current therapeutic categories available as rapidly dissolving drug formulation through Marlex are allergy, anti-inflammatory, and sleep.

Under our arrangement with Marlex, we will be the exclusive distributor of the pain relief rapidly dissolving drug formulations that are developed under the agreement.   Marlex has agreed not to develop or manufacture any pain relief rapidly dissolving drug formulations with anyone else, and we agreed not to have any pain relief rapidly dissolving drug formulation, or a generic drug product that would compete with such pain relief rapidly dissolving drug formulation, with any other party other than Marlex.  During the development of the pain relief rapidly dissolving drug formulation, we may terminate the development agreement on thirty (30) days prior written notice, however, we would be responsible for any development costs incurred by Marlex through the date of notice of termination.  After the pain relief rapidly dissolving drug formulation has been developed, either party may terminate the development agreement on 12 months prior written notice.

For a one year period following the delivery of the pain relief rapidly dissolving drug formulations that are developed under the agreement, we will pay Marlex a quarterly fee of seven percent (7%) of our gross profit on the quarterly sales of such formulations.  After the first year, the quarterly fee will be five percent (5%) of our gross profit on the quarterly sales from the pain relief rapidly dissolving drug formulations developed under our agreement with Marlex.

In the next 12 months, we expect to file a develop and file a trademark application, for a trade mark to use for our rapidly dissolving drug formulation products prior to the sales of the pain relief rapidly dissolving drug formulation we are developing with our pharmaceutical partner.  During 2012, we expect to submit an application for a “process patent” for how we make our 80 mg pain relief rapid dissolve product.  A process patent, if granted, would give us an exclusive method to produce not only our 80 mg pain relief rapid dissolve product but any other ODTs we decide to produce, and it would prevent other companies from using our manufacturing process.  However, the process patent will not prevent other companies from producing ODTs using any manufacturing process not covered by our process patent (if granted).  In addition, our process patent would not allow us to produce an ODT that is covered by a product patent of another company (as a product patent gives the holder exclusive rights to the product regardless of how it is produced).  If our process patent application is denied, we would not be able to seek protection for our manufacturing process under state trade secret law.  Trade secret law protects, among other things,  non-patentable processes provided certain conditions are met:  (i) the process is generally not known, (ii) the process gives an economic benefit to the owner and (iii) the owner takes reasonable steps of keeping the process secret.  By filing a process patent our manufacturing process becomes disclosed to the public and we would be unable to meet the condition of secrecy.

Competitors

Large, vertically integrated industry players engaged in the development, manufacture, marketing, sale and distribution of generic and/or branded specialty pharmaceuticals in various therapeutic categories include Actavis Group, Apotex, Dr. Reddy’s, Glenmark Pharmaceuticals, Jubilant Life Sciences, Mylan, Par Pharmaceutical Companies, Ranbaxy Laboratories, Sandoz (a division of Novartis), Sun Pharmaceutical Industries, Teva Pharmaceutical Industries, Barr Laboratories (a division of Teva), and Watson Pharmaceuticals.

The group of small and middle market companies within which we compete for market share consists of Adams Laboratories, Blu Pharmaceuticals, Boca Pharmacal, Caraco, Hi-Tech Pharmacal, Impax Laboratories, Lanett Company, Missionpharma, Pharmaceutical Laboratories, Purepac Pharmaceutical, Qualitest Pharmaceuticals, and URL Pharma.

We expect to compete in the supply chain management sector through the use of consultants to introduce and promote us with their contacts at various public and private sector out-patient surgery centers, hospitals and other health care facilities.  One of the consultants we hired will also help us seek business from the Department of Defense’s stock pile drug program.  The consultants will set up direct access for us to present our products, make presentations, and coordinate meetings with potential end users.  We will also market our supply chain management business directly to end users through our relationship with McKesson, which end users are customers of McKesson.

Our Rapidly dissolving drug formulation for 80 mg a cetaminophen will compete with other children’s analgesic products, such as Johnson & Johnson’s Children’s Tylenol Suspension Liquid and Children’s Tylenol Meltaways, Novartis’ Triaminic Fever Reducer Pain Reliever, and Perrigo’s Junior Strength Non-Aspirin Suspension Liquids & Drugs.  While the strength of J&J’s Tylenol brand seemed virtually bulletproof in the U.S. until recently, a multitude of product recalls over the past three years have weakened its reputation and opened a window for competitors to capture market share, especially in the children’s analgesics market where pediatricians’ support of the Tylenol brand has seen some erosion.  We will launch our rapidly dissolving drug formulation for 80 mg acetaminophen to try to take advantage of the open window in the analgesics market by promoting the advantages of ODTs – accurate dosing, patient-friendly and faster onset to accelerate relief.

We expect that much of the competition we face in the DESI field will be with smaller and middle size companies, primarily because the potential sales are not significant enough to entice larger companies such as Johnson & Johnson or Novartis, to devote resources for DESI drug development.  We estimate that there are approximately 200 drugs that have yet to be evaluated under the DESI program and we can be selective about the DESI drugs we decide to develop. However, we may face competition from one or more manufacturers of the DESI drug candidate we select for development and regulatory review.  If any such manufacturer becomes aware that we are seeking FDA approval under the DESI drug program for a drug candidate that such manufacturer makes, such manufacturer is allowed to submit its own ANDA for that DESI drug and the manufacturer can also restrict or cut off our supply of the drug through them.  If such manufacturer has significant financial resources, such manufacturer may be able to get FDA approval for the DESI drug candidate, even if we submitted an ANDA before the manufacturer did.

Employees

As of November 7 , 2011, we have two (2) full time employees and five (5) consultants.  We plan to hire more persons on as-needed basis.

DESCRIPTION OF PROPERTY

We have rent-free use of 150 square feet office space at 77 McCullough Drive, New Castle, Delaware 19720, which is our principal place of business.  This space is being made available to us by Marlex Pharmaceuticals, which is  our contract packager. There is no term for our use of the space, which can be terminated at any time.   We expect that this space shall be sufficient for the next 36 months.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us or our officers and directors.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Admission to Quotation on the OTC Bulletin Board

We intend to have our common stock be quoted on the OTC Bulletin Board. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differ from national and regional stock exchanges in that it:

(1) not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities. An OTC Bulletin Board equity security generally is any equity that is not listed or traded on NASDAQ or a national securities exchange.

To qualify for quotation on the OTC Bulletin Board,  an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. We expect to have an agreement with Spartan Securities, a registered broker-dealer, as the market maker, willing to list bid or sale quotations and to sponsor the Company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board, our securities will trade on the OTC Bulletin Board until a future time, if at all, that we apply and qualify for admission to quotation on the NASDAQ Global Market.  We may not now and it may never qualify for quotation on the OTC Bulletin Board or be accepted for listing of our securities on the NASDAQ Global Market.

Our Transfer Agent

We have appointed Olde Monmouth Stock Transfer Company, with offices at 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716, phone number 732-872-2727, as transfer agent for our shares of common stock. The transfer agent is responsible for all record-keeping and administrative functions in connection with our shares of common stock.

Dividend Policy

We have never declared or paid any cash dividends on our shares of common stock nor do we anticipate paying any in the foreseeable future.  Except for any dividends owed to the holder of our Series A Preferred Stock (as described on page 1 of this prospectus), we anticipate that we will retain all of our future earnings to finance our operations and expansion.  The payment of cash dividends in the future will be at the discretion of our Board of Directors (subject to the approval of the holder of the Series A Preferred Stock) and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.  The Series A Preferred Stock is paid a dividend at annual rate of 8% of the purchase price, which dividend is paid at the end of each fiscal quarter.  Each quarterly payment of such dividend is approximately $20,860.  In addition to the Board approval, w e cannot declare or pay any dividends on our common stock (other than in shares of our own common stock) unless we first pay to the Series A Preferred Stockholder a dividend equal to (i) all quarterly dividends on the Series A Preferred Stock that have accrued but that we have not paid to the Series A Preferred Stockholder plus (ii) the amount of the common stock dividend that the Series A Preferred Stockholder would get if he converted all of his shares of Series A Preferred Stock into our common stock.  Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. Furthermore, we expect to retain any future earnings.

Holders of Common Stock

As of September 19, 2011, the shareholders' list of our shares of common stock showed 90 registered shareholders and 52,012,680 shares of our common stock issued and outstanding.  We also have 2,990,252 shares of Series A Preferred Stock issued and outstanding, which are convertible into 5,980,504 shares of common stock.

Securities authorized for issuance under equity compensation plans

We currently do not have any equity compensation plans.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement.

Some items are omitted in accordance with the rules and regulations of the SEC.  For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement.  Statements contained in this prospectus about the contents of any contract or any other document filed as an exhibit are not necessarily complete and, and in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room.  In addition, the SEC maintains an Internet website, located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet website.

Upon the effectiveness of the registration statement of which this prospectus is a part, we will become subject to the full informational and periodic reporting requirements of the Exchange Act.  We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC.  We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain a website at www.scripsamerica.com. Our website is not a part of this prospectus.

FINANCIAL STATEMENTS

SCRIPSAMERICA, INC.

Table of Contents

Page

Financial Statements - June 30, 2011 and 2010
Balance Sheets	31
Statements of Income	32
Statements of Changes in Stockholders’ Equity	33
Statements of Cash Flows	32

Notes to Financial Statements	35

Independent Auditors’ Report	40

Financial Statements - December 31, 2010 and 2009

Balance Sheets	41
Statements of Income	42
Statements of Changes in Stockholders’ Equity	43
Statements of Cash Flows	44

Notes to Financial Statements - December 31, 2010 and 2009	45

SCRIPSAMERICA, INC.
Balance Sheets

	June 30, 2011	December 31,
	(Unaudited)	2010
ASSETS	Restated
Current Assets
Cash and cash equivalents	$598,761	$171,898
Receivable due from factor	697,702	91,341
Loan receivable - vendor	296,275	-
Prepaid expenses and other current assets	241,062	220,966

	1,833,800	484,205

Other Assets
Notes receivable - related party	9,000	9,000
Deposits	200,000	200,000

	209,000	209,000

TOTAL ASSETS	$2,042,800	$693,205

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$94,825	$82,930
Convertible notes payable - net of discount of $20,136 and $14,620, respectively	579,864	285,380
Convertible notes payable - related parties	80,000	60,000

	754,689	428,310

Commitments and contingencies	-	-

Convertible Series A preferred stock, 2,990,252 issued and outstanding as of June 30, 2011	1,043,000	-
Stockholders' Equity
Preferred stock - $0.001 par value; 10,000,000 shares authorized; 2,990,252 issued and outstanding
Common stock - $0.001 par value; 150,000,000 shares authorized; 51,887,680 and 45,859,680 shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively	51,888	45,860
Additional paid-in capital	401,020	201,770
Subscription Receivable	(176,000)
Retained earnings (deficit)	(31,797)	17,265

	245,111	264,895

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,042,800	$693,205

SCRIPSAMERICA, INC.
Statements of Income   (Unaudited)

	For the three months ended, June 30,		For the six months ended, June 30,
	2011	2010	2011	2010
	Restated		Restated

Product Sales - net	$1,775,094	$556,610	$3,416,328	$866,837

Cost of Goods Sold	1,302,124	486,894	2,477,513	745,271

Gross Profit	472,970	69,716	938,815	121,566

General and Administrative Expenses	272,299	6,108	370,559	6,250
Research and Development	157,525	-	441,494	-

	429, 824	6,108	812,053	6,250

Income Before Other Income (Expenses)	43, 146	63,608	126,762	115,316

Other Income (Expenses)
Interest expense	(81,604)	(13,054)	(150,464)	(13,054)

	(81,604)	(13,054)	(150,464)	(13,054)

(Loss) Income Before Provision for Income taxes	(38, 458)	50,554	(23,702)	102,262

Provision for Income Taxes	2,000	17,189	4,500	34,769

Net (Loss) Income	$(40, 458)	$33,365	$(28,202)	$67,493

Earnings Per Common Share
Basic	$(0.00)	$0.00	$(0.00)	$0.00

Diluted	$(0.00)	$0.00	$(0.00)	$0.00

Weighted Average Number of Common Shares
Basic	49,817,246	80,771,600	47,889,782	80,771,600

Diluted	49,817,246	80,931,600	47,889,782	80,931,600

SCRIPSAMERICA, INC.
Statements of Stockholders' Equity

For the Six Months ended June 30, 2011    (Unaudited)

					Restated	Restated
	Common Stock		Additional	Subscription	Retained	Total Stockholders'
	Shares	Amount	Paid-In Capital	Receivable	Earnings	Equity

Balance - January 1, 2011	45,859,680	$45,860	$201,770		$17,265	$264,895

Common stock issued for cash	28,000	28	5,572		-	5,600
Common stock subscription	5,200,000	5,200	170,800	(176,000)		-
Common stock issued for services - BOD	520,000	520	51,480			52,000
Common stock issued for services	180,000	180	22,320			22,500
Issuance of common stock in connection with convertible notes payable	100,000	100	24,900			25,000
Convertible Preferred stock costs & fees			(130,631)			(130,631)
Accrued dividends for convertible preferred stock					(20,860)	(20,860)
Common stock warrants issue to non-employee for services			54,809			54,809
Net (Loss) income	-	-	-	-	(28,202)	(28,202)

Balance - June 30, 2011	51,887,680	$51,888	$401,020	$(176,000)	$(31,797)	$245,111

SCRIPSAMERICA, INC.
Statements of Cash Flows   (Unaudited)

	For the six months ended, June 30,
	2011	2010
	Restated

Cash Flows from Operating Activities
Net (Loss) income	$(28,202)	$67,493
Adjustments to reconcile net (loss) income to net cash (used) by operating activities:

Amortization of discount on convertible notes payable	19,484	-
Common stock issued for services	74,500	-
Common stock warrants issued for services	54,809
Deferred Income tax		34,769

Changes in operating assets and liabilities:
(Increase) decrease in:
Receivable due from factor	(606,361)	(64,414)
Prepaid expenses and other current assets	(20,096)	-
Increase (decrease) in:		-
Accounts payable and accrued expenses	(8,965)	(71,326)

	(514,831)	(33,478)

Cash Flows from Investing Activities
Issuance of loan to vendor	(296,275)	(700)

Cash Flows from Financing Activities
Proceeds from Issuance of common stock	5,600	-
Proceeds from Issuance of convertible preferred stock - net	912,369	-
Proceeds from convertible notes payable	414,000	-
Payment for convertible notes payable	(114,000)	-
Proceeds from convertible notes payable - related parties	20,000	40,000

	1,237,969	40,000

Net Increase in Cash and Cash Equivalents	426,863	5,822

Cash and Cash Equivalents - beginning	171,898	503

Cash and Cash Equivalents - ending	$598,761	$6,325

Supplemental Disclosures of Cash Flow Information
Cash Paid:
Interest	$120,881	$13,054

Noncash financing and investing activities:
Common stock subscription	$176,000	$-
Common stock issued in connection with the issuance of convertibles note payable	$25,000	$-
Accrued dividends on convertible Preferred stock	$20,860	$-

SCRIPSAMERICA, INC.
Notes to Financial Statements	For the Six Months Ended June 30, 2011

1 -           Basis of Presentation

The accompanying financial statements reflect financial information of ScripsAmerica, Inc., (the “Company” or “ScripsAmerica” or “we”).

We were incorporated in the State of Delaware on May 12, 2008, and primarily engage in the sale of generic pharmaceutical drugs through our main customer, McKesson Corporation (McKesson”),, to various end users, including physicians’ offices, retail our pharmacies, long-term care sites, hospitals and home care agencies, located throughout the United States.   We use a single vendor, Marlex Pharmaceuticals, Inc. for our packaging, distribution, warehouse and customer service needs.

The accompanying unaudited interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the instructions to regulation S-X and should be read in conjunction with the audited financial statements of ScripsAmerica and related notes thereto contained in the Company’s audited financials for the year ended December 31, 2010 filed within this S-1 document.  Certain information and note disclosure required in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to regulation S-X.  In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein.  The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

2 -           Summary of Significant Accounting Policies

A summary of significant accounting policies follows:

a.
Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenues and expenses during the reporting period.   Actual results could differ from those estimates.

b.
Revenue Recognition - Revenue is recognized when product is shipped from our contract packager (Marlex Pharmaceuticals Inc.) to our customers’ warehouses, mainly McKesson, and is adjusted for any charge backs received from our customers which  includes inventory credits, discounts and volume incentives.  These charge back costs are received monthly from our customers’ and the sales revenue for the corresponding period is reduced accordingly.

Purchase orders from our customers generate our shipments, provide persuasive evidence that an arrangement exists and that the pricing is determinable. The credit worthiness of our customers assures that collectibility is reasonably assured.

c.
Research and Development   - Expenditures for research and development associated with contract research and development provided by third parties are expensed as operating expenses, as incurred. The Company had charges of $441,494 and $0 for research and development expenses for the six months ended June 30, 2011 and 2010, respectively.

d.
Stock-Based Compensation   – The Company adopted FASB ASC No. 718  “ Share-Based Payment,” requiring the expense recognition of the fair value of all share-based payments issued to employees. Stock grants to employees were valued using the fair value to the stock as determined by the board of directors since our stock is not publicly traded and the volume is immaterial.  As of June 30, 2011 the Company has not issued any employee stock options that would required calculating the fair value using a pricing model such as the Black-Scholes pricing model.

For non-employees, stock grants issued for services are valued at either the invoiced or contracted value of services provided, or to be provided, or the fair value of stock at the date the agreement is reached, whichever is more readily determinable.  For stock options granted to non-employees the fair value at the grant date is used to value the expense.  In calculating the estimated fair value of its stock options, the Company used a Black-Scholes pricing model which requires the consideration of the following seven variables for purposes of estimating fair value:

•	the stock option or warrant exercise price,
•	the expected term of the option or warrant,
•	the grant date fair value of our common stock, which is issuable upon exercise of the option or warrant,
•	the expected volatility of our common stock,
•	expected dividends on our common stock (we do not anticipate paying dividends for the foreseeable future),
•	the risk free interest rate for the expected option or warrant term, and
•	the expected forfeiture rate.

e.           Recent Accounting Pronouncements - Management does not believe that any recently issued, but not yet effective accounting pronouncements, if currently adopted, would have a material effect on the accompanying condensed financial statements.

3 -            Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets at June 30, 2011 include the unamortized balance of $146,666 of a consulting services contract estimated to last through November 2011, a $52,410 vendor credit, and $41,988 of various other deferred costs and prepaid expenses.

4 -            Receivable Due from Factor

The Company may at certain times during the year sell qualified receivables to a factor (United Capital Funding).  This agreement allows the Company to sell its qualified accounts receivable with recourse in exchange for advances of funds equivalent to 83% of the value of receivables, leaving 17% of the receivables as a reserve by the factor for potential non-payment of the Company’s receivables. The factoring facility is for a term of one year, which was renewed in April 2011 and is cancellable by either party upon one month’s written notice, which provides a factoring line of up to $1,000,000.   As collateral for the repayment of advances for receivables sold, the factor has a priority security interest in all present and future assets and rights of the Company. The factor has required that the Company notify all customers that all payments must be made to a lock-box controlled by the factor.  The factoring fee is 2.2% every thirty days or 26.4% annually. Factoring fees charged to interest expense for the six months ended June 30, 2011 and 2010 were $57,413 and 8,891, respectively.

As of June 30, 2011, open receivables sold to the factor were $74,364, leaving $697,702 due from the factor on all open receivables. Management has reviewed the open receivables for collectability and has determined that an allowance for doubtful accounts for these receivables is not necessary as of June 30, 2011.

5 -            Loan Receivable - Vendor

During the six months ended June 30, 2011, the Company loaned $296,275 to Marlex Pharmaceuticals Inc., our contract packager.  The amount is unsecured, non-interest bearing and has no stipulated repayment terms as the loan was made on an oral agreement.  Although there is no written contact for this loan, the Company considers this to be a current asset based on oral assurances from the management of Marlex Pharmaceuticals that the loan would be repaid within twelve months and the Company’s judgment of Marlex’s ability to pay its debt.

6 -            Convertible Notes Payable

During the six months ended June 30, 2011, the Company issued two one year $100,000 promissory notes payable, aggregating $200,000, one one year $200,000 promissory note and one one year $14,000 promissory note. The notes are to be used exclusively for the Company’s purchase orders. The notes provide for interest only payments of 2%, payable monthly in cash, or common stock of the Company at $0.25 per share, at the option of the lender. There is no required principal payment on the note until maturity.   The principal portion of the notes can be converted into common stock at any time during the one year term at the rate of $.25 per share at the option of the lender.   The notes can be extended by mutual consent of the lender and the Company.   In June 2011, the Company paid in full the $14,000 note.

During 2010, the Company issued three one year $100,000 promissory notes payable, aggregating $300,000.  In June of 2011, the Company paid in full $100,000 for one of the three notes that were issued in 2010. These notes are to be used exclusively for the Company’s purchase orders. These notes provide for interest only payments of 2%, payable monthly in cash, or common stock of the Company at $0.25 per share, at the option of the lender. There is no required principal payment on the notes until maturity.  The principal portion of the notes can be converted into common stock at any time during the one year term at the rate of $.25 per share at the option of the lender.  The notes can be extended by mutual consent of the lender and the Company.

Interest expense associated with these notes for the six months ended June 30, 2011 and 2010, was $73,984 and $0, respectively. Additionally, the Company issued to the note holder 168,080 shares of common stock.   These shares of common stock are valued at $.25 per share and are being amortized over the life of the notes.  Total value assigned to these shares was $42,020, of which $21,884 has been amortized as interest expense, the unamortized discount on these notes as of June 30, 2011 is $20,136.

7 -           Notes Payable - Related Parties

During the six month period ended June 30, 2011, the Company issued two one year promissory notes aggregating $20,000. The notes consist of $10,000 issued to the Company’s president and CEO and $10,000 issued to a company owned by the Company’s president and CEO.  These notes provide for  interest only payments of 2%, payable monthly in cash, or common stock of the Company at $0.25 per share, at the option of the lender. There is no required principal payment on the notes until maturity. The principal portion of the notes can be converted into common stock at any time during the one year term at the rate of $.25 per share at the option of the lender.  Interest expense associated with these notes for the six months ended June 30, 2011 was approximately $1,260.

During 2010, the Company issued six one year promissory notes aggregating $60,000. The notes consist of $40,000 issued to the Company’s president and CEO and $20,000 issued to a company owned by the Company’s president and CEO.  These notes provide for interest only payments of 2%, payable monthly in cash, or common stock of the Company at $0.25 per share, at the option of the lender. There is no required principal payment on the notes until maturity.  The principal portion of the notes can be converted into common stock at any time during the one year term at the rate of $.25 per share at the option of the lender. The notes can be extended by mutual consent of the lender and the Company. Interest expense associated with these notes for the three months ended June 30, 2011 and 2010 was $7,200 and $800, respectively.

 8 -          Income Taxes

Our provision for income taxes at June 30, 2011 and 2010 consisted of the following

	June 30, 2011	June 30, 2010

Current
Federal	$4,500	$34,769
State	-	-

Deferred
Federal	-	-

Income Tax Expense	$4,500	$34,769

The effective tax rates differ from the statutory rates for 2011 and 2010 primarily due to the following:

	2011			2010
	Amount	Effective x Rate Percentage		Amount	Effective Tax Rate Percentage

Federal income tax liability (benefit)	$(2,470)	15.0%		$34,769	34.0%
Effect of graduated rates	(5,910)	(81.4%	)
Nondeductible expenses	12,880	(177.3%	)

	$4,500	61.9%		$34,769	34.0%

9 -            Convertible Preferred stock

On April 1, 2011 the Company issued 2,990,252 shares of convertible preferred stock (“Series A Preferred stock”) for $1,043,000 to one investor.  The Series A Preferred stock has the following rights, preferences, powers, privileges, and restrictions:  (a) 8% dividend (appropriately adjusted to reflect any stock splits), the dividends shall accrue and be paid on March 31, June 30, September 30 and December 31. (b) Preferential payments of the assets available for distribution to its stockholders by reason of their ownership in an amount equal to the Series A Preferred stock Original Issue price ($.1744).  (c) Voting rights - one vote for the number equal to the number of whole shares of common stock and shall be entitled to elect one director of the Corporation. (d) Rights to Convert – Each share of Series A Preferred stock shall be convertible, at the option of the holder at any time and from time to time without the payment of additional consideration by the holder into such number of fully paid and non-assessable shares of common stock as determined by dividing the Original Issue price by the Conversion price in effect at the time of the conversion.  The conversion price is initially equal to $.1744 and can be adjusted any time if the Company issue non-exempted common shares at a price below $.1744. (e) the owner of the Series A Preferred stock can waive its right to adjust the conversion price at his choosing.  (f) Exempted securities - for shares issued to employees, directors or consultants or advisors if the issuance is approved by the Board.

The Company has determined that the Series A convertible preferred stock has the characteristics of a derivative instrument due to the fact that the conversion prices is indexed to the Company’s own stock.  The Company has determined that there is no change in the value of the derivative liability and no income or expense should be recorded to earnings.

10 -	Stockholders’ Equity

 Common Stock

In 2011, the board of directors authorized a two-for-one forward stock split and a change in par value. The change in par value and the forward stock split have been retroactively applied as of January 1, 2011 in the balance sheet and the statement of changes in stockholders’ equity.

During the six months ended June 30, 2011, the Company issued 28,000 restricted shares of common stock for cash proceeds of $5,600.

On April 29, 2011 the Company agreed to sell 5,200,000 restricted shares of common stock to four purchasers for an aggregate purchase price of $176,000.  The sales of these common stock shares were recorded as a stock subscription receivable, contra equity account, to the equity section of the balance sheet in April 2011.  As of September 19, 2011, the Company has received $5,200 toward the purchase price of $176,000.  The Company expects to receive the remaining balance cash for these shares within the next six months.

During the six months ended June 30, 2011, the Company issued 180,000 restricted shares of its common stock to non-employees for services rendered during the six month period ended June 30, 2011 or to be rendered. These services were valued at $22,500. The unamortized amount of prepaid services at June 30, 2011 is $13,749.  The Company charged its operations $8,751.

During the six months ended June 30, 2011, the Company issued 520,000 restricted shares of its common stock in connection with services provided by members of the board of directors. The Company charged its operations $52,000.

During the six month period ended June 30, 2011, the Company issued 100,000 shares for interest related to the issuance of a note payable.   The Company accounted for this transaction as a discount on notes payable totaling $25,000, of which $6,250 was amortized to interest expense for the six month period ended June 30, 2011.

Warrants

On April 1, 2011, the Company issued 478,440 common stock warrants to a third party vendor as part of payment for services provided.   These warrants have a strike price of $.1744, are 100% vested and have a contractual life of 5 years, expiring on March 31, 2016.   The Company calculated the fair value of the warrants to be $54,809, using the Black-Scholes option pricing model and the expense was recorded to the statement of operations.   The assumptions used in computing the fair value are a closing stock price of $.1744, expected term was 2.5 years since the stock in not heavily traded and the   strike price and market price were equal, the “plain vanilla” method was used to determine the years.   Also since the Company does not have a history of stock prices over 2.5 years the Company used the expected volatility of four similar entities within our sector whose share or option price are publicly available, per Staff Accounting Bulletin topic 14 interpretations and guidance.  The Company used the stock prices of four comparative companies within our industry, calculated the volatility for each Company and used the average of the four comparable companies to determine that the expected volatility of 120.65%, the risk free rate was estimated to be 1.3%.

11 -	Commitments and Contingencies

In March 2010, the Company signed a “Product, Manufacturing and Supply Agreement” with Marlex, a contract packager and labeler, for orally disintegrating tablets.   The total value of this contract is estimated to be $935,000.   As of June 30, 2011, the Company has paid a total of $744,222, of which $200,000 is considered a stand still fee that has been reflected as a deposit on the balance sheet as of June 30, 2011 and December 31, 2010.   An expense of $276,887 was recorded as research and development costs for the six month period ended June 30, 2011.   No expense was recorded for the six month period ended June 30, 2010. The balance of $190,778 at June 30, 2011 is expected to be completed and paid in 2011 upon completion of the contract.   Upon the commencement of product shipped, a 7% royalty on the gross profit related to the orally disintegrating tablet sales will be due on a quarterly basis.   The $200,000 deposit will be applied towards this royalty payment.

12 -	Earning Per Common Share

The basic earnings per share or loss per share are computed using the weighted average number of common shares outstanding. The assumed exercise of common stock equivalents were excluded from the calculation of diluted net loss per common share  because their inclusion would have been anti-dilutive.  As of June 30, 2011, common stock equivalents consisted of preferred stock convertible into 5,980,504 shares, warrants convertible into 478,440 shares and notes payable convertible into 2,720,000 shares of common stock.

13 -	Concentrations

The Company purchased 100% of its product form one supplier during the six months ended June 30, 2011 and 2010.  A disruption in the availability of product from this supplier could cause a possible loss of sales, which could affect operating results adversely.

The Company derived approximately $3,177,000 or 93% and approximately $867,000 or 100%, respectively, of its revenue from one customer during the six months ended June 30, 2011 and 2010, respectively.

As of June 30, 2011, one customer accounted for approximately $690,000, or 99% of the Company’s accounts receivable.

14 -	Subsequent Events

In July 2011, the Company sold 1,000 shares of common stock for an aggregate purchase price of $200.

In July 2011, the Company authorized the issuance of 104,000 shares of common stock for the payment of services from various non-employees.

In July 2011, the Company authorized the issuance of 4,000 shares to the five members of the Board of Directors, totaling 20,000 shares for payment for services rendered in attending the July board meeting. These shares were valued at $2,000, as established by the Board of the Directors.

On August 8, 2011 Steve Urbanski resigned as the Executive Vice President and a director of the Company.

15.              Restatement of Previously Issued Financial Statements

The Company increased its net loss for the three and six months ended June 30, 2011 by $16,439 based on a revision to the estimated fair value of warrants issued for services.  Initially the Company included in the estimated fair value a projected forfeiture amount which was based on projected expectation and was not based on any actual history. Management concluded after reviewing FASB ASC 718 that the Company should not have taken the deduction for projected forfeitures. There was no impact to the net loss per shares for those periods.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ScripsAmerica, Inc.
New Castle, Delaware

We have audited the accompanying balance sheets of ScripsAmerica, Inc. (the “Company”) as of December 31, 2010, and 2009, and the related statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2010. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ScripsAmerica, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Raich Ende Malter & Co. LLP

Raich Ende Malter & Co. LLP

New York, New York

June 1, 2011, except for Notes 2, 12 and 16, as to which the date is August 19, 2011

SCRIPSAMERICA, INC.
Balance Sheets

	December 31,
	2010	2009

ASSETS
Current Assets
Cash and cash equivalents	$171,898	$503
Receivable due from factor	91,341	-
Prepaid expenses and other current assets	220,966	-
Deferred income taxes	-	56,000

	484,205	56,503

Other Assets
Notes receivable - related party - net	9,000	7,300
Deposits	200,000	-

	209,000	7,300

	$693,205	$63,803

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$82,930	$-
Convertible notes payable - net of discount of $14,620	285,380	-
Notes payable - related parties	60,000	-

	428,310	-

Commitments and Contingencies	-	-

Stockholders' Equity
Preferred stock - $0.001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock - $0.001 par value; 150,000,000 shares authorized; 45,859,680 and 80,771,600 shares issued and outstanding as of December 31, 2010 and 2009, respectively; 80,000,000 shares subscribed as of December 31, 2009	45,860	80,722
Subscriptions receivable	-	(4,000)
Additional paid-in capital	201,770	96,838
Retained earnings (deficit)	17,265	(109,807)

	264,895	63,803

	$693,205	$63,803

See accompanying notes to financial statements.

SCRIPSAMERICA, INC.
Statements of Income

	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009

Product Sales - net	$3,221,320	$-

Cost of Goods Sold	2,543,921	-

Gross Profit	677,399	-

General and Administrative Expenses	93,565	25,599
Research and Development	267,335	-

	360,900	25,599

Income (Loss) Before Other Income (Expenses)	316,499	(25,599)

Other Income (Expenses)
Forfeited deposits	-	(14,500)
Interest expense	(130,905)	-
Interest income	1,693	189

	(129,212)	(14,311)

Income (Loss) Before Provision for (Benefit from) Income Taxes	187,287	(39,910)

Provision for (Benefit from) Income Taxes	60,215	(56,000)

Net Income	$127,072	$16,090

Earnings Per Common Share
Basic	$-	$-
Diluted	$-	$-

Weighted Average Number of Common Shares
Basic	79,195,292	80,771,600
Diluted	80,635,292	80,771,600

See accompanying notes to financial statements.

SCRIPSAMERICA, INC.
Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 2010 and 2009

	*Common Stock
	Shares	Amount	*Subscriptions Receivable	*Additional Paid-In Capital	Retained Earnings (Deficit)	Stockholders’ Equity
Balance - January 1, 2009 - as restated *	80,771,600	$80,772	$(4,000)	$96,838	$(125,897)	$47,713
Net income	-	-	-	-	16,090	16,090

Balance - December 31, 2009	80,771,600	80,772	(4,000)	$96,838	(109,807)	63,803
Cancellation of subscriptions receivable	(40,000,000)	(40,000)	2,000	38,000	-	-
Common stock issued for services	5,000,000	5,000	-	45,000	-	50,000
Common stock issued for services	20,000	20	-	4,980	-	5,000
Common stock issued for interest	68,080	68	-	16,952	-	17,020
Collection of subscriptions receivable	-	-	2,000	-	-	2,000
Net income	-	-	-	-	127,072	127,072

Balance - December 31, 2010	45,859,680	$45,860	$-	$201,770	$17,265	$264,895

*All amounts give retroactive effect to the stock split and change in par value; in addition, shares of common stock and subscriptions receivable give retroactive effect to a prior-period adjustment discussed in Note 11.

See accompanying notes to financial statements.

SCRIPSAMERICA, INC.
Statements of Cash Flows

	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009

Cash Flows from Operating Activities
Net income	$127,072	$16,090
Adjustments to reconcile net income to net cash (used) by operating activities:
Provision for bad debts	2,500	18,687
Amortization of discount on convertible note payable	2,400	-
Common stock issued for services	30,000	-
Deferred income taxes	56,000	(56,000)
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivable due from factor	(91,341)	-
Prepaid expenses	(195,966)	-
Deposits	(200,000)	-
Increase (Decrease) in:
Accounts payable and accrued expenses	82,930	(2,750)

	(186,405)	(23,973)

Cash Flows from Investing Activities
Loans to related parties	(4,200)	(19,487)

Cash Flows from Financing Activities
Proceeds from convertible notes payable	300,000	-
Proceeds from notes payable - related parties	60,000	-
Collection of subscriptions receivable	2,000	-

	362,000	-

Net Increase (Decrease) in Cash and Cash Equivalents	171,395	(43,460)

Cash and Cash Equivalents - beginning	503	43,963

Cash and Cash Equivalents - end	$171,898	$503

Supplemental Disclosures of Cash Flow Information
Cash Paid:
Interest	$124,061	$-
Income taxes	-	-

Noncash financing and investing activities:
Common stock issued for services	$55,000	$-
Discount on convertible note payable	$17,020	$-
Cancellation of subscriptions receivable	$2,000	$-

See accompanying notes to financial statements.

SCRIPSAMERICA, INC.
Notes to Financial Statements	December 31, 2010 and 2009

1 -	Organization and Business

ScripsAmerica, Inc., (the “Company” or “ScripsAmerica” or “we”) was incorporated in the State of Delaware on May 12, 2008, and primarily engages in the sale of generic pharmaceutical drugs to our customer’s various distribution centers located throughout the United States.  The Company began shipment of products in February 2010.

The Company receives purchase orders from a national pharmaceutical distributor and fills the orders through a contracted packaging and manufacturing services provider.  ScripsAmerica offers fulfillment of prescription and over the counter (OTC) orders, as well as labeling, packaging, and shipping services. The Company maintains its corporate office in New Castle, Delaware.

2 -	Summary of Significant Accounting Policies

A summary of significant accounting policies follows:

a.
Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

b.
Revenue Recognition - Revenue is recognized when product is shipped from our contract packager (Marlex Pharmaceuticals Inc.) to our customers’ warehouses, mainly McKesson, and is adjusted for any charge backs received from our customers which includes inventory credits, discounts and volume incentives.  These charge back costs are received monthly from our customers’ and the sales revenue for the corresponding period is reduced accordingly.

Purchase orders from our customers generate out shipments, provide persuasive evidence that an arrangement exists and that the pricing is determinable.

c.
Customer, Product, and Supplier Concentration - We sell our products directly to a wholesale drug distributor who, in turn, supplies products to pharmacies, hospitals, governmental agencies, and physicians.  All of our sales were to Mckesson Corporation.

On January 1, 2010, the Company entered into a Service Agreement, with a term of ten years, cancellable by either party upon twelve months written notice, which provides for the packaging and distribution of goods, received from the Company’s suppliers, to the Company’s customers. The Company used this contract packager exclusively for all of its warehouse, customer service, distribution, and labeling services for 2010.

In March 2010, the Company entered into a Product, Manufacturing, and Supply Agreement with the same company that supplies its packaging and distribution services. See Note 13.

d.
Research and Development - Expenditures for research and development associated with contract research and development provided by third parties are expensed as operating expenses, as incurred. The Company had charges of $267,335 and $0 for research and development expenses for the years ended December 31, 2010 and 2009, respectively.

e.	Cash and Cash Equivalents - The Company considers all highly liquid financial instruments purchased with an original maturity of three months or less to be cash equivalents.

SCRIPSAMERICA, INC.
Notes to Financial Statements	December 31, 2010 and 2009

f.
Accounts Receivable - Accounts receivable are stated at estimated net realizable value and net of accounts receivable sold subject to charge-back.  Management provides for uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on its assessment of the current status of individual accounts and historical collection information.  Balances that are deemed uncollectible after management has used reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable. The Company has entered into an accounts receivable factoring facility agreement. See Note 4.

g.
Income Taxes - The Company provides for income taxes using an asset and liability based approach for reporting for income taxes.  Deferred income tax assets and liabilities are computed annually for differences between the financial statement and the tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.  See Note 10.

The Company also complies with the provisions of Accounting for Uncertainty in Income Taxes. The accounting regulation prescribes a recognition threshold and measurements process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return.

h.
Fair Value Measurements - The Company adopted the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) No. 820, Fair Value Measurements and Disclosures (“ASC 820”).  ASC 820 clarifies that fair value is an estimate of the exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (i.e., the exit price at the measurement date).  Under ASC 820, fair value measurements are not adjusted for transaction cost.  ASC 820 provides for use of a fair value hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three levels:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Input other than quoted market prices that are observable, either directly or indirectly, and reasonably available.  Observable inputs reflect the assumptions market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company.

Level 3: Unobservable inputs.  Unobservable inputs reflect the assumptions that the Company develops based on available information about what market participants would use in valuing the asset or liability.

An asset or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Availability of observable inputs can vary and is affected by a variety of factors.

The Company uses judgment in determining the fair value of assets and liabilities, and level 3 assets and liabilities involve greater judgment than level 1 and level 2 assets and liabilities.

i.
Financial Instruments - The carrying values of cash equivalents, receivable due from factor, accounts payable and accrued expenses, and notes payable approximate their fair values due to their short-term maturities.

j.	Advertising Expenses - The Company expenses advertising costs as incurred. The Company did not incur any advertising expenses for the years ended December 31, 2010 and 2009.

SCRIPSAMERICA, INC.
Notes to Financial Statements	December 31, 2010 and 2009

k.
Cost of Goods Sold - The Company purchases all of its product from suppliers at various contracted prices and does not own or maintain any inventory. Upon shipment of product, the Company is charged the contracted price.   The Company financed the purchase of inventory based on confirmed purchase orders via a revolving finance agreement and convertible notes payable.  See Notes 7 and 9.  Shipping and handling costs are included in cost of goods sold.

l.
Stock Based Compensation - The Company may exchange its common stock for services rendered by employees, directors, consultants, and others.  The Company accounts for stock and stock options issued to employees and non-employees for services and other compensation under the provisions of ASC No. 718, Compensation - Stock Compensation and ASC No. 505-50, Equity-Based Payments to Non-Employees, which establish standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services at fair value.  These standards also address transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  For employees, stock awarded is valued based on the closing bid price on the date of grant.   For non-employees, stock issued for services is valued at either the invoiced or contracted value of services provided, or to be provided, or the fair value of the stock at the due date per the service agreement, or stock issuance date, whichever is more readily determinable. The Company has not issued any warrants or options since inception.

m.
Earnings Per Share - Basic net income per common share is computed using the weighted average number of common shares outstanding during the periods.  Diluted net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period.  See Note 14

n.	Recently Issued Accounting Pronouncements -

In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to FASB ASC Topic 605, Revenue Recognition) (“ASU 2009-13”). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted.  The Company is currently assessing the impact of the standard on its results of operations or financial condition.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends ASC 820 to require additional disclosures regarding fair value measurements. The amended guidance requires entities to disclose the amounts of significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for these transfers, the reasons for any transfers in or out of Level 3, and information in the reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. The ASU also clarifies the requirements for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. The amended guidance is effective for interim and annual financial periods beginning after December 15, 2009.  The full adoption of ASU 2010-06 is not expected to impact the Company’s operating results, financial position or cash flows, but did impact the Company’s disclosures on fair value measurements.

SCRIPSAMERICA, INC.
Notes to Financial Statements	December 31, 2010 and 2009

In April 2010, the FASB issued ASU 2010-17, Revenue Recognition - Milestone Method (“ASU 2010-17”). ASU 2010-17 provides guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. A vendor can recognize consideration that is contingent upon achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. The following criteria must be met for a milestone to be considered substantive. The consideration earned by achieving the milestone should (i) be commensurate with either the level of effort required to achieve the milestone or the enhancement of the value of the item delivered as a result of a specific outcome resulting from the vendor’s performance to achieve the milestone; (ii) be related solely to past performance; and (iii) be reasonable relative to all deliverables and payment terms in the arrangement. No bifurcation of an individual milestone is allowed, and there can be more than one milestone in an arrangement. Accordingly, an arrangement may contain both substantive and non-substantive milestones. ASU 2010-17 is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Management evaluated the potential impact of ASU 2010-17 and does not expect its adoption to have a material effect on the Company’s results of operations or financial condition.

In December 2010, the FASB issued ASU 2010-29, Business Combinations (ASC Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this ASU affect any public entity as defined by ASC Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments in this ASU specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company does not expect adoption of ASU 2010-29 to have a material impact on the Company’s results of operations or financial condition.

In December 2010, the FASB issued ASU 2010-28, Intangibles - Goodwill and Other (ASC Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The amendments in this ASU modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010.  Early adoption is not permitted. The Company does not expect the adoption of ASU 2010-28 to have a material impact on the Company’s results of operations or financial condition.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

3 -	Prepaid Expenses and Other Current Assets

The balance as of December 31, 2010 and 2009 was $220,966 and $-0-, respectively. The balance as of December 31, 2010 consisted of an advance of $195,966 to the Company’s packaging and distribution provider, and $25,000 for stock compensation.  See Note 12.

SCRIPSAMERICA, INC.
Notes to Financial Statements	December 31, 2010 and 2009

4 -	Receivable Due from Factor

In April 2010, the Company entered into a factoring and security agreement.  The Company agreed to sell its qualified accounts receivable with recourse in exchange for advances of funds equivalent to 78% of the value of receivables, leaving 22% of the receivables as a reserve by the factor for potential non-payment of the Company’s receivables. The factoring facility is for a term of one year, cancellable by either party upon one month’s written notice, which provided maximum financing of $500,000. The factoring line was increased to $750,000 as of December 31, 2010.  As collateral for the repayment of advances for receivables sold, the purchaser has a priority security interest in all present and future assets and rights of the Company. The purchaser has required that the Company notify all customers that all payments must be made to a lock-box controlled by the purchaser.  The factoring fee is.345% every five days. Factoring fees charged to interest expense for the year ended December 31, 2010 was $65,917.

As of December 31, 2010, $438,088 of accounts receivable had been sold to the factor, of which $346,747 had been advanced to the Company, leaving $91,341 due from the factor on these receivables. Management has reviewed the open receivables for collectibility and has determined that an allowance for doubtful accounts for these receivables is not necessary at December 31, 2010.

5 -	Notes Receivable and Other Related Party Transactions

On December 22, 2008, the Company entered into a loan agreement with a stockholder, who is also an officer of the Company, in the amount of $6,500.  The loan bears no interest and is payable on demand.  On March 15, 2009, the Company amended the loan agreement to increase the amount to $7,300. On August 31, 2010, the Company amended the loan agreement to increase the amount to $9,000.  As of December 31, 2010 and 2009, the outstanding balance is $9,000 and $7,300, respectively, and is classified as notes receivable - related party- net.

The Company entered into revolving loan agreements with JBS Capital, Inc. (“JBS”) and its wholly-owned subsidiary, Verbena Pharmaceuticals, Inc. (“Verbena”) during 2008.  The agreement with JBS provided available credit of $30,000, bearing interest at 5.00% per annum on the outstanding principal.   The agreement with Verbena provided available credit of $100,000. On June 30, 2009, the agreement with Verbena was amended to provide available credit of $225,000, bearing interest at 5.00% per annum on the outstanding principal. Outstanding principal and accrued interest is to be repaid in full upon the earlier of the completion of a merger or December 31, 2010.  At December 31, 2010 and 2009, the balance outstanding under these agreements is classified as notes receivable - related party - net and consists of advances to and payments on behalf of JBS and Verbena aggregating $21,200 and $118,477, respectively, less an allowance for uncollectible accounts of $21,200 and $118,477, respectively.  The outstanding balance was offset by an allowance for uncollectible accounts due to the inability of JBS and Verbena to repay the loans as of December 31, 2010 and 2009.  Future collections, if any, will be recognized as other income. The Company’s CEO/director and two of its other directors, all of whom are stockholders of the Company, are the sole stockholders of JBS. The loans to JBS and Verbena were made when the Company was exploring the possibility of a merger with Verbena, a nontrading public “shell company.”

In 2010, the Company paid $8,500 in consultant fees to a consulting firm owned by the Company’s CEO and an additional $8,500 in consulting fees to a consulting firm owned by the Company's Chief Financial Officer.

6 -	Deposits

Deposits as of December 31, 2010 consist of an advance royalty payment of $200,000 made under the Company’s Product Development, Manufacturing and Supply agreement. See Note 13.

SCRIPSAMERICA, INC.
Notes to Financial Statements	December 31, 2010 and 2009

7 -	Convertible Notes Payable

During 2010, the Company issued three one year $100,000 promissory notes payable, aggregating $300,000.  These notes are to be used exclusively for the Company’s purchase orders. These notes provide for monthly interest only payments of 2%, payable in cash, or common stock of the Company at $0.25 per share, at the option of the lender. There is no required principal payment on the notes until maturity on October 8, 2011, November 22, 2011 and December 31, 2011.  The principal portion of the notes can be converted into common stock at any time during the one year term at the rate of $.25 per share at the option of the lender. The notes can be extended by mutual consent of the lender and the Company.  Interest expense charged relating to these notes for the year ended December 31, 2010 was $7,494. Additionally, the Company issued to the note holder 68,080 shares of common stock.  These shares of common stock are valued at $.25 per share and are being amortized over the life of the notes.  Total value assigned to these shares was $17,020, of which $2,400 has been amortized as interest expense for the year ended December 31, 2010.  The unamortized discount on these notes as of December 31, 2010 is $14,620.

8 -	Notes Payable - Related Parties

During 2010, the Company issued six one year promissory notes aggregating $60,000. The notes consist of $40,000 issued to the Company’s CEO and $20,000 issued to a company owned by the Company’s CEO.  These notes provide for monthly interest only payments of 2%, payable in cash, or common stock of the Company at $0.25 per share, at the option of the lender. There is no required principal payment on the notes until maturity. The amount of the notes, to the Company’s CEO, and the related maturities are $15,000, May 16, 2011, $5,000, June 3, 2011, $10,000, October 24, 2011, and $10,000, December 22, 2011, respectively. The amount of the notes, to the company owned by the Company’s CEO, and the related maturities are $10,000, May 16, 2011, and $10,000, June 3, 2011, respectively.  The principal portion of the notes can be converted into common stock at any time during the one year term at the rate of $.25 per share at the option of the lender. The notes can be extended by mutual consent of the lender and the Company. Interest expense charged relating to these notes for the year ended December 31, 2010 was $6,397.

9 -	Purchase Order Financing

On May 19, 2010, the Company entered into a revolving facility with a financial services company to fund the purchase of inventory products upon the receipt of confirmed purchase orders from customers.  The facility provides for maximum financing of $300,000, has no expiration date, and is personally guaranteed by the CEO.  During 2010, the Company borrowed and repaid $1,309,626. There is no outstanding balance on this credit facility as of December 31, 2010. The interest rate on the borrowings is 4% every thirty days or portion thereof.  Interest expense charged relating to these notes for the year ended December 31, 2010 was $48,697.

10 -	Income Taxes

The Company accounts for income taxes under the asset and liability method as stipulated by ASC 740, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities.  Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

As of December 31, 2009, the Company had net operating loss carryforwards of approximately $166,000, available to reduce future federal and state taxable income, expiring through 2029, that were fully utilized in 2010.  The Company had $56,000 in deferred income tax assets at December 31, 2009, resulting from net operating loss carryforwards. At December 31, 2009, management believed it was more likely than not that the full benefit would be realized.

SCRIPSAMERICA, INC.
Notes to Financial Statements	December 31, 2010 and 2009

The Company files federal and Delaware state income taxes.  Currently, there are no tax examinations in progress, nor has the Company had any federal or state examinations since its inception in 2008.  All of the Company’s tax years are subject to federal and state tax examination.  As of December 31, 2010, the Company did not have any unrecognized tax benefits and does not expect this to change significantly over the next 12 months.  The Company recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense.  As of December 31, 2010, the Company has no accrued interest or penalties related to uncertain tax positions.

	2010	2009
Current
Federal	$2,740	$-
State	1,475	-

Deferred
Federal	56,000	56,000

	$60,215	$(56,000)

The effective tax rates differ from the statutory rates for 2010 and 2009 primarily due to the following:

	2010		2009
	Amount	Effective Tax Rate Percentage	Amount	Effective Tax Rate Percentage

Federal income tax liability (benefit)	$63,678	34%	$(13,600)	(34)%
State income tax liability (benefit)	1,475	1%	--	-
Effect of graduated rates	(4,938)	(3)%	-	28%
Change in valuation allowance	-	-	(42,400)	(106)%

	$60,215	32%	$(56,000)	(140)%

Significant components of deferred tax assets and liabilities are as follows:

	2010	2009

Net operating loss carryforwards	$-	$56,000

11-       Stockholders’ Equity

General

The preferred shares have a par value of $.001 per share, and the Company is authorized to issue 10,000,000 shares.  The preferred stock of the Company shall be issued by the board of directors of the Company in one or more classes or one or more series within any class, and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the board of directors of the Company may determine, from time to time.  As of December 31, 2010, there are no outstanding shares of preferred stock issued.  See Note 16.

SCRIPSAMERICA, INC.
Notes to Financial Statements	December 31, 2010 and 2009

As of April 2011, common stock shares have a par value of $.001 per share (see Note 16) and the Company is authorized to issue 150,000,000 shares, each share shall be entitled to cast one vote for each share held at all stockholders’ meeting for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

Common Stock

In 2011, the board of directors authorized a two-for-one forward stock split and a change in par value.  See Note 16.  The change in par value and the forward stock split have been retroactively applied as of January 1, 2009 in the balance sheet and the statement of changes in stockholders’ equity.

During 2010, the Company issued 20,000 shares in connection with services related to the issuance of notes payable. The Company charged its operations $5,000.

During 2010, the Company issued 68,080 shares for interest related to the issuance of notes payable. The Company accounted for this transaction as a discount on notes payable totaling $17,020, of which $2,400 was amortized to interest expense for the year ended December 31, 2010.  See Note 7.

During 2010, the Company issued 5,000,000 shares of stock (2,500,000 shares on a pre-stock split basis) to its current chief financial officer, in lieu of compensation, for services rendered during the period of October 1, 2010 through March 31, 2011. These shares were valued at $50,000 based upon the fair value on the grant date.  A $25,000 charge was recognized as stock based compensation for the year ended December 31, 2010 and the balance of $25,000 is included in prepaid expenses and other current assets as of December 31, 2010, and will be amortized in 2011. The stock issued contains a forfeiture provision under certain circumstances whereby 2,500,000 shares of stock may be cancelled.

In December 2010, half of the stock subscription receivable from the Company’s two founders was received, and the balance of the subscriptions receivable for 40,000,000 shares was cancelled.

There was no common stock issued during the fiscal year ended December 31, 2009.

12-        Commitments and Contingencies

In March 2010, the Company signed a “Product, Manufacturing and Supply Agreement” with a contract packager and labeler for orally disintegrating tablets.  The total value of this contract is $935,000.   As of December 31, 2010, the Company has paid a total of $467,335, of which $200,000 is considered a stand still fee that has been reflected as a deposit on the balance sheet as of December 31, 2010.  An expense of $267,335 was recorded to operations as research and development costs for the fiscal year 2010.  The balance of $467,665 is expected to be completed and paid in 2011.  Upon the commencement of product shipped, a 7% royalty on the gross profit related to the orally disintegrating tablet sales will be due on a quarterly basis.  The $200,000 deposit will be applied towards this royalty payment.

The Company utilizes the office space of its vendor at no cost. There is no agreement for the use of this space and it may not be available to us in the future.

13-       Forfeited Deposits

On April 2, 2009, the Company entered into a confidential term sheet agreement to purchase a U.S. based publicly traded company (the “issuer”), currently trading on the OTC exchange.  The agreement required that after completion of the purchase, one percent of the outstanding shares would remain with the issuer.  In accordance with the agreement, the Company submitted a nonrefundable deposit of $12,000.  The agreement expired sixty days from the date of the agreement, and was subsequently extended upon the submission of an additional deposit of $2,500 in May 2009.  As of December 31, 2009, the agreement expired and the deposits of $14,500 were recorded in the statement of operations as forfeited deposits.

SCRIPSAMERICA, INC.
Notes to Financial Statements	December 31, 2010 and 2009

14-         Earning Per Common Share

The basic earnings per share are computed using the weighted average number of common shares outstanding.  The dilutive effect of potential common shares outstanding is included in the diluted earnings per share, The computations of basic earnings and diluted earnings per share for 2010 and 2009 are as follows:

	For the Year Ended December 31, 2010
	Income (Numerator)	Shares (Denominator)	Per Share Amount

Net Income	$127,072

Basic earnings per common share	$127,072	$79,195,292	$0.00
Effect of dilutive securities - notes payable	-	1,440,000	-

Diluted earnings per common share	$127,072	$80,635,292	$0.00

	For the Year Ended December 31, 2009
	Income (Numerator)	Shares (Denominator)	Per Share Amount

Net Income	$16,090

Basic earnings per common share	$16,090	$80,771,600	$0.00
Effect of dilutive securities - notes payable	-	-	-

Diluted earnings per common share	$16,090	$80,771,600	$0.00

16 -	Subsequent Events

During 2011, the Company issued notes payable aggregating $320,000 with a 24% annual interest rate. In connection with these notes payable, the Company issued 50,000 shares of common stock.

On February 20, 2011, the Company’s accounts receivable factoring line of credit was increased to $1,000,000.

On February 28, 2011, the Company issued two one year promissory notes aggregating $20,000. The notes consist of $10,000 issued to the Company's CEO and $10,000 issued to a company owned by the Company's CEO. These notes provide for monthly interest only payments of 2%, payable in cash, or common stock of the Company at $0.25 per share, at the option of the lender. There is no required principal payment on the notes until maturity. These notes mature on February 27, 2012.

In March 2011, the Company changed its par value from $.0001 per share to $.001 per share for both preferred and common stock shares.  All share and per common share information for all periods presented have been adjusted to reflect this change.

The Company increased its board of directors from five to seven members during 2011.

In April 2011, the Company issued notes payable aggregating $86,000 with a 24% interest rate.

SCRIPSAMERICA, INC.
Notes to Financial Statements	December 31, 2010 and 2009

In April 2011, the Company issued 2,990,252 shares of voting Series A convertible preferred stock for $1,043,000 with an 8% dividend rate, payable quarterly. The preferred stockholder appointed a director to the board of directors. Each share of Series A Preferred Stock is convertible into one share of the Company’s common stock.  Of the seven members of the Company’s board of directors (the “Board”), the holder of the Series A Preferred Stock, as a single class, gets to elect one (1) director to the Board and will vote with the common stockholders to elect four (4) directors (the common stockholders will elect, as a single class, two (2) directors).  The Series A Preferred Stockholder will have approval right over certain corporate actions, namely the liquidation or dissolution of the Company, any merger, share exchange or asset sale that results in a change of control, the payment of any dividends or the redemption of stock (except for stock dividends, change of control transaction and termination of employment or service).  The Series A Preferred Stock is convertible into 5,989,680 shares of the Company’s common stock (based on a conversion price of $0.1744, which was adjusted as a result of the forward stock split (as described below)).  The conversion price of the Series A Preferred Stock will be adjusted for any issuances of stock by the Company at a price per share less than $0.1744 (subject to certain exemptions such as securities issued under an employee stock option plan or securities issued in business transactions approved by the Board).  The Series A Preferred Stock has priority to assets over the common stockholders in the event of a liquidation, dissolution or any merger, share exchange or consolidation in which the Company is not the surviving entity or there is a change in control of the Company.  These rights of the Series A Preferred Stockholder continue until all of the shares of Series A Preferred Stock are converted into the Company’s common stock.

In April 2011, the Company’s Board authorized a two-for-one forward stock split.  All share and per share information for all periods presented have been adjusted to reflect the two-for-one stock split.

In April 2011, the Company sold 5,200,000 shares of common stock for an aggregate purchase price of $176,000.

In May 2011, the Company sold 289,000 shares of common stock for an aggregate purchase price of $5, 600.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Caution Regarding Forward-Looking Information

Certain statements contained herein, including, without limitation, statements containing the words “believes”, “anticipates”, “expects” and words of similar import, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, among others, the following: international, national and local general economic and market conditions: demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other factors referenced in this and previous filings.

Given these uncertainties, readers of this prospectus and investors are cautioned not to place undue reliance on such forward-looking statements.

Overview

We are incorporated in the State of Delaware on May 12, 2008 and primarily engage in sale of generic pharmaceutical drugs through our main customer, McKesson Corporation (McKesson”),, to various end users, including physicians’ offices, retail our pharmacies, long-term care sites, hospitals and home care agencies, located throughout the United States.   We use a single vendor, Marlex Pharmaceuticals, Inc. for our packaging, distribution, warehouse and customer service needs.

  ScripsAmerica, Inc. is a healthcare services company focused on efficient supply chain management, from strategic sourcing to delivering niche generic pharmaceuticals to market.  Through the largest pharmaceutical distributor in North America, ScripsAmerica delivers product to a wide range of customers across the health care industry, including physicians’ offices, retail pharmacies, long-term care sites, hospitals, and Government and home care agencies.  Current therapeutic categories include pain, arthritis, prenatal, urinary, and hormonal replacement drugs.

The United States constitutes the largest market in the world for generic pharmaceuticals, and its aging population represents a key driver for the growth of the global pharmaceuticals and domestic consumer products markets.  Competitive pressures among U.S. generics providers are continuing to increase as a result of the number of new market entrants growing faster than the generics market as a whole, leading to cost competition on the manufacturing side and squeezed profit margins.  On the sales side, generics prices are eroding due to low-cost suppliers from India and China capturing market share, as well as the success of health insurers and health maintenance organizations in negotiating lower reimbursement rates.  Finally, large direct purchase customers such as chain drugstores demand product variety and reliability of supply that allows them to lower their inventory levels.

The Company competes in the current environment by providing a low cost system of broad-based marketing, sales, and distribution capabilities for generics, branded pharmaceuticals, over the counter medicines, vitamins, and nutraceuticals.    Since the Company began shipping operations in February 2010, our net sales has increased 4 out of the last 5 fiscal 3 months quarters, with the last three quarters achieving net sale of over $1.6 million dollars in sales.   The Company expects that for the fiscal year ending December 31, 2011, net sales to be approximately $7.0 to $7.5 million.  In the second quarter 2011 the Company added three new customers to its customer base.   Prior to second quarter 2011 the Company’s shipments were to only one customer, McKesson.  We expect to start selling to three new customers (Cardinal Health, Curtis Pharmaceuticals and the United States Veterans Administration)  in the second half of 2011.

Oral drug delivery remains the preferred dosing method among patients and physicians, with more than 80% of all drugs administered in this manner.  Rapid melt technology provides pharmaceutical companies with the opportunity for product line extensions for a wide variety of drugs, and we believe there is a significant opportunity as a contract developer of rapidly dissolving drug formulations for specialty prescription pharmaceuticals.   The combined US, EU and Japanese ODT market has doubled in size over the past four years to surpass $6.4 billion in 2009, according to Technology Catalysts International’s report on Orally Disintegrating Table and Film Technologies (sixth edition), which is available for purchase from TCI.

In March 2010, we entered into a product development, manufacturing and supply agreement with our contract supplier, Marlex Pharmaceuticals Inc., which develops generic drug products.  Under this agreement, we are developing a pain relief orally disintegrating rapidly dissolving 80 mg and 160 mg tablets for OTC products.  We have committed to investing approximately $935,000 with Marlex Pharmaceuticals Inc. for the cost of developing these rapidly dissolving tablets and we expect to complete development of these rapid melt products by early 2012.  The development costs consists of (i) an advance payment to Marlex to cover their internal expenses for the development ($200,000), (ii) acquiring raw materials and developing the ODT formulation ($406,000), (iii) analyze and validate the ODT formula and test sample batches ($154,000) and (iv) acquiring a National Drug Code for the ODT formulation and validate the manufacturing process ($175,000).   However, we estimate that we will need approximately $1.5 million of incremental funding for expenses required to launch these products.  The funding for launching the rapid melt products will have to come from the sale of equity securities, preferred and/or common stock securities.

The Drug Efficacy Study Implementation (“DESI”) Program was a program begun by the FDA in the 1960s based on the requirement of the Kefauver-Harris Drug Control Act that all drugs be efficacious as well as safe. The DESI program was intended to classify all pre-1962 drugs that were already on the market as either effective, ineffective, or needing further study. According to the U.S. Department of Health and Human Services drug efficacy study (http://www7.nationalacademies.org/archives/drugefficacy.html) and The Annals of Pharmacotherapy (Vol.39, No.7, pp.1260-1264),, to date, DESI has evaluated over 3,000 separate products and over 16,000 therapeutic claims. By 1984, final action had been completed on 3,443 products; of these, 2,225 (64.6%) were found to be effective, 1,051 (30.5%) were found not effective, and 167 (4.9%) were pending.  Once a DESI drug has been FDA approved and granted market exclusivity, the applicant will have the right to be the single source producer of the drug and control market supply and pricing.

  We have identified Compound SA 1022, a non-steroidal anti-inflammatory drug, as our initial drug candidate for the DESI program approval. We estimate that the Company will need to raise approximately $2.0 million to $3.0 million for clinical trials to obtain FDA approval of Compound SA 1022 under the DESI program.  This funding is also expected to come from the sale of equity securities, preferred and/or common stock securities.  We met with the FDA on August 9, 2011 to determine what must be submitted in order to gain approval by the FDA for Compound SA1022.  The FDA discussed with us what kind of clinical trials and safety data we would need to submit for Compound SA1022 based on whether we would use it for acute pain (an OTC use) or chronic pain (a prescription use).  We received a written summary of the meeting from the FDA on September 9, 2011.    We are meeting with our consultants, advisors and legal staff to draft a response to the FDA meeting minutes. We will be requesting clarification from the FDA in regard to their requirements to get approval for Compound SA 1022, in particular the clinical testing requirements/studies, because there are conflicts in the FDA’s position on this issue.

We also plan for an acquisition of a pharmaceutical packager and distributor and management estimates we will require approximately $5.0 million of investment capital which we expect to raise from the sale of equity securities, preferred and/or common stock securities.

Our acquisition plans also include the potential purchase of a Pharmaceutical manufacturer.  This potential acquisition target is a FDA-registered developer and manufacturer of prescription, over the counter and generic pharmaceutical products.   We estimate it will require approximately $7.0 million of investment capital, which we expect to raise form the sale of equity securities, preferred and /or common stock securities.

Management believes that, based on anticipated level of sales, the Company can fund its current operational expenses for the next twelve months but if we are to achieve our four new objectives for sales and profit growth described above we will need to raise approximately $15.5 million to $16.5 million.  Funding is expected to come from the sale of equity securities, preferred and/or common stock securities. We may not be able to accomplish our four objectives and obtain the necessary financing within the next twelve months.

Description of Revenues

ScripsAmerica offers fulfillment of prescription and over the counter (OTC) orders.  To fulfill purchase orders from customers, ScripsAmerica processes orders to the end user’s desired specifications.  Capabilities range from unit of use packaging for in-patient nursing homes and hospitals to bulk packaging for government and international organizations.

The Company’s revenue is generated from the purchases of product from its suppliers and shipments of the completed product per the end users’ specifications to distribution centers. The Company recognizes revenues in accordance with the guidance in the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104.  Accordingly, revenue is recognized when product is shipped from our contract packager (Marlex Pharmaceuticals Inc.) to our customers’ warehouses, mainly McKesson and is adjusted for any charge backs from our customer which may include inventory credits, discounts or volume incentives.  These charge backs costs are received monthly from our customers and the sales revenue is reduced accordingly.  Any product returns or non - confirmation of receipt of product is included in the customers’ monthly charge back charge.

Purchase orders from our customers generate our shipments.  These purchase orders are the persuasive evidence that an arrangement exists.  The pricing has also been agreed upon and determined via the customer purchase orders and the credit worthiness of our customer assures that collectability is reasonable.

Description of Expenses

Our expenses include the following: (a) Costs of Goods sold (the Company purchases all its product form suppliers at various contracted prices and does not own or maintain any inventory.  Upon shipment of product the Company is charged the contracted price.  The Company may finance the purchases of product sold based on confirmed purchase orders via a revolving finance agreement); (b) Costs of services, which consists primarily of salaries and contracted professional fees for various consultants used in management for the Company; (c) Marketing costs associated with contracts and selling product; (d) General administrative costs, which consists of overhead expenses, such as travel, telecommunications and office expenses; (e) Interest expenses mainly related to our us of factoring and facility agreement; and (f) Research and development cost associated with the development of new product delivery forms.

Results of Operations

Results for the six months ended June 30, 2011 versus the six months ended June 30, 2010.

	June 30, 2011		June 30, 2010
Product Sales-net	3,416,000	100%	867,000	100%
Cost of Goods Sold	2,477,000	73%	745,000	86%
Gross Profit	939,000	27%	121,000	14%
Operating Costs and Expenses:
General and Administrative	370,000	11%	6,000	1%
Research and Development	442,000	13%	0	0%
Total Operating expenses	812,000	24%	6,000	1%
Total Other Income / (expenses)	(150,000)	4%	(13,000)	1%
Income (Loss) before taxes	(23,000)	-1%	102,000	12%
Tax Expense	5,000	0%	35,000	4%
Net (Loss) Income	(28,000)	-1%	67,000	8%

Product Sales

The Company began shipment of products in February 2010 and the majority of the Company’s sales revenue is generated from the sales of generic pharmaceutical prescription orders. For the six months ended June 30, 2011 the Company generated sales revenue of approximately $3,416,000 as compared to   sales of approximately $867,000 for the six months ended June 30, 2010, an increase of approximately $2.55 million primarily due to (i) more time for shipments in 2011 (six months) versus the same period in 2010 (four months as the Company did not begin shipments until February) and (ii) more and larger orders from McKesson for the six months ended June 30, 2011 versus the same period in 2010 because by the start of 2011 the Company had established a track record with McKesson where as in 2010 the Company and McKesson just started doing business with each other.

Approximately 93% of our gross sales for 2011shipments were to one customer, McKesson Corporation,   (100% for gross sales in 2010) the largest pharmaceutical distributor in North America, which acts as an intermediary between ScripsAmerica and the end users of its products.

The following table sets forth selected statement of operations data as a percentage of gross sales for the six months ended June 31, 2011 and 2010.

Products sold	2011	% to total	2010	% to total

Prescription drug products	$3,052,000	85%	$846,000	80%
OTC & non prescription products	538,000	15%	212,000	20%
Gross Sales	3,590,000	100%	1,058,000	100%
Discounts / Charge backs	(174,000)	2%	(191,000)	18%
Net Sales	$3,416,000	100%	$867,000	100%

Gross Profit

Gross profit for the six months ended June 30, 2011 was approximately $939,000 or 27% primarily driven by the sales of prescription generic drugs, as compared to a gross profit of approximately $121,000, or 14%, for the same six month period in 2010.   This increase is primarily due to decreased discounts/chargebacks discussed above because of greater fulfillment rates on our shipments to McKesson.

Operating Expenses

General and Administrative: For the six months ended June 30, 2011, general and administrative expenses (“G&A”) were approximately $370,000 as compared to approximately $6,000 for the six months ended June 30, 2010. G&A expenses for the first half of the 2011 fiscal year consist of salaries and wages of approximately $138,000, board of director’s compensation of approximately $56,000 which consists of common stock grants which are non-cash payments.  Professional fees, which consist mainly of legal and accounting fees, of approximately $96,000 and approximately $71,000 for costs associated with registration and SEC compliance related to the filing of our S-1 and amended S-1, of which approximately $54,000 was a non-cash transaction for stock option grants for services provided.   Office supplies and various other expenses made up the balance of approximately $9,000 for general and administrative expenses.  For the six months ended June 30, 2010, the Company had expenses of approximately $6,000 due to commencing operations in February 2010.

Research and Development:   The Company’s expenditures for research and development cost were approximately $442,000, for the six months ended June 30, 2011 versus none for the same six months prior year.   Our research and development costs can mainly be attributed to on-going research related to new product development with a third party provider.

Total Other Income and Expenses:   Other income/expense of approximately $150,000 for the six months ended June 30, 2011 primarily consists of interest expense associated with our factoring fees related to factoring our accounts receivables and interest expense associated with our outstanding borrowings for the six months ended June 30, 2011. The interest associated with our factoring fees was approximately $58,000 for 2011 and beginning in May of 2011 the Company significantly reduced the use of factoring the accounts receivable to the point where the Company has not had to factor the receivables in June and July of this year.   The Company has incurred approximately $92,000 for interest associated with outstanding notes payable which were used to finance the purchase of product and fund current operations.  There was approximately $13,000 of interest expense for the six months ended June 30, 2010.

Net Income Applicable to Common Shares: The Company recorded a loss of approximately $28,000 for the six months ended June 30, 2011, as compared to a net income of approximately $67,000 for the six months ended June 30, 2010, a decrease of approximately $95,000 over the prior year six month period. This decrease in net income is a result of operating expenses increasing significantly over the prior year.  Even though the gross profit increased approximately $818,000 for the six months ended June 30, 2011 over 2010, our research and development costs increased approximately $442,000 and general and administrative expense increased approximately $364,000, for a total increase in operation expenses over prior year of approximately $806,000.  Our   interest expense increased approximately $137,000 over the prior year six month period.   The Company did incur approximately $113,000 of non-cash expense items for the issuance of stock and stock warrants for services during the six month period ended June 30, 2011.  The income tax expense declined approximately $30,000 over the prior year six month period.  Earnings per common share were $0.00 for basic and diluted for the six months ended June 30, 2011, and $0.00 for basic and diluted for the six months ended June 30, 2010.

Results for the year ended December 31, 2010 versus the year ended December 31, 2009.

Statement of Operations Data:	2010
Product Sales-net	$3,221,000	100.0%
Cost of Goods Sold	2,544,000	79.0%
Gross Profit	677,000	21.0%
Operating Costs and Expenses:
General and Administrative	94,000	2.9%
Research and Development	267,000	8.3%
Total Operating expenses	361,000	11.2%
Total Other Income / (expenses)	(129,000)	4.0%
Net Income before taxes	187,000	5.8%
Tax Expense	60,000	1.9%
Net Income	$127,000	3.9%

Product Sales

All the shipments were to one customer, McKesson Corporation, the largest pharmaceutical distributor in NorthAmerica which acts as an intermediary between ScripsAmerica and the end users of its products.

The following table sets forth selected statement of operations data as a percentage of total revenues.

Products sold	2010	% to total

Prescription drug products	3,174,000	86%
OTC & non prescription products	539,000	15%
Discounts	(492,000)	-15.3%
Net Sales Revenues	3,221,000	100%

Cost of Product Revenue

Cost of product revenue consist primary of a contracted price from our supplier and manufacture to produce the products that were shipped.

Gross Profit

Gross profit for the year ended December 31, 2010 was approximately $677,000 or 21% primarily driven by the sales of prescription generic drugs.

Operating Expenses

General and Administrative:   For the year ended December 31, 2010, general and administrative expenses (“G&A”) were approximately $94,000 as compared to approximately $26,000 for the year ended December 31, 2009.   The majority of G&A costs for fiscal year 2010 consist of salaries and wages were approximately $51,000, professional fees, which consist mainly of legal and accounting fees, were approximately $36,000 and all other general office supplies made up the balance of approximately $7,000.   For the year ended December 31, 2009, G&A consisted mainly of professional fees and general office supplies.

Research and Development:   The Company expenditures for research and development cost were approximately $267,000, for the year ended December 31, 2010 versus none from the prior year.   Our research and development costs can mainly be attributed to on-going research in the new products development with a third party provider.

Total Other Income and Expenses:   For the year end December 31, 2010, other income/expense was an expense of approximately $129,000 and primarily consist of interest expense associated with our factoring fess related to factoring our accounts receivables.   These factor fees were approximately $115,000 for fiscal year 2010. The other approximately $14,000 was interest expense associated with our outstanding notes payable.

Income taxes benefit.   Total income taxes expense was approximately $60,000 for the year ended December 31, 2010, an increase of approximately $116,000, versus the prior year.   The $56,000 benefit for 2009 was mainly the result of a reversal of a valuation allowance.

Net Income Applicable to Common Shares:   The Company recorded a net income of   approximately $127,000 for the year ended December 31, 2010, as compared to a net income of approximately $16,000 for the fiscal year 2009, an increase of approximately $111,000 over the prior year.   This increase is net income is a result of fiscal year 2010 being our first year of   generating sales revenue.   The profits were driven by approximately $3,200,000   in sales revenue, which generated a gross profit of approximately $677,000.   Our total expenses described above were approximately $3,073,000 resulting in net income of approximately $127,000.   Our fiscal year 2009 net income was mainly due to a tax benefit from loss of approximately $40,000 for 2009 and   the reversal of prior years’ valuation allowance.   Earnings per common share were less than $0. 01 for   basic and diluted for the year ended December 31, 2010, and   less than $0.01for basic and diluted for the year ended December 31, 2009.

Liquidity and Capital Resources

At June 30, 2011, the Company had total current assets of approximately $1,834,000 and total current liabilities of approximately $755,000, resulting in working capital of approximately $1,079,000.

At June 30, 2011, the Company's current assets consisted of approximately $599,000 in cash, $698,000 receivable due from factor approximately $189,000 in prepaid expenses, a note receivable of $296,000 and other current assets of approximately $52,000.    Current liabilities at June 30, 2011 consist primarily of approximately $580,000 in convertible notes payable, $80,000 in related party notes payable, and   approximately $95,000 in accounts payable and accrued expenses.

During 2010, we met our liquidity needs primarily from operational sales and the issuances of the Company’s securities.   Current operations are again expected to be funded from sales of the Company’s products.   Management believes that, based on the anticipated level of sales, the Company can fund its current operational expenses. The Company expects that for the fiscal year ending December 31, 2011, net sales to be approximately $7.0 to $7.5 million.  In the second quarter 2011 the Company added three new customers to its customer base. To the extent that any excess cash is generated from operations, it has been, and will continue to be, used for payment of our debt obligations.

Management plans to pursue sales and profit growth through (a) expansion of its distribution network (b) development of new products (i.e. rapidly dissolving drug formulation pain relief products) (c) an acquisition of a pharmaceutical packager /supplier and (d) acquisition of a pharmaceutical manufacturer.  These future plans will be dependent upon securing additional sources of liquidity.

In March 2010, we entered into a product development, manufacturing and supply agreement with our current manufacturer supplier, Marlex Pharmaceuticals Inc., which develops and manufactures generic drug products. Under this agreement, we are developing a pain relief orally disintegrating rapidly dissolving 80 mg and 160 mg tablets for a OTC product. The Company has committed invested $935,000 with Marlex Pharmaceuticals Inc.  for the cost of developing these rapidly dissolving tablets and the Company expects to complete development of these rapid melt products by early 2012.  The development costs consists of (i) an advance payment to Marlex to cover their internal expenses for the development ($200,000), (ii) acquiring raw materials and developing the ODT formulation ($406,000), (iii) analyze and validate the ODT formula and test sample batches ($154,000) and (iv) acquiring a National Drug Code for the ODT formulation and validate the manufacturing process ($175,000).  However, the Company estimates that it will need approximately $1.5 million of incremental funding for expenses required to launch these products.  The funding for launching the rapid melt products will have to come from the sale of equity securities.

We have identified one compound, Compound SA 1022, a non-steroidal anti-inflammatory drug, as our initial drug candidate for the DESI program   approval.   We estimate that the Company will need to raise approximately $2.0 million to $3.0 million for clinical trials to obtain FDA approval of Compound SA 1022 under the DESI program.  This funding is also expected to come from the sale of equity securities, preferred and/or common stock securities.

The Company also plans for an acquisition of a pharmaceutical packager and distributor and management estimates it will require approximately $5.0 million of investment capital which the Company expects to raise from the sale of equity securities, preferred and/or common stock securities.

To reduce costs from manufacturers, thus improving our gross profit, the Company plans include the acquisition of a pharmaceutical manufacturer which management estimates it will require approximately $7.0 million of investment capital, which the Company expects to raise form the sale of equity securities, preferred and /or common stock securities.

If the Company is to achieve its four new objectives for sales and profit growth described above the Company will need to raise approximately $15.5 million to $16.5 million.  The Company does not expect to have any excess cash from operations to adequately fund these expansion programs and current sales growth and operational profits will not be nearly enough to support these expansion programs.  So funding is expected to come from the sale of equity securities, preferred and/or common stock securities.

On July 21, 2011, we entered into an agreement with Curing Capital Inc. to assist us to raise up to $17,000,000 and to provide us with financial advisory services.  This is a non-exclusive arrangement.  Upon signing this agreement, we issued to Curing Capital 104,000 shares of our common stock.  Curing Capital has agreed to hold such shares for 12 months.  In addition, for any investment in us made by an investor introduced to us by Curing Capital, we will pay a cash fee at the closing of such investment.  The cash fee is based on the net amount invested.  Such fee will range from $81,388 for any investment of $1,000,000 or less to as much as $1,254,771 for an investment of more than $14,000,000 but less than $17,000,000, plus $79,902 for each $1,000,000 above $17 million.  This letter agreement with Curing Capital has a term of 120 days and may be cancelled by either party upon 30 days’ notice.

These funding efforts will proceed unabated but the Company can provide no guarantee that the funding will be realized.

Operating Activities

Net cash used by operating activities was approximately $515,000 for the six months ended June 30, 2011, as compared to cash used by operating activities of approximately $33,000 for the six months ended June 30, 2010, an increase in cash used of approximately $482,000.  The increase in use of cash was mainly due to an increase in our accounts receivable of approximately $606,000.  The Company did record a loss from operations of approximately $28,000 but if the Company eliminates the non-cash expenses recording during the six month period ended June 30, 2011 of approximately $149,000, the Company generated approximately $120,000 in cash from operations.  The Company expects sales for the next two quarters to continue to grow and be in the range of approximately $1.8 million to 2.0 million for each quarter.  Our gross profit margin is expected to continue to be in the range of approximately 27% and our outlays of cash for general and administrative costs are expected to be in the range of 5% to 7% of net sales.  Current Research and Development costs are almost complete and any incremental spending in the R & D area will be funded from additional funds raised via equity instruments, as described above.  The Company expects that the sales for the next six to twelve months will cover our current operating expenses and cover our current financing requirement as described below.   Should the sales decline significantly, profits will decline and additional funding will be required and the Company can provide no guarantee that the funding will be realized.

During 2010 and for the first three to five months of 2011 the Company financed the purchase of product and factored its accounts receivable.  Beginning in March 2011 the Company significantly reduced its reliance on the financing of purchase order by acquiring funds via the two $100,000 convertible promissory notes payable and a $200,000 convertible promissory note payable.  Beginning in March 2011 the Company has been able to pay for the purchase of product through funding via operations and has not used a third party to finance the purchase of monthly inventory. The Company has reduced its monthly interest expense associated the purchase of product by approximately 1% to Ѕ%.  As sales have continue to grown, with the last three quarters achieving nets sales of over $1.6 million for each quarter, the Company has reduced its reliance on raising liquidity via the sales of  receivables to a factors.   In June of 2011 no receivables were sold to the factor and if sales continue at the current level there are no plans to incur any interest expense as a result of factoring our receivables.

Net cash used in operating activities for the year ended December 31, 2010, was approximately $186,000 as compared to cash used by operating activities of approximately $24,000 for the year ended December 31, 2009, an increase of approximately $162,000.  Cash used by operating activities can be attributable to net income of approximately $239,000 an increase in cash used for advance payments on the purchase of inventory of approximately $200,000 and prepaid expenses of approximately $196,000, an increase in our accounts receivables due from factor of approximately $91,000 and an increase in accrue/ accounts payable and accrued expenses of approximately $83,000.

Investing Activities

For the six months ended June 30, 2011, the Company used approximately $296,000 for the issuance of a note receivable to our contract / packager supplier and in 2011 there was relatively no cash used in investing activities.

Net cash used in investing activities for the year ended December 31, 2010 was minimal, approximately $4,000 as compared to approximately $19,000 for the fiscal year ended December 31, 2009.   This reduction of approximately $15,000 is the result of lower loans to related parties.

 Financing Activities

Net cash provided by financing activities was approximately $1,238,000 for the six months ended June 30, 2011 compared to only $40,000 for six months ended June 30, 2010.     The increase in cash provided by financing activities is mainly from: (a) proceeds from the issuance of convertible preferred stock, which the Company received net proceeds of approximately $912,000.  (b) Four promissory notes in the sum of approximately $420,000, of which $20,000 was purchased by a related party. (c) The sale of common stock in the amount of $5,600.   These funds were used in operation expenses and paid in fully $100,000 for a 2010 promissory note.  In 2010 the Company raised $40,000 from notes payable to a related party.

Net cash provided by financing activities was approximately $362,000 for the year ended December 31, 2010 which was mainly from proceeds received in 2010 from promissory notes payable of $360,000, of which $60,000 was received for promissory notes purchased by a related party.

The following is a listing of our current financing.

During the six months ended June 30, 2011, the Company issued two one year $100,000 promissory convertible notes payable, aggregating $200,000, one one year $200,000 promissory note and one one year $14,000 promissory note. The notes are to be used exclusively for the Company’s purchase orders. The notes provide for interest only payments of 2%, payable monthly in cash, or common stock of the Company at $0.25 per share, at the option of the lender. There is no required principal payment on the note until maturity.  The principal portion of the notes can be converted into common stock at any time during the one year term at the rate of $.25 per share at the option of the lender.  The notes can be extended by mutual consent of the lender and the Company.   In June 2011, the Company paid in full the $14,000 note.

During 2010, the Company issued three one year $100,000 promissory convertible notes payable, aggregating $300,000.  In June of 2011, the Company paid in full $100,000 for one of the three notes that were issued in 2010. These notes are to be used exclusively for the Company’s purchase orders. These notes provide for interest only payments of 2%, payable monthly in cash, or common stock of the Company at $0.25 per share, at the option of the lender. There is no required principal payment on the notes until maturity.  The principal portion of the notes can be converted into common stock at any time during the one year term at the rate of $.25 per share at the option of the lender.  The notes can be extended by mutual consent of the lender and the Company.  Interest expense associated with these notes for the six months ended June 30, 2011 and 2010, was $73,984 and $0, respectively. Additionally, the Company issued to the note holder 168,080 shares of common stock.  These shares of common stock are valued at $.25 per share and are being amortized over the life of the notes.  Total value assigned to these shares was $42,020, of which $21,884 has been amortized as interest expense, the unamortized discount on these notes as of June 30, 2011 is $20,136.

During the six month period ended June 30, 2011, the Company issued two one year promissory notes aggregating $20,000 to a related party. The notes consist of $10,000 issued to the Company’s president and CEO and $10,000 issued to a company owned by the Company’s president and CEO.  These notes provide for interest only payments of 2%, payable monthly in cash, or common stock of the Company at $0.25 per share, at the option of the lender. There is no required principal payment on the notes until maturity.  The principal portion of the notes can be converted into common stock at any time during the one year term at the rate of $.25 per share at the option of the lender.  Interest expense associated with these notes for the six months ended June 30, 2011 was approximately $1,260.

During 2010, the Company issued six one year promissory notes aggregating $60,000 to a related party. The notes consist of $40,000 issued to the Company’s president and CEO and $20,000 issued to a company owned by the Company’s president and CEO.  These notes provide for interest only payments of 2%, payable monthly in cash, or common stock of the Company at $0.25 per share, at the option of the lender. There is no required principal payment on the notes until maturity.  The principal portion of the notes can be converted into common stock at any time during the one year term at the rate of $.25 per share at the option of the lender. The notes can be extended by mutual consent of the lender and the Company. Interest expense associated with these notes for the three months ended June 30, 2011 and 2010 was $7,200 and $800, respectively.

On April 1, 2011 the Company issued 2,990,252 shares of convertible preferred stock (“Series A Preferred stock”) for $1,043,000 to one investor (The net cash received was $912,369, $130,631 was incurred for legal fees and other fees which was a charge to additional paid in capital). The Series A Preferred stock has the following rights, preferences, powers, privileges, and restrictions:  (a) 8% dividend (appropriately adjusted to reflect any stock splits); the dividends shall accrue and be paid on March 31, June 30, September 30 and December 31. (b) Preferential payments of the assets available for distribution to its stockholders by reason of their ownership in an amount equal to the Series A Preferred stock Original Issue price ($.1744).  (c) Voting rights - one vote for the number equal to the number of whole shares of common stock and shall be entitled to elect one director of the Corporation. (d) Rights to Convert – Each share of Series A Preferred stock shall be convertible, at the option of the holder at any time and from time to time without the payment of additional consideration by the holder into such number of fully paid and non-assessable shares of common stock as determined by dividing the Original Issue price by the Conversion price in effect at the time of the conversion.  The conversion price is initially equal to $.1744  and can be adjusted any time if the Company issue non-exempted common shares at a price below $.1744. (e) The owner of the Series A Preferred stock can waive its right to adjust the conversion price at his choosing.  (f) Exempted securities - for shares issued to employees, directors or consultants or advisors if the issuance is approved by the Board.

Commitments and Concentrations

In 2010 we signed a two year exclusive contract with our primary supplier / manufacturer, Marlex Pharmaceuticals Inc., in the amount of $935,000.    In fiscal year 2010 we made payments of $467,335 to this supplier, with $200,000 to be applied to future purchases and $267,335 was expensed as research and development costs.  In the 2011 we are committed to pay the balance of $467,665 which will be spent on additional research and development and the purchase of the new product developed.   For the six months period ended June 30, 2011, the Company paid $442,000 which was charged to research and development.

The Company purchased 100% of its product form one supplier during the six months ended June 30, 2011 and 2010.  A disruption in the availability of product from this supplier could cause a possible loss of sales, which could affect operating results adversely.

The Company derived approximately $3,177,000 or 93% and approximately $867,000 or 100%, respectively, of its revenue from one customer during the six months ended June 30, 2011 and 2010, respectively.

As of June 30, 2011, one customer accounted for approximately $690,000, or 99% of the Company’s accounts receivable.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements.

Critical Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities.  We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances.  Future events, however, may differ markedly from our current expectations and assumptions.  While there are a number of significant accounting policies affecting our financial statements, we believe the following critical accounting policies involve the most complex difficult and subjective estimates and judgments:

Revenue Recognition – Revenue is recognized when product received is shipped from our contract packager (Marlex Pharmaceuticals Inc.) to our customer’s warehouses, mainly McKesson and is adjusted for any charge backs from our customers which may include inventory credits, discounts or volume incentives.  These charge back costs are received monthly from our customers and the sales revenue is reduced for the same month of the charge back.  Any product returns or non confirmation of receipt of product is included in the customer’s monthly charge back charge.

Purchase orders from our customers generate our shipments.  These purchase orders are the persuasive evidence that an arrangement exists.  The pricing has also been agreed upon and determined via the customer purchase orders and the credit worthiness of our customer assures that collectability is reasonable.

Research and development - Expenditures for research and development associated with contract research and development provided by third parties, are expensed as operating expenses as incurred.

Accounts receivable -Accounts receivable are stated at estimated net realizable value and net of accounts receivable sold subject to charge-back.  Management provides for uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on its assessment of the current status of individual accounts and historical collection information.  Balances that are deemed uncollectible after management has used reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable. The Company has entered into an accounts receivable factoring facility agreement.

Stock based compensation -   The Company adopted FASB ASC No. 718   “ Share -Based Payment,” requiring the expense recognition of the fair value of all share-based payments issued to employees. Stock grants to employees were valued using the fair value to the stock as determined by the board of directors since our stock is not publicly traded and the volume is immaterial.  As of June 30, 2011 the Company has not issued any employee stock options that would required calculating the fair value using a pricing model such as the Black-Scholes pricing model.

For non-employees, stock grants issued for services are valued at either the invoiced or contracted value of services provided, or to be provided, or the fair value of stock at the date the agreement is reached, whichever is more readily determinable.   For stock options granted to non-employees the fair value at the grant date is used to value the expense.   In calculating the estimated fair value of its stock options, the Company used a Black-Scholes pricing model which requires the consideration of the following seven variables for purposes of estimating fair value:

•	the stock option or warrant exercise price,
•	the expected term of the option or warrant,
•	the grant date fair value of our common stock, which is issuable upon exercise of the option or warrant,
•	the expected volatility of our common stock,
•	expected dividends on our common stock (we do not anticipate paying dividends for the foreseeable future),
•	the risk free interest rate for the expected option or warrant term, and the expected forfeiture rate.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Our accountant is Raich Ende Malter & Co. LLP, an Independent Registered Public Accounting Firm. We do not presently intend to change accountants. At no time have there been any disagreements with such accountants regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors as of May 30, 2011 are as follows:

NAME	AGE	POSITION	DATE APPOINTED
Robert Schneiderman (1)	68	Chief Executive Officer, Director **	May 12, 2008
Jeffrey Andrews	59	Chief Financial Officer	October 10, 2010
Brian Ettinger (1)	58	Director; Chairman of the Board ***	April 1, 2011 (Chairman since May 17, 2011)
Brian Anderson (2)	59	Director ***	May 24, 2011
Dr. Joseph Camardo (2), (3)	58	Director ***	April 1, 2011
Dr. Michael Imperiale (2), (3)	51	Director ***	April 25, 2011
Andrius Pranskevicius (1)	31	Director *	April 1, 2011
_____________
(1)  Member of Compensation Committee.
(2)  Member of Audit Committee.
(3)  Member of Nominating and Corporate Governance Committee.

*Appointed to the Board as the nominee selected by the Series A Preferred Stockholder.
**Elected to the board by the Common stockholders.
*** Appointed to the Board as the nominee selected by the Series A Preferred Stockholder and the Common stockholders.

The following summarizes the occupation and business experience during the past five years for our officers and directors.  Mr. Schneiderman was elected to the board because he is one of our co-founders and built the foundation of our company.  Mr. Brian Ettinger was appointed to our board because he has prior experience as a director of a public company; he served as director and Chairman of the Board of Global Resource Corp. (OTCBB: GBRC) from November 2009 to July 2010.  Mr. Brian Anderson was appointed to our board because of his extensive public accounting experience and because he is our “financial expert” on our audit committee.  Drs. Camardo and Imperiale were appointed to our board because of their significant pharmaceutical industry experience.  Mr. Pranskevicius was appointed to our board by Development 72, LLC, a limited liability company which owns all of our outstanding shares of Series A Preferred Stock and is controlled by Mr. Pranskevicius.  Under our amended and restated articles of incorporation, the holder the Series A Preferred Stock is entitled to elect one member to our board.

On August 8, 2011, Mr. Steve Urbanski resigned as our Executive Vice President and director for personal reasons, and not for reasons or any matter relating to our operations, policies or practices.

Robert Schneiderman has served as our Chief Executive Officer and has been a director since May 12, 2008 (the date of our inception).  Mr. Schneiderman is one of our founding shareholders.  From February 2002 until May 2008, Mr. Schneiderman owned and ran Harry James Production DBA R S and Associates, a financial consulting firm.  From August 1966 to January 2002, Mr. Schneiderman, worked at P. Robert Dann Inc., a prominent Philadelphia recruiting firm, during which he served as CEO from August 1966 to January 2002.   Mr. Schneiderman is the sole owner  and employee of Harry James Production DBA R S and Associates, through which Mr. Schneiderman provides financial consulting services.    The Company is not the only client of Harry James Production DBA R S and Associates, which had other clients prior to 2011.    The Company is not the only client of Harry James Production DBA R S and Associates, which had other clients prior to 2011.  The financial consulting work performed by Mr. Schneiderman consisted of (i) managing operations, marketing, strategy and financing; (ii) creating our corporate culture by building the senior management team; (iii) raising capital; (iv) establishing corporate strategy and vision; (v) determining which markets we will enter, against which competitors and with what product lines; (v) setting budgets; (vi) forming strategic partnerships; (vii) communicating our business strategy and vision; and (viii) allocating our capital to fund projects which support our strategy.  Mr. Schneiderman received a B.S. from Temple University in 1964.

Jeffrey J. Andrews has served as our Chief Financial Officer since October 2010.  Prior to that time, Mr. Andrews was a financial consultant with Powell Strategic Advisors, Inc., a financial consulting firm owned by Mr. Andrews, from February 2010 until October 2010, and he served as the Chief Financial Officer, Treasurer and Secretary of Global Resources Corp., a public alternative energy company, from September 2006 until February, 2010 and as a director from September 2006 until his resignation on May 21, 2008.  The Company is not the only client of Powell Strategic Advisors, which had other clients prior to 2011.  The financial consulting work performed by Mr. Andrews consisted of (i) developing and analyzing business planning for capital expenditures, inventory management and strategic planning; (ii) preparing  budgets and forecasts; (iii) developing our financial reporting infrastructure; (iv) handling accounting, financial reporting and compliance matters; and (v) assisting us with SWOT (Strengths, Weaknesses, Opportunities, and Threats) analysis.  Mr. Andrews graduated from Villanova University in May, 1974 with a B.S. in Accounting. He has been a C.P.A. in Pennsylvania since 1978. He commenced his accounting career as an Audit Manager for a regional firm, and over his career has served as the Controller, Treasurer and/or CFO of various companies, and has had experience in corporate restructurings and reorganizations as well as IPO's and SEC periodic reporting. From April, 1999 to June, 2002, Mr. Andrews served as CFO of Collectible Concepts Group, Inc., a public company.  From June 2002 to October 2004 Mr. Andrews was the Controller of Encapsulation Systems Inc., a medical device company.

Brian Ettinger has served as a director and our Chairman of its Board of Directors since April 1, 2011. Since 2002, Mr. Ettinger has served as the CEO and General Counsel for Worldwide Strategic Partners, Inc. (“WSP”), a privately-held energy consulting firm involved in domestic and international energy projects involving oil and gas production, exploration, alternative fuels, waste to energy, biofuels, power and pipelines. From June 2007 to August 2009, he also served as an independent consultant to Nuclear Solutions, Inc., a company that developed technology to convert waste coal into diesel fuel.  Mr. Ettinger has also had a general practice law office since January 1994.  Mr. Ettinger currently serves on the board of directors of WSP and on the board of directors of Texas Pacific Corporation, a privately-held developer of a natural gas and products pipeline from Texas to Arizona and Nevada.   Mr. Ettinger received a B.A. degree in Political Science and Economics from LaSalle College in 1974 and a Juris Doctor degree from South Texas College of Law in 1983.

Brian Anderson has served as our director since May 24, 2011.  Since February 1, 2011, Mr. Anderson has been the Chief Operating Officer of The Broadsmoore Group, a privately-held diversified merchant bank providing fully integrated business and investment services for private equity, public market and real estate transactions.  From November 2007 to December 2010, he was a Director in the fixed income group at Oppenheimer & Co. Inc.  From November 2007-December 2009 Mr. Anderson was the Chief Operating Officer at Vanquish Capital Group, LLC, which operated a hedge fund, an investment advisor and a broker dealer.  Mr. Anderson was a Director in the Capital Markets Group at Washington Mutual from 2005 to 2007 where he specialized in structured credit transactions. From 1983 to 2005, Mr. Anderson worked in the institutional mortgage business at Lehman Brothers, Morgan Stanley, Drexel Burnham Lambert, Kidder Peabody, Paine Webber and Countrywide Securities.  Mr. Anderson received a Bachelor of Science degree from the United States Military Academy at West Point in 1974, and an MBA from the University of Pennsylvania in 1983. Mr. Anderson served in the United States Army from June 1974 to August 1981.

Joseph Camardo, M.D. has served as our director since April 1, 2011.  Dr. Camardo worked at Wyeth-Ayerst laboratories in Philadelphia from 1989, when he joined as an Associate Director, Clinical Research, until 2010, when he retired as Senior Vice President of Global Medical Affairs.  Dr. Camardo received a Bachelor of Arts degree in Biology from the University of Pennsylvania in Philadelphia in 1974, and an MD from the University of Pennsylvania School of Medicine in 1979.  He completed his internship at the Hospital of the University of Pennsylvania in 1980, and his residency at Presbyterian Hospital in Philadelphia in 1988.  Between his internship and residency Dr. Camardo worked as a postdoctoral fellow at the Division of Neurobiology and the Department of Pharmacology at the College of Physicians and Surgeons of Columbia University in New York.

Michael Imperiale M.D. has served as our director since April 1, 2011.  Since 2009 Dr. Imperiale has served as Senior Director, Global Medical Affairs for BioMarin in Novato California. Prior to joining BioMarin from 2007 to 2009, he was Vice President of Clinical research Operations at Hana Biosciences in South San Francisco. Dr. Imperiale has served in a number of positions in the Pharmaceutical and Biotechnology industries including as Senior Director of Medical Services at Nuvelo and Director of Clinical Trials Development at Exelixis from 2004 to 2006.  Dr. Imperiale received a M.D. from The Hahnemann University School of Medicine in 1987 and a B.A. from Villanova University in 1982.

Andrius Pranskevicius has served as our director since April 1, 2011.  Since October 2010, Mr. Pranskevicius has served as an investment manager at Mart Management LLC, a private equity advisor.  From January 2007 to March 2010, he was the Chief Financial Officer at MMM Projecktai UAB, a real estate development and acquisition firm.  From January 2004 to January 2007, Mr. Pranskevicius was the Chief Financial Officer at UAB “SP Investicija”, which develops and manages food chains.  He received a B.A. in Management and Business Administration in 2001 from Vilnius University in Lithuania.

Board of Directors Committees and Other Information

During our fiscal year ended December 31, 2010, our Board consisted of two directors, Robert Schneiderman, our Chief Executive Officer, and Mr. Steve Urbanski, our former Executive Vice President.  On April 1, 2011, our board increased the number of directors to five (5) persons and appointed Mr. Andrius Pranskevicius, Mr. Brian Ettinger and Dr. Joseph Camardo as directors to fill the newly created vacancies.  On April 25, 2011, the Board increased the size of the board to seven (7) members and appointed Dr. Michael Imperiale as a director to fill one of the newly created vacancies.  On May 24, 2011, the Board appointed Mr. Brian Anderson as a director to fill the remaining vacancy.  In accordance with Delaware corporate law, our business and affairs are managed under the direction of the Board.  Mr. Brian Ettinger was appointed as Chairman of the Board on May 17, 2011.   On August 8, 2011, Mr.Urbanski resigned from our board of directors.  We are currently searching for a candidate to fill the vacancy resulting from Mr. Urbanski’s resignation.  Mr. Steve Urbanski resigned as our director for personal reasons, and not for reasons or any matter relating to our operations, policies or practices.

The Company's Board consisted of two directors during the fiscal year ended December 31, 2010 and, 11 Board meetings were held and all other resolutions were adopted by unanimous written consent.

In connection with our sale of shares of Series A Preferred Stock, we entered into an indemnification agreement with Mr. Andrius Pranskevicius, who is the sole member of Development 72, which purchased shares of our Series A Preferred Stock  This indemnification agreement contractually obligates us to indemnify, and to advance expenses on behalf of, Mr. Pranskevicus, in regard to his service on our board of directors, to the fullest extent permitted by Delaware corporation law.   Further, this agreement is supplemental to, and in furtherance of, indemnification of Mr. Pranskevicius is entitled to under our b y-laws and our Amended and Restated Certificate of Incorporation.

Policy Regarding Director Attendance At Annual Meetings

The Company does not have a formal policy regarding the Board attendance at annual meetings.  During fiscal 2011, we expect to adopt such a policy.

Stockholder Communications With the Board

The Board currently does not have a formal process for stockholders to send communications to the Board. Nevertheless, the Board desires that the views of shareholders are heard by the Board and that appropriate responses are provided to shareholders on a timely basis. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, shareholders wishing to normally communicate with the Board may send communications directly to: c/o ScripsAmerica, Inc., 77 McCullough Drive, New Castle, Delaware 19720, Attention:  Corporate Secretary.

Code of Ethics

On May 17, 2011, we adopted a code of ethics that applies to all of our directors, officers (including our chief executive officer and chief financial officer, and any person performing similar functions) and employees.  We have made our Code of Ethics available by filing it as Exhibit 14 to the registration statement on Form S-1 of which this prospectus is a part.

Section 16(a) Beneficial Reporting Compliance

Upon the effectiveness of the registration statement in which this prospectus is contained, our executive officers, directors and shareholders beneficially owning more than 10% of our common stock will be required under the Exchange Act to file reports of beneficial ownership of our common stock with the Securities and Exchange Commission.  Copies of those reports must also be furnished to us.  During the preceding twelve months, none of our executive officers, directors and shareholders beneficially owning more than 10% of our common stock were required to file such reports of beneficial ownership under the Exchange Act.

Committees

On May 24, 2011, the Board of Directors appointed Brian Anderson as Chairman and a member of the Audit Committee, and Drs. Joseph Camardo and Michael Imperiale as members of the Audit Committee.  Our Chief Financial Officer, Jeffrey Andrews, is an ex officio observer of the Audit Committee, in which he will not have any voting power on audit committee matters nor will he have any role in policy making in regard to audit committee matters.  Mr. Andrews presence on the Audit Committee is an observer role, in which Mr. Andrews makes himself available to answer any questions the Audit Committee may have regarding ScripsAmerica, such as its finances, its operations and accounting matters.  Mr. Andrews does not directly or indirectly participate in the functions of the Audit Committee.  The Audit Committee reviews the scope and results of the Company's financial statements conducted by the Company's independent auditors.  The Committee also reviews the scope of other services provided by the Company's independent auditors, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, and auditing and financial controls.  The Committee makes recommendations to the Board of Directors on the engagement of the independent auditors, as well as other matters that may come before it or as directed by the Board of Directors.  Our Board of Directors has determined that Mr. Anderson is an “audit committee financial expert” within the applicable definition of the Securities and Exchange Commission.  Each of Mr. Brenan, Dr. Camardo and Dr. Imperiale qualifies as an independent director under Rule 10A-3 of the Securities Exchange Act of 1934 and as defined in Nasdaq Marketplace Rule 4200(15).

On May 24, 2011, the Board of Directors appointed Brian Ettinger, Andrius Pranskevicius and Robert Schneiderman, our Chief Executive Officer, as members of the Compensation Committee.  In addition, Mr. Ettinger was also appointed as Chairman of the Compensation Committee.    The Compensation Committee makes decisions concerning matters of executive compensation; administers the Company's executive incentive plans; reviews compensation plans, programs and policies; and monitors the performance and compensation of executive officers.  The goal of our Board of Directors executive compensation policy is to ensure that an appropriate relationship exists between executive compensation and the creation of stockholder value, while at the same time attracting, motivating and retaining senior management.  Each of Messrs. Ettinger and Pranskevicius qualify as independent directors under Rule 10A-3 of the Securities Exchange Act of 1934 and as defined in Nasdaq Marketplace Rule 4200(15).

On May 24, 2011, the Board of Directors appointed Richard C. Fox, our outside general counsel, Steve Urbanski, Dr. Joseph Camardo and Dr. Michael Imperiale to the Nominating Committee.  The Nominating Committee participates in identifying qualified individuals to become directors and determining the composition of the Board and its committees.  In addition, the Committee reviews and recommends to the Board of Directors proposed changes to the Company’s Certificate of Incorporation and By-Laws.  In consultation with the Chairman of the Board, the committee periodically reviews, revises, interprets and confirms compliance with the Company’s corporate governance policies and corporate governance guidelines.  The committee recommends to the Board of Directors ways to enhance services to and improve communications and relations with the Company’s shareholders; and conducts, in consultation with the Chairman of the Board, an annual review of the Corporation’s Code of Ethics and Business Conduct.  Each of Dr. Camardo, Dr. Imperiale and Mr. Fox qualifies as an independent director under Rule 10A-3 of the Securities Exchange Act of 1934 and as defined in Nasdaq Marketplace Rule 4200(15).

Family Relationships

None of the directors, executive officers and key employees shares any familial relationship.

Independence of Directors

Messrs. Ettinger, Anderson and Pranskevicius and Drs. Camardo and Imperiale qualify as independent directors under Rule 10A-3 of the Securities Exchange Act of 1934 and as defined in Nasdaq Marketplace Rule 4200(15).

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws and our amended and restated certificate of incorporation. Our officers are appointed by our board of directors and hold office until removed by the board.

Our officers and directors have not filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officer during the years ended December 31, 2010, and 2009 in all capacities for the accounts of our executive, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	All Other Compensation ($)		Total ($)
Robert Schneiderman	2010	--	--	--		--	$8,500	(1)	$8,500
Chief Executive Officer	2009	--	--	--		--	--		--

Jeffrey Andrews (2)	2010		--	$50,000	(3)	--	$8,500	(2)	$58,500
Chief Financial Officer	2009	--	--	--		--	--		--
________________
(1)
Consists of consulting fees paid to Harry James Production DBA R S and Associates, a consulting firm owned by Mr. Schneiderman.  The consulting fees were for consulting services provided to the Company by R S and Associates.

(2)
Consists of (i) $8,500 in consulting fees paid to Powell Strategic Advisors, Inc., a financial consulting firm owned by Mr. Andrews, and (ii) 2,500,000 shares of common stock valued (on a post stock split basis) at $25,000.  See Note 12 in our audited financial statements for the years ended December 31, 2009 and 2010 on page F-23 of this prospectus, which sets forth the assumptions used for the valuation of the stock award to Mr. Andrews..

(3)
2,500,000 shares of common stock owned by Mr. Andrews are subject to forfeiture unless we acquire Marlex Pharmaceuticals by December 31, 2011, in which event the shares will vest. The Company does not have an agreement regarding the forfeiture or vesting for the grant of stock to Mr. Andrews.  Such vesting and forfeiture provisions were in a resolution adopted by our board of directors in June 2010.

Employment Agreements

We do not have any employment agreements with any of our executive officers.  In connection with our sale of shares of Series A Preferred Stock, our Chief Executive Officer and Chief Financial Officer each entered into a restrictive covenant agreement.  Under this agreement, these officers are subject to a five year non-compete and non-solicitation provision.  They are also subject to a confidentiality provision.  Lastly, under the restrictive covenant agreement, these officers assigned to us any and all inventions, developments and improvements developed by them and which are within the scope of our business (regardless of where and when invented, developed or improved).

Each of our executive officers works on a full time basis.

We paid our officers beginning in April 2011 as consulting fees.  In June 2011, upon recommendation of our board of directors, Mr. Schneiderman began to receive a monthly consulting fee of $10,000 and Mr. Andrews began to receive a monthly consulting fee of $15,000.  We expect that Messrs. Schneiderman and Andrews will enter into employment agreements with us by the end of 2011.

Outstanding Equity Awards at Year End

We currently do not have any equity compensation plans.  Except for 5,000,000 shares of our common stock we granted to our Chief Financial Officer, Jeffrey Andrews, in connection with his hiring, we have not made any equity awards to any of our officers or directors.  We do not have any outstanding options or other forms of equity compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jeffrey Andrews	-	-	-	-	-	2,500,000 (1)	$ 25,000	-	$ -

(1)
In June 2010, we issued 5,000,000 shares of our common stock (2,500,000 on a pre-stock split basis) to Mr. Jeffrey Andrews, our current chief financial officer, in lieu of compensation, for services rendered during the period of October 1, 2010 through March 31, 2011.   These shares were valued at $50,000 based upon the fair value on the grant date and as of December 31, 2010.   2,500,000 shares of common stock owned by Mr. Andrews are subject to forfeiture unless we acquire Marlex Pharmaceuticals by December 31, 2011, in which case the shares will vest.

Director Compensation

In June 2011, upon recommendation of the Compensation Committee of the board of directors, our board approved a compensation plan for our outside, or non-employee, directors.  Each outside director would receive 100,000 shares of restricted common stock for joining our board (effective retroactively for all directors).  Outside Directors will receive $1,000 and 4,000 shares of restricted common stock for each board meeting attended (in person or by telephonic means).  Additionally, each outside director who is a member of a committee will receive 4,000 shares of restricted stock for each committee meeting attended (in person or by telephonic means).  Our board of directors is required to meet four (4) times a year.  Our audit committee will meet at least four (4) times a year, and the Compensation Committee and the Nominating Committee will each meet at least twice a year.

Equity Compensation Plan Information

We currently do not have any equity compensation plans.  Except for 2,500,000 shares of our common stock we granted to our Chief Financial Officer, Jeffrey Andrews, in connection with his hiring, we have not made any equity awards to any of our officers or directors.  We do not have any outstanding options or other forms of equity compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 19, 2011, certain information concerning the beneficial ownership of our common stock, by (i) each person known by us to own beneficially five per cent (5%) or more of the outstanding shares of each class, (ii) each of our directors and executive officers, and (iii) all of our executive officers and directors as a group.

The number of shares beneficially owned by each 5% stockholder, director or executive officer is determined under the rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares that the individual or entity has the right to acquire within 60 days after September 19, 2011 through the exercise of any stock option, warrant or other right, or the conversion of any security.  Unless otherwise indicated, each person or entity has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name and Address(1)	Shares of Common Stock Beneficially Owned		Percent of Common Stock (2)

Robert Schneiderman	19, 960,000		38.4%
Steve Urbanski 503 Summit Court Virginia Beach, VA 23462	19, 960,000		38.4%
Jeffrey Andrews	5,080,000	(3)	9. 8%
Brian Ettinger	108,000-		*
Brian Anderson	108,000-		*
Dr. Michael Imperiale	108,000-		*
Andrius Pranskivicius	6,080,504	(4)	10.5%
Dr. Joseph Camardo	108,000-		*
All executive officers and directors as a group (7 persons)	31,560,504		54.4%
____________

*	Less than 1%.
(1)	The address for each named person, other than Mr. Steve Urbanski,, is c/o ScripsAmerica, Inc., 77 McCullough Drive, New Castle, Delaware 19720.
(2)
For each named person and group included in this table, percentage ownership of our common stock is calculated by dividing the number of shares of our common stock beneficially owned by such person or group by the sum of (a) 52,012,680 shares of our common stock outstanding as of September 19, 2011 and (b) the number of shares of our common stock that such person has the right to acquire within 60 days after September 19, 2011.

(3)
2,500,000 shares of common stock owned by Mr. Andrews are subject to forfeiture unless we acquire Marlex Pharmaceuticals by December 31, 2011, in which event the shares will vest. The Company does not have an agreement regarding the forfeiture or vesting for the grant of stock to Mr. Andrews.  Such vesting and forfeiture provisions were in a resolution adopted by our board of directors in June 2010.

(4)
Includes (a) 5,980,504 shares of common stock issuable upon the conversion of 2,990,252 shares of Series A Preferred Stock held by Development 72, LLC, a limited liability company owned by Mr. Pranskevicus, who is a member of our board of directors by virtue of being nominated to the board by the Series A Preferred Stock pursuant to our amended and restated articles of incorporation, and (b) 108,000 shares of common stock issued to Mr. Pranskivicius as compensation for his service on our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2010, we paid $8,500 in consultant fees to Harry James Production DBA R S and Associates, a consulting firm owned by Mr. Schneiderman, our Chief Executive Officer and a director, for financial consulting work.

In 2010, we paid $8,500 in consulting fees paid to Powell Strategic Advisors, Inc., a financial consulting firm owned by Mr. Andrews, our Chief Financial Officer, for financial consulting work.

On December 22, 2008, we entered into a loan agreement with Steve Urbanski, a stockholder, who was at that time also one of our officers, in the amount of $6,500. The loan bears no interest and is payable on demand. On March 15, 2009, we amended the loan agreement to increase the amount to $7,300. On August 31, 2010, we amended the loan agreement with Mr. Urbanski to increase the amount to $9,000. As of June 30, 2011 and December 31, 2010 and 2009, the outstanding balance was $9,000, $9,000 and $7,300, respectively.  On August 8, 2011, Mr. Urbanski resigned from our board of directors and as our Executive Vice President.

During the year ended 2010, we issued one year promissory notes aggregating $60,000, which notes consist of $40,000 issued to our Chief Executive Officer and $20,000 issued to Harry James Production DBA R S and Associates, a company owned by our Chief Executive Officer.  These notes provide for monthly interest only payments of 2% of principal payable, at our option, in cash or in shares of our common stock (based on a valuation of $0.50 per share). Upon maturity, outstanding principal is payable and may be converted to common stock of the Company at $0.50 per share at the option of the lenders. The notes can be extended by mutual consent of the note holder and us.  These notes mature at various times from May 2011 to December 2011. Interest charged to operations on these promissory notes was $360 and $300 for the three months ended March 31, 2011 and 2010 and $6,397 for the year ended December 31, 2010.

On February 28, 2011, we issued one year promissory notes aggregating $20,000, which notes consist of $10,000 issued to our Chief Executive Officer and $10,000 issued to Harry James Production DBA R S and Associates a company owned by our Chief Executive Officer.  These notes provide for monthly interest only payments of 2% of principal payable, at our option, in cash or in shares of our common stock (based on a valuation of $0.50 per share). Upon maturity, outstanding principal is payable and may be converted to common stock of the Company at $0.50 per share at the option of the lenders. The notes can be extended by mutual consent of the note holder and us.  These notes mature on February 27, 2012.

During 2008, we entered into revolving loan agreements with JBS Capital, Inc. (“JBS”) and its wholly-owned subsidiary, Verbena Pharmaceuticals, Inc. (“Verbena”).  The agreement with JBS provided available credit of $30,000, bearing interest at 5.00% per annum on the outstanding principal.   The agreement with Verbena provided available credit of $100,000. On June 30, 2009, the agreement with Verbena was amended to provide available credit of $225,000, bearing interest at 5.00% per annum on the outstanding principal. Outstanding principal and accrued interest is to be repaid in full upon the earlier of the completion of a merger or December 31, 2010.  At June 30, 2011, the balance outstanding under these agreements was $21,200.  At the end of fiscal 2009, the Company took a reserve against this loan as a loss.  Robert Schneiderman, our CEO and one of our directors, and  Mr. Steve Urbanski, who resigned as our Executive Vice President and one of our directors on August 8, 2011, are the sole stockholders of JBS.  Messrs. Urbanski and Schneiderman were also officers of JBS and were involved in managing the operations of JBS; however, the business of JBS was not successful and it was shut down and JBS was dissolved in January 2011.  The loans to JBS and Verbena were made when we were exploring the possibility of a merger with Verbena, a non-trading public shell company.

During 2010, we issued 5,000,000 shares of our common stock (2,500,000 on a pre-stock split basis) to Mr. Jeffrey Andrews, our current chief financial officer, in lieu of compensation, for services rendered during the period of October 1, 2010 through March 31, 2011.  These shares were valued at $50,000 based upon the fair value on the grant date..  A $25,000 charge was recognized as stock based compensation for the year ended December 31, 2010 and the balance of $25,000 is included in prepaid expenses and other current assets as of December 31, 2010, and will be amortized in 2011.   2,500,000 shares of common stock owned by Mr. Andrews are subject to forfeiture unless we acquire Marlex Pharmaceuticals by December 31, 2011, in which case the shares will vest. The Company does not have an agreement regarding the forfeiture or vesting for the grant of stock to Mr. Andrews.  Such vesting and forfeiture provisions were in a resolution adopted by our board of directors in June 2010.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Amended and Restated Certificate of Incorporation incorporates certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors.  The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty,  including  gross  negligence, except in circumstances involving certain wrongful acts, such as the breach of a Director's  duty of  loyalty  or acts or  omissions  which  involve  intentional misconduct or a knowing  violation of law.  These provisions do not eliminate a Director's duty of care. Moreover, the provisions do not apply to claims against a Director for violations of certain laws, including federal securities laws.

Our Amended and Restated Certificate of Incorporation also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware.  These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from Directors.  We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions,  or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SCRIPSAMERICA, INC.

5,229,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of This Prospectus Is: _______ __, 2011

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item. 13 Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$121.42
Transfer Agent Fees	$0
Accounting fees and expenses	$16,000
Legal fees and expenses	$40,000
Blue Sky fees and expenses	$0
Miscellaneous	$1,500
Total	$57,621.42

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item. 14 Indemnification of Directors and Officers.

ScripsAmerica, Inc.’s Amended and Restated Certificate of Incorporation contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware.  These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors.  ScripsAmerica believes that these provisions will assist ScripsAmerica in attracting or retaining qualified individuals to serve as directors.

The Amended and Restated and the Amended Bylaws of the Registrant provide that the Registrant shall indemnify its officers, directors and certain others to the fullest extent permitted by the General Corporation Law of Delaware (“DGCL”). Section 145 of the DGCL provides that the Registrant, as a Delaware corporation, is empowered, subject to certain procedures and limitations, to indemnify any person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (including a derivative action) in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant (each, an “Indemnitee”); provided that the right of an Indemnitee to receive indemnification is subject to the following limitations: (i) an Indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an Indemnitee is not entitled to indemnification in the event that he is judged to be liable to the Company (unless and only to the extent that the court determines that the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Pursuant to Section 145 of the DGCL, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

In accordance with Section 102(b)(7) of the DGCL, the Certificate of Incorporation of the Registrant eliminates personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director, with certain limited exceptions set forth in Section 102(b) (7) of the DGCL.

The Registrant has entered into an indemnification agreement with the director elected by the holder of the Series A Preferred Stock.  The terms of the agreement require that the Registrant maintain a minimum level of insurance coverage for claims against officers and directors and that the Registrant indemnify the Series A director against claims against them that arise in their service on behalf of the Registrant.

Item. 15 Recent Sales of Unregistered Securities.

We were incorporated in the State of Delaware on May 12, 2008.  On August 14, 2008 our two founders, Mr. Robert Schneiderman, our CEO and a director, and Mr. Steve Urbanski, who was at the time our  Executive Vice President, and two initial investors subscribed for an aggregate of 40,000,000 shares of our common stock for a total purchase price of $2,000.  Mr. Urbanski resigned as our officer and director on August 8, 2011. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).  These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.  The recipients of the shares were accredited investors and acknowledged the restricted nature of the shares they acquired.  Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

In September and October 2008, we issued an aggregate of 771,600 shares of our common stock to five (5) investors for a total purchase price $192,900.  These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.  The recipients of the shares were accredited investors and acknowledged the restricted nature of the shares they acquired.  Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

In April 2011, the Company sold 5,200,000 shares of its common stock to four purchasers for an aggregate purchase price of $176,000.  Each of the purchasers was a corporation formed outside of the United States with a business address located outside of the United States. This transaction was exempt from the registration provisions of the Securities Act pursuant to Regulation S as an offshore transaction with non-U.S. persons (as such term is defined in Rule 902 of Regulation S). As of September 19, 2011, the Company has received $5,200 toward the purchase price of $176,000.  The Company expects to receive the remaining balance cash for these shares within the next six months.

In May 2011, the Company sold 28,000 shares of its common stock to 56 purchasers for an aggregate purchase price of $5, 600.  Each of the purchasers was a non-U.S. citizen with a residence address located outside of the United States. This transaction was exempt from the registration provisions of the Securities Act pursuant to Regulation S as an offshore transaction with non-U.S. persons (as such term is defined in Rule 902 of Regulation S).

From May 2010 through April 2011, we issued promissory notes in the aggregate principal amount of $794,000 to four (4) investors.   Of this amount, we issued promissory notes aggregating $50,000 to Robert Schneiderman, our Chief Executive Officer, and notes aggregating $30,000 to Harry James Production DBA R S and Associates a company owned by Mr. Schneiderman, our Chief Executive Officer.  The remaining promissory notes in the aggregate amount of $714,000 were issued to Jim and Joanne Speers ($514,000) and Leon Hurst ($200,000).   These notes provide for monthly interest only payments of 2% of principal payable, at the lenders’ our option, in cash or in shares of our common stock (based on a valuation of $0.50 per share). Upon maturity, outstanding principal is payable and may be converted to common stock of the Company at $0. 25 per share at the option of the lenders. The notes have a one (1) year term and mature at various dates from May 2011 through April 2012.  The convertible notes were issued to such investors in reliance on the exemption under Section 4(2) of the Securities Act.  The convertible notes qualified for exemption under Section 4(2) of the Securities Act since the issuances by us did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.  The recipients of the convertible notes were accredited investors and acknowledged the restricted nature of the notes they acquired.  Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

In November 2010, we issued 68,080 shares of our common stock to Jim and Joanne Speers and some of their family members in connection with the purchase by such investors of $300,000 in convertible notes from us (as described above).

The shares of common stock were issued to such investors in reliance on the exemption under Section 4(2) of the Securities Act.  The shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuances by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.  The recipients of the shares were accredited investors and acknowledged the restricted nature of the shares they acquired.  Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

In February 2011, we issued 100,000 shares to Jim and Joanne Speers in connection with the purchase by such investors of $200,000 in convertible notes from us (as described above).   The shares of common stock were issued to such investors in reliance on the exemption under Section 4(2) of the Securities Act.  The shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuances by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.  The recipients of the shares were accredited investors and acknowledged the restricted nature of the shares they acquired.  Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

In November 2010 and February 2011, we issued an aggregate of 50,000 shares of our common stock to Four Seasons Financial Group as fees for assistance provided to us in capital raising efforts, which assistance has been completed (and is no longer being provided).  These shares had a market value of $12,500 at the time of issuance, and they were issued in reliance on the exemption under Section 4(2) of the Securities Act. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.  Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

In December 2010, we issued to our Chief Financial Officer, Jeffrey Andrews, 2,500,000 shares of our common stock in lieu of salary and compensation for the period from October 1, 2010 to April 1, 2011 for his service as our Chief Financial Officer, which was valued at $25,000, and we sold 40,000 shares of common stock to Mr. Andrews for $10,000.  All of these shares were issued in reliance on the exemption under Section 4(2) of the Securities Act. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.  Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On June 4, 2011, the Company issued 100,000 shares of restricted common stock to Sarav Patel pursuant to a consulting agreement.  The shares were valued at $10,000, which valuation was determined by our board of directors.  Under the consulting agreement, Mr. Patel will assist the Company in developing our supply chain management business by introducing and promoting the Company with private sector out-patient surgery centers, hospitals and other health care facilities.

On June 6, 2011, the Company issued 50,000 shares of restricted common stock to Lincoln Associates, Inc. pursuant to a consulting agreement.  The shares were valued at $5,000, which valuation was determined by our board of directors. Under the consulting agreement, Lincoln Associates will assist the Company in developing our supply chain management business by introducing and promoting the Company with military out-patient surgery centers, military hospital and other health care facilities.

On July 21, 2011, the Company issued 104,000 shares of restricted common stock to Curing Capital, Inc. pursuant to a letter agreement.  Under the agreement, Curing Capital Inc. will assist the Company to raise up to $17,000,000 and to provide the Company with financial advisory services.

The shares of the Company’s common stock issued to Mr. Patel, Lincoln Associates and Curing Capital qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by the Company did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the offering, the size of the offering, the manner of the offering and the number of shares offered.

Item. 16 Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
3.1#	Amended and Restated Certificate of Incorporation.
3.2#	By-Laws.
5.1@	Opinion of Fox Law Offices, P.A.
10.1 ^^	Series A Preferred Stock Purchase Agreement, dated as of April 1, 2011, by and between ScripsAmerica, Inc. and Development 72, LLC.
10.2#	Investors’ Rights Agreement, dated as of April 1, 2011, by and between ScripsAmerica, Inc. and Development 72, LLC.
10.3#	Right of First Refusal and Co-Sale Agreement, dated as of April 1, 2011, by and among ScripsAmerica, Inc., Development 72, LLC, Robert Schneiderman, Jeffrey Andrews and Steve Urbanski.
10.4#	Form of Indemnification Agreement by and between ScripsAmerica and each member of its board of directors.
10.5#	Form of Restrictive Covenant Agreement by and between ScripsAmerica and each of its officers and directors.
10.6#	Product Development, Manufacturing and Supply Agreement, entered into as of March 1, 2010, between ScripsAmerica, Inc. and Marlex Pharmaceuticals, Inc.
10.7#	Form of Private Placement Subscription Agreement.
10.8#	Form of Promissory Note.
10.9@	Consulting Agreement, dated April 1, 2011, by and between Artemis and ScripsAmerica.
10.10@	Services Agreement, dated November 23, 2010, by and between Clementi & Associates Ltd. and ScripsAmerica.
10.11#	Factoring and Security Agreement with United Capital Factoring.
10.12#	Form of Regulation S Subscription Agreement (April 2011).
10.13#	Form of Regulation S Subscription Agreement (May 2011).
10.14@	Independent Consulting Agreement, made June 4, 2011, by and between ScripsAmerica and Sarav Patel
10.15@	Independent Consulting Agreement, made June 6, 2011, by and between ScripsAmerica and Lincoln Associates, Inc.
10.16@	Service Agreement, dated January 1, 2010, by and between ScripsAmerica and Marlex Pharmaceuticals,Inc.
10.17 ^^	Letter Agreement, dated July 21, 2011, by and between ScripsAmerica and Curing Capital Inc.
10.18+++	Material terms of oral loan agreement with Marlex Pharmaceuticals, Inc.
14.1#	ScripsAmerica Code of Conduct.
23.1*	Consent of Raich Ende Malter & Co. LLP
23.2#	Consent of Counsel, contained in Exhibit 5.1.

*Filed herewith
#Previously filed with the registration statement on Form S-1 filed on June 10, 2011.
@ Previously filed with the amendment no. 1 to the registration statement on Form S-1 filed on August 23, 2011.
^^  Previously filed with the amendment no. 2 to the registration statement on Form S-1 filed on September 26, 2011.
+++  Previously filed with the amendment no. 3 to the registration statement on Form S-1 filed on October 20, 2011.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.                                 To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.                                 To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.                                To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.                                 Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Castle, State of Delaware on  November 9 , 2011.

SCRIPSAMERICA, INC.

By:	/s/ Robert Schneiderman
Robert Schneiderman
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Robert Schneiderman	Chief Executive Officer and Director	November 9, 2011
Robert Schneiderman	(Principal Executive Officer)

/s/ Jeffrey Andrews	Chief Financial Officer	November 9, 2011
Jeffrey Andrews	(Principal Financial and Accounting Officer)

/s/ Brian Ettinger *	Chairman of the Board and Director	November 9, 2011
Brian Ettinger

/s/ Brian Anderson *	Director	November 9, 2011
Brian Anderson

/s/ Joseph Camardo *	Director	November 9, 2011
Joseph Camardo

/s/ Michael Impreiale *	Director	November 9, 2011
Michael Imperiale

/s/ Andrius Pranskevicius *	Director	November 9, 2011
Andrius Pranskevicius

*By: /s/ Robert Schneiderman		November 9, 2011
Robert Schneiderman, Attorney-in-fact